As filed with the Securities and Exchange Commission on April 28, 2008        Registration No. 333-142432

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
ON
FORM S-1
TO
FORM SB-2/A
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Velcera, Inc.
(Exact name of registrant as specified in its charter)

Delaware	6770	20-3327015
(State or other jurisdiction of	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer
Incorporation or organization)		Identification No.)

	777 Township Line Road, Suite 170 Yardley, Pennsylvania 19067 (267) 757-3600
(Address and telephone number of principal executive offices and principal place of business)

Mr. Dennis F. Steadman Chief Executive Officer Velcera, Inc. 777 Township Line Road, Suite 170 Telephone: (267) 757-3600 Facsimile: (267) 757-3601 (Name and address of agent for service)	Copies to: William M. Mower, Esq. Maslon Edelman Borman & Brand, LLP 90 South 7th Street, Suite 3300 Minneapolis, Minnesota 55402 Telephone: (612) 672-8200 Facsimile: (612) 642-8358

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as shall be determined by the selling stockholders identified herein.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

* Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☐	Smaller reporting company	☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement, file no. 333-142432, is filed to incorporate our 2007 Annual Report on Form 10-KSB, for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission on March 26, 2008, which includes, without limitation, information with respect to our business, properties, legal proceedings, certain stockholder matters, financial statements, selected financial data, management’s discussion and analysis of financial condition and results of operations, dividend policy, and quantitative and qualitative disclosures about market risks.

The information in this prospectus is preliminary and incomplete and may be changed. Securities included in the registration statement of which this prospectus is a part may not be sold until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

OFFERING PROSPECTUS
Subject to completion, dated April 28, 2008

Velcera, Inc.

11,071,663 Shares
Common Stock

The selling stockholders identified on pages 48-63 of this prospectus are offering on a resale basis a total of 11,071,663 shares of our common stock, including 8,089,338 shares of our common stock and 2,982,325 shares issuable upon the exercise of outstanding warrants. We will not receive any proceeds from the sale of these shares by the selling stockholders.

Our common stock trades on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “VLCR.OB.” On April 15, 2008, the last sales price for our common stock as reported on the OTCBB was $0.60.

The securities offered by this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined that this prospectus is truthful or complete. A representation to the contrary is a criminal offense.

The date of this Prospectus is April 28, 2008.

Table of Contents

PROSPECTUS SUMMARY	3
RISK FACTORS	10
NOTE REGARDING FORWARD-LOOKING STATEMENTS	20
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS	20
BUSINESS	20
MANAGEMENT	31
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS	43
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	45
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	45
USE OF PROCEEDS	48
DETERMINATION OF OFFERING PRICE	48
SELLING STOCKHOLDERS	48
PLAN OF DISTRIBUTION	64
DESCRIPTION OF CAPITAL STOCK	66
DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	66
ABOUT THIS PROSPECTUS	67
WHERE YOU CAN FIND MORE INFORMATION	67
VALIDITY OF COMMON STOCK	67
EXPERTS	67
FINANCIAL STATEMENTS	F-1

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that is important to you. Accordingly, you are urged to carefully review this prospectus in its entirety, including the risks of investing in our securities discussed under the caption “Risk Factors” and the financial statements and other information that is incorporated by reference into this prospectus before making an investment decision. All references in this prospectus to “Velcera,” “Company”, “we,” “us” and “our” refer to Velcera, Inc.

Company Overview

General

We are a development-stage specialty pharmaceutical company focused on the acquisition, development and commercialization of pharmaceutical products for the pet health market. We have licensed a patented drug delivery system, Promist™, with superior convenience, compliance, and pharmacokinetic advantages that benefit pets and their owners. Promist delivery provides a metered dose liquid mist to the inside of the mouth for systemic absorption of the drug. The convenience of Promist has the potential to increase compliance and improve pet health as owners avoid the challenge of getting pets to swallow pills. We recently created a wholly-owned subsidiary for the exploration and development of non-Promist pet health products, including parasiticides for dogs and cats.

Corporate History

We were incorporated in Delaware in September of 2002. On February 27, 2007, we were recapitalized when Denali Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Denali Sciences, Inc., a Delaware corporation, merged with and into us and we became a wholly-owned subsidiary of Denali Sciences, Inc., which will, on a pre-merger basis, hereinafter be referred to as “Denali”. In accordance with the terms of the recapitalization, our outstanding common stock automatically converted into the same number shares of Denali common stock. On February 27, 2007 and immediately following the recapitalization described above, we completed a short-form merger with Denali, whereby we merged with and into Denali, and changed our name to “Velcera, Inc.” For accounting purposes, the transaction has been accounted for as an acquisition of Denali and a recapitalization of Velcera with Velcera as the surviving company. This transaction is referred to throughout this document as the “Recapitalization”.

In February of 2008, the Company created a wholly-owned subsidiary, Fidopharm, Inc., a Delaware corporation.

Until August 26, 2007, our executive offices were located at 201 Corporate Drive, Langhorne, Pennsylvania 19047-8007. On August 27, 2007 we moved into new offices at 777 Township Line Road, Suite 170, Yardley, PA 19067. Our new telephone number is (267) 757-3600. Our website is www.velcera.com. None of the information on our internet site is part of this prospectus.

Market Opportunity

The Pet Product Manufacturers Association estimates U.S. consumers spending on pets will be in excess of $40 billion in 2007 and Animal Pharm estimates the global animal health market, which includes vaccines, antibacterials, pain medication, parasiticides, etc. was more than $18 billion in 2006. In addition, Marketresearch.com has indicated that pet spending has tripled for households with incomes of $70,000 during the period 1995-2005 and the spending on convenience product lines grew 20% from 2005 to 2006 alone. A significant influence on the growth in these numbers has been the “humanization” of pets where, according to USA Today, 69% of owners believe that pets are members of the family.

We believe that the consumers’ drive to humanize pets and the growth in convenience-based product lines indicate a significant customer trend towards convenience in caring for these “family members.” The market for pet medications is primarily focused on delivering drugs in the form of a tablet in the case of oral medications, and as topical ‘spot on’ form in the case of topical or external products. For oral medications, the act of pilling an animal can be extremely difficult for both the pet and the owner; plus some animals are adept at hiding the tablets and disposing of them thereby reducing compliance. Other novel drug delivery systems which are effective for use in humans have limited applicability in pet health. For example, transdermal patches may have limited use due to the hair of the animal and we believe it would be difficult, if not impossible, to use inhalers for the treatment of animals.

Our first Promist™ product, VEL504 with Promist™ has an active ingredient which is approved for use in dogs in all major country markets in the $320 million pain management therapeutic category. We believe that the primary benefits derived from the use of our product will be convenience (since the product primarily would be used daily in the treatment of osteoarthritis in canines) and compliance (since there is nothing for the animal to swallow or spit out).

Our second Promist™ product, VEL502 with Promist™ is for use in the treatment of pruritus associated with canine allergies. Canine allergy is one of the most common complaints of dog owners and manifests itself in the form of a skin irritation which causes the animal to scratch (pruritus). Scratching can range from moderate to severe and can cause irritation, hair loss, bleeding, infection and can keep owners awake at night. Canine allergy is a complex disease with many underlying causes and current therapy involves various combinations of treatments depending on the severity. Currently, the most common treatment methods call for a long term regimen of immunosuppressants, such as steroids which can have significant side effects. We believe VEL502 is addressing a significant unmet need in canine health and has the potential to be administered to up to 1 million dogs per year.

The parasiticide market had a value of approximately $3.3 billion, world wide in 2005, making it the single most valuable sector within the animal health market and therefore probably the most competitive. Dogs and cats face challenges from a range of both internal and external parasites. Even modest parasite populations can affect the condition and well being of host animals while, left unchecked, some parasites can eventually cause severe health problems and even death. Effective parasite control is essential to the health and welfare of pets. Broad categories of internal parasites include intestinal nematodes, tapeworms, heartworms, lungworms and protozoa. Broad categories of external parasites include fleas, ticks, mites and lice.

Company Strategy

Our primary business strategy is to create new and/or improved pet medicines from existing active ingredients in human or animal health that are patent protected and/or differentiated and creatively marketed to effectively and efficiently reach veterinarians and pet-owners.

We are developing new and novel pet medicines based upon our patented oral mucosal drug delivery technology, Promist™. We also believe that existing medications may be made more convenient and effective by the use of this technology. It has been our strategy to identify those potential active ingredients, formulate them into an acceptable, effective product and perform laboratory and clinical studies to show efficacy. After proof of concept, our goal is to initiate development programs and at an appropriate value inflection point plan to negotiate and enter into development and/or commercialization agreements with animal health companies in order to bring the finished product to market. Currently, we are focusing resources on our first two Promist™ products to maximize the value of these products to potential license partners and shareholders in the near term.

We are also exploring opportunities beyond the use of Promist™ and have created a subsidiary to evaluate a broader range of potential pet health product candidates. These include parasiticides for dogs and cats, currently the largest product segment in pet health. At this early stage we have identified potential candidates for further investigation. We have met with the regulatory agency responsible for approving these products which has provided insight into the potential regulatory pathways for one potential product candidate. Due its overall market size, we intend to focus more resources in the coming periods in order to develop potential product candidates for the parasiticide market that we expect can increase shareholder value.

Products and Technology

Promist™

Our Promist™ delivery technology is not currently offered commercially in veterinary medicine. With the application of a fine mist to the oral mucosa, the Promist™ delivery technology allows a given drug to enter the systemic blood stream. The benefits of this delivery over conventional ingested forms are: (a) unique pharmacokinetic characteristics of speed of absorption as well as increased drug bioavailability due to avoidance of the ‘first-pass’ liver metabolism, (b) convenience of dosing with no need for the ‘patient’ to swallow, (c) confidence of dosing with nothing to be spit-out or expelled, (d) potential for improved side affects by the avoidance of the gastrointestinal system, and (e) extended product lifecycle via patented, novel delivery. The pharmacokinetic characteristics of a Promist™-based product are also dependent upon the drug chosen. For some medications the Promist™ technology can deliver the same total drug exposure/bioavailability with less active ingredient by avoiding the gastrointestinal system and the first-pass liver metabolism. This may make a previously unusable drug viable. Reducing the requirement for active ingredient can also reduce the manufacturing costs of the medication. Promist™ technology offers the potential for lower dosing to achieve the same therapeutic effect.

Our plans are to develop these new patent-protected pharmaceutical products via potentially three sources:

1)	Application of the Promist technology to improve the convenience and assuredness of administration of currently approved pet drugs in traditional forms by tablet, liquid or injectable;
2)	Application of the Promist technology to approved human health drugs that are not yet approved for veterinary use; and
3)	Application of the Promist technology to new, yet to be approved drugs that are in the research pipelines of major pharmaceutical companies.

We are currently developing two Promist products, which are summarized below.

1.    VEL-504 with PromistTM

We have introduced our first PromistTM-based pharmaceutical product into full development using an active ingredient referred to as VEL504. This active ingredient is approved for use in dogs in all major country markets in the pain management therapeutic category. VEL504 in the Promist™ form is expected to show bioequivalence to the approved pioneer product which has been shown to be safe and effective in the major pet markets of North America and Europe. Because canine pain management products require daily dosing, the improved convenience of Promist™ delivery is anticipated to be the primary advantage of VEL504 over other products in the category.

A product formulation has been selected, clinical supplies have been manufactured under GMP conditions and a contract manufacturer has been selected for international markets. Regulatory plans have been established and meetings have been held with the regulatory authorities in the United States, the European Union, Australia and New Zealand. Because VEL504 is expected to show bioequivalence with the commercial pioneer product, the regulatory hurdles may be reduced in some countries.

Effective May 29, 2007, we entered into an exclusive License and Development Agreement with Novartis Animal Health, Inc. (“Novartis”). Pursuant to the agreement, we granted to Novartis a royalty-bearing worldwide exclusive right to finish the development and commercialize VEL504 for pets. In connection with the agreement, we have received certain upfront license fees from Novartis, a portion of which were subject to forfeiture in the event of termination by either party as specified under the agreement. Under the agreement, we were also entitled to receive from Novartis certain milestone payments upon the occurrence of certain events and royalties based on sales of the product.

On September 28 and October 3, 2007, the Company was notified by Novartis that Novartis was temporarily suspending its U.S. field study for VEL504 due to issues concerning the quality of VEL504 product received from a third party manufacturer. Novartis reported that other studies being conducted by Novartis concerning this product continued subject to review.

On December 13, 2007, the Company and Novartis entered into a letter agreement pursuant to which Novartis discontinued all work on the present product formulation and had until March 31, 2008 to propose an alternative development plan which was subject to the Company’s approval. The Company and Novartis agreed to discontinue the U.S. clinical study, but to continue the various animal laboratory studies that were underway.

On March 5, 2008 we received a notice from Novartis that it was terminating the License and Development Agreement. Pursuant to such termination notice, all development work on VEL504 by Novartis has ceased and the product and related data will be returned to us. Novartis agreed to work with us to ensure orderly transfer of all data to Velcera. We continue to believe that based upon current data the formulation of Promist™ VEL504 is expected to be safe, effective and stable and can move forward through development to registration. We are now implementing plans to maximize the value of the VEL504 product. This includes resuming direct contact with the Food and Drug Administration (the”FDA”) and other regulatory authorities as well as meeting with other potential licensing partners.

2.    VEL-502 PromistTM

Our second planned product to be delivered by PromistTM technology contains an approved human drug referred to as VEL502, for use in treating allergic atopic dermatitis in dogs. VEL502 is approved for human use, but has shown only marginal effectiveness in dogs in conventional tablet form. We have identified the canine allergic atopic dermatitis market as a major unmet need in vet medicine that could potentially be served with a new product based upon a human health allergy drug in a Promist™ form that avoids first-pass liver metabolism.

When VEL502 is administered via PromistTM, the pharmacokinetic profile achieved has been found to be superior to that achieved following tablet administration at the same dose. Delivery with Promist™ technology resulted in total drug exposure which was approximately thirty times greater than with a tablet. The results of this study demonstrate that using PromistTM technology may significantly alter the plasma profile of VEL502.

We have conducted two pilot field efficacy trials with VEL502 with PromistTM in client-owned dogs under an FDA Investigational New Animal Drug (“INAD”) filing. The first trial was for 28 days in a non-blinded design. The favorable results of this trial led Velcera to conduct a second trial for 35 days in a blinded, placebo-controlled design. The results of the clinical trials indicate that VEL502 administered via PromistTM is effective in controlling pruritus in allergic dogs for a clinically significant period. It also suggests that there may be a portion of dogs with allergies where periodic concomitant therapy may be beneficial depending on the severity of the allergic condition and the degree of allergen exposure to each individual dog. VEL502 Promist™ has been entered into a formulation development program.

In January 2008, we announced the results of two studies. The first study reported was a non-pivotal acute safety trial, which resulted in no reported adverse events associated with VEL502 with Promist™ when administered at three and five times the projected dose. The second study reported was a double-blind, placebo-controlled pilot clinical study that evaluated VEL502 when administered after an initial one-week treatment with steroid. Results from this study did not demonstrate a statistical difference between the treatment and placebo groups. These data differed from the results of a prior double-blind, placebo controlled pilot clinical study which showed a statistically valid treatment effect with VEL502 using two weeks of initial steroid treatment. Based on the results of VEL502 from the previous study, we plan to initiate a confirmatory clinical study in the second quarter of 2008 employing the initial two-week steroid treatment protocol.

Currently, we are focusing resources on our first two Promist products to maximize the value of these products to potential license partners and shareholders in the near term.

Parasiticide

Due to the size of the market, which represents nearly 20% of the animal health market, we have targeted parasiticides as a significant business opportunity for the Company. As we are also exploring opportunities beyond the use of Promist™, we have created a subsidiary to evaluate these non-Promist™ potential pet product candidates. These include parasiticides for dogs and cats, currently the largest pharmaceutical segment in pet health. At this early stage we have identified potential candidates for further investigation. We have met with the regulatory agency responsible for approving these products which has provided insight into the potential regulatory pathways for one potential product candidate. Due to its overall market size, we intend to focus more resources in the coming periods in order to develop potential product candidates for the parasiticide market that we expect can increase shareholder value.

Recapitalization

Pursuant to the merger agreement dated January 30, 2007, Denali Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Denali merged with and into us, and we survived as a wholly owned operating subsidiary of Denali. On February 27, 2007 and immediately following the Recapitalization, we completed a short-form merger with Denali, whereby we merged with and into Denali, and changed our name to “Velcera, Inc.” In accordance with the merger agreement, our stockholders received an aggregate of 12,037,856 shares of Denali common stock. Upon completion of the Recapitalization and a redemption of shares of Denali common stock outstanding prior to the Recapitalization (as referenced below under the caption “Redemption Agreement”), Velcera stockholders prior to the Recapitalization held approximately 100% of the outstanding Denali common stock. In addition, Denali assumed all of the rights and obligations relating to all other securities convertible into and exercisable for shares of pre-recapitalization Velcera common stock outstanding immediately prior to the Recapitalization, which constituted, on a fully-diluted basis, the rights to acquire an aggregate 3,390,955 shares of Denali common stock.  For accounting purposes, the transaction has been accounted for as an acquisition of Denali and a recapitalization of Velcera. The historical financial statements presented are those of Velcera as a combined entity with Denali as of the date of the Recapitalization. The net assets and liabilities have been included in the balance sheet at their book values. No intangibles were recorded as part of the transaction.

As a condition to the Recapitalization, we and Denali entered into an indemnity agreement dated February 26, 2007 with Denali’s sole director, Timothy M. Hofer, pursuant to which we and Denali agreed to indemnify Mr. Hofer for actions taken in his official capacity relating to the consideration, approval and consummation of the Recapitalization.

On February 27, 2007, we changed our name from Denali Sciences, Inc. to Velcera, Inc.

Redemption

Immediately following the effective time of the Recapitalization and pursuant to the terms of the merger agreement, Denali redeemed 123,060 shares of common stock held by various stockholders of Denali in exchange for approximately $50,000. Following the redemption, 1,940 shares of Denali common stock held prior to the Recapitalization remained issued and outstanding.

Private Placement Offering

On February 27, 2006, immediately prior to the Recapitalization, we completed a private placement offering of 5,346,699 units at a price per unit of $1.87, each unit constituting 1 share of our common stock and a warrant to purchase one-half of a share of common stock at $1.87 per share, in consideration of gross proceeds of $9,998,327.13. Accordingly, we issued 5,346,699 shares of our common stock to investors in the offering. Maxim Group, LLC, a NASD registered broker-dealer, acted as placement agent in the offering. The placement agent received a placement fee of $699,883.27 and was issued a five-year warrant to purchase 106,933 shares of our common stock at an exercise price of $2.06 per share. The value of the warrants, which was determined using the Black-Sholes option pricing model, was approximately $113,250. The model assumed a risk-free interest rate of 4.46%, a five-year term and stock volatility of 65.73%. Reimbursable expenses of the placement agent were $50,000.

Changes in Board of Directors and Executive Officers

At the effective time of the Recapitalization, our board of directors was reconstituted by the appointment of Dr. John M. Preston, Peter M. Kash, Stephen C. Rocamboli, Dennis F. Steadman, Joshua A. Kazam, Kevin R. Vasquez, and Dr. Jason Stein as directors (all of whom were directors of Velcera Pharmaceuticals, Inc. immediately prior to the Recapitalization), and the resignation of Timothy M. Hofer from his role as our sole director. Our executive management team was also reconstituted following Jay Lobell’s resignation from his positions as Chief Executive Officer, President, and Secretary. Effective as of May 14, 2007, Velcera, Inc. appointed Matthew Hill as its Chief Financial Officer. John Knox, our former principal financial officer, will remain with us on a consulting basis while our back office operations are transferred to our headquarters. We will compensate Mr. Knox’s employer, Paramount BioCapital Investments, LLC, for the use of his services. On July 5, 2007, Mr. Kash and Mr. Rocamboli resigned from our board of directors. Mr. Rocamboli also resigned as our secretary as of that date. Effective July 5, 2007, our board of directors named Manya S. Deehr and Harold L. Zuber Jr. as directors to fill the vacancies created when Mr. Kash and Mr. Rocamboli resigned from the board. On March 18, 2008, Mr. Vasquez resigned from our board of directors and audit committee. Dr. Jason Stein was appointed to fill the vacancy created on the audit committee from Mr. Vasquez’s resignation.

Office Lease

On April 20, 2007, we entered into a 62-month lease of office space with 4,222 rentable square feet commencing in August 2007. Actual rents will depend in part on operating and utility expenses, with first year rent and operating expenses of $112,221. Under the lease, the rent increases by 3% annually.

Risk Factors

For a discussion of some of the risks you should consider before purchasing shares of our common stock, you are urged to carefully review and consider the section entitled “Risk Factors” beginning on page 10 of this prospectus.

The Offering

The selling stockholders identified on pages 48-63 of this prospectus are offering on a resale basis a total of 11,071,663 shares of our common stock, including 8,089,338 shares of our common stock and 2,982,325 shares issuable upon the exercise of outstanding warrants.

Common stock offered	11,071,663 shares

Common stock outstanding before the offering(1)	12,039,804 shares

Common stock outstanding after the offering(2)	15,022,129 shares

(1)  Based on the number of shares outstanding as of April 15, 2008.

(2) Assumes the issuance of all shares offered hereby that are issuable upon exercise of warrants.

Selected Financial Data

The following selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus, as well as our financial statements included elsewhere in this prospectus. The selected financial data as of and for the years ended December 31, 2007 and 2006 and for the period from September 24, 2002 (Inception) through December 31, 2007 are derived from Velcera, Inc.’s audited financial statements, which are included elsewhere in this prospectus. Our historical results are not necessarily indicative of results to be expected in any future period.

Statement of Operations Data:
	Year Ended December 31, 2007	Year Ended December 31, 2006	Period from September 24, 2002 (Inception) to December 31, 2007

Revenue	$1,414,886	$250,000	$1,664,886
Operating expenses:
Research and development	3,427,611	2,036,173	8,173,284
General and administrative	2,381,217	1,218,342	6,011,046
Total operating expenses	5,808,828	3, 254,515	14,184,330
Interest income, net	308,622	57,252	469,407
Net loss	$(4,085,320)	$(2,947,263)	$(12,050,037)
Basic and diluted net loss per common share	$(0.37)	$(0.50)

Weighted average common shares outstanding – basic and diluted	11,093,503	5,929,311

Balance Sheet Data:
	December 31, 2007	December 31, 2006

Cash and cash equivalents	$5,767,955	$367,245
Total current assets	6,097,423	381,870
Total assets	$6,188,746	$418,936

Total liabilities	$1,356,876	$954,568
Deficit accumulated during the development stage	(12,050,037)	(7,964,717)
Total stockholders’ equity (deficiency)	$4,831,870	$(535,632)

RISK FACTORS

An investment in our common stock is very risky. You may lose the entire amount of your investment. Prior to making an investment decision, you should carefully review this entire prospectus and consider the following risk factors:

Risks Relating to our Business

We currently have no product revenues and will need to raise additional capital to operate our business.

To date, we have generated no product revenues. Until, and if, we receive approval from the FDA, Environmental Protection Agency (“EPA”), or comparable regulatory authorities in other countries for our product candidates, we cannot sell our products and will not have product revenues. Therefore, for the foreseeable future, we will have to fund all of our operations and capital expenditures from cash on hand, licensing fees and grants.

We will need to seek additional sources of financing in the future, which may not be available on favorable terms, if at all. If we do not succeed in raising additional funds on acceptable terms, we may be unable to complete planned pre-clinical and clinical trials or obtain approval of our product candidates from the FDA, EPA, or comparable foreign regulatory authorities. In addition, we could be forced to discontinue product development, reduce or forego sales and marketing efforts and forego attractive business opportunities or cease operations. Any additional sources of financing will likely involve the issuance of our equity securities, which will have a dilutive effect on our stockholders.

We are not currently profitable and may never become profitable.

We have a history of losses and expect to incur substantial losses and negative operating cash flow for the foreseeable future, and we may never achieve or maintain profitability. For the year ended December 31, 2007 we had a net loss of $4,085,320 and negative cash flows from operating activities of $3,685,361. From inception to December 31, 2007, we have incurred an aggregate net loss of $12,050,037 and negative cash flows from operating activities of $9,777,659, primarily as a result of expenses incurred through a combination of research and development activities related to the various technologies under our control and expenses supporting those activities. Even if we succeed in developing and commercializing one or more of our product candidates, we expect to incur substantial losses for the foreseeable future and may never become profitable. We also expect to continue to incur significant operating and capital expenditures and anticipate that our expenses will increase substantially in the foreseeable future as we:

•	continue to undertake pre-clinical development and clinical trials for our product candidates;

•	seek regulatory approvals for our product candidates;

•	implement additional internal systems and infrastructure; and

•	hire additional personnel.

We also expect to experience negative cash flow for the foreseeable future as we fund our operating losses and capital expenditures. As a result, we will need to generate significant revenues in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. Our failure to achieve or maintain profitability, or an inability to obtain additional financing could negatively impact the value of our securities.

We have a limited operating history upon which to base an investment decision.

We are a development-stage company and have not demonstrated our ability to perform the functions necessary for the successful commercialization of any of our product candidates. The successful commercialization of our product candidates will require us to perform a variety of functions, including:

•	continuing to undertake pre-clinical development and clinical trials;

•	participating in regulatory approval processes;

•	formulating and manufacturing products; and

•	conducting sales and marketing activities.

Our operations have been limited to organizing and staffing our company, acquiring, developing and securing our proprietary technology and undertaking pre-clinical trials and clinical trials of our principal product candidates. These operations provide a limited basis for you to assess our ability to commercialize our product candidates.

We may not obtain the necessary United States or international regulatory approvals to commercialize our product candidates.

We will need FDA and/or EPA approval to commercialize our product candidates in the United States and approvals from the FDA equivalent regulatory authorities in foreign jurisdictions to commercialize our product candidates in those jurisdictions. In order to obtain regulatory approval of any of our product candidates, we must submit regulatory filings including scientific and technical data and information demonstrating that the product candidate is safe and effective for its intended use. This demonstration requires significant research and animal tests. Satisfaction of the regulatory requirements may take many years, depending upon the type, complexity and novelty of the product candidate and requires substantial resources for research, development and testing. We cannot predict whether our research and clinical approaches will result in drugs that the regulatory authorities consider safe and effective for indicated uses. The FDA, EPA and other regulatory authorities have substantial discretion in the product approval process and may require us to conduct additional pre-clinical and clinical testing or to perform post-marketing studies. The approval process may also be delayed by changes in government regulation, future legislation, administrative action or changes in regulatory authority policies and procedures that occur prior to or during our regulatory review. Delays in obtaining regulatory approvals may:

•	delay commercialization of, and our ability to derive product revenues from, our product candidates;

•	impose costly procedures on us; and

•	diminish any competitive advantages that we may otherwise enjoy.

Even if we comply with all FDA, EPA or other regulatory authority requests, these regulatory authorities may ultimately reject one or more of our products, New Animal Drug Applications or Abbreviated New Animal Drug Applications.

We cannot be sure that we will ever obtain regulatory clearance for our product candidates. Failure to obtain FDA, EPA or other regulatory authority approval of any of our product candidates may severely undermine our business by reducing our number of salable products and, therefore, corresponding product revenues. In foreign jurisdictions, we must receive approval from the appropriate regulatory authorities before we can commercialize our drugs. Foreign regulatory approval processes generally include all of the risks associated with the FDA or EPA approval procedures described above. We cannot assure you that we will receive the approvals necessary to commercialize our product candidates for sale outside the United States.

Our product candidates have not undergone clinical development.

Our intended product candidates have not yet completed clinical studies for safety and efficacy in the target animal species. We cannot predict with any certainty if or when we might submit regulatory filings for regulatory approval of our product candidates or whether such a regulatory filing will be approved. In the event we do not receive regulatory approval for any of our product candidates, we may be required to delay or terminate development of such product candidate.

Clinical trials are expensive, time-consuming and difficult to design and implement.

Clinical studies, even in animals (as opposed to humans) are expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. The clinical trial process is also time consuming. Furthermore, failure can occur at any stage of the trials, and we could encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed by several factors, including:

•	unforeseen safety issues;

•	determination of dosing issues;

•	lack of effectiveness during clinical trials;

•	inability to monitor animals adequately during or after treatment;

•	inability or unwillingness of medical investigators or laboratories to follow our study protocols;

•	inability to complete formulation process for selected compounds; and

•	interruption in clinical or commercial supply of selected compounds

The results of our clinical trials may not support our product candidate claims.

Even if our clinical trials are completed as planned, we cannot be certain that their results will support our anticipated product candidate claims. Positive results in early clinical trials do not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and pre-clinical testing. The clinical trial process may fail to demonstrate that our product candidates are safe and effective for indicated uses. This failure would cause us to abandon a product candidate and may delay development of other product candidates. Any delay in, or termination of, our laboratory, pre-clinical or clinical trials will delay the regulatory filing and, ultimately, our ability to commercialize our product candidates and generate product revenues.

We must make complicated decisions with respect to active ingredients, formulation technologies, delivery technologies and product candidates and those decisions may not prove correct.

We must make choices as to the active ingredients that we chose for development, inert ingredients in product formulations and delivery technologies (Promist™ or others) we utilize to develop products that will succeed chemically, biologically and in the marketplace. We may not make the correct choice of active ingredients that we chose for development, inert ingredients in product formulations and delivery technologies (Promist™ or others) to develop products and those choices may not be successful or accepted by the marketplace as we expected or at all. The regulatory approval processes may take longer and/or be more costly than anticipated. Funds required to bring our products to market may be more than anticipated or may not be available at all. We have limited experience in development of products and in regulatory matters and bringing such products to market; therefore, we may experience difficulties in making and executing these decisions.

Veterinarians, pet owners, and/or target animals may not accept or tolerate use of our active ingredients, formulations, delivery technologies or products.

Even if the regulatory authorities approve our product candidates, veterinarians, pet owners and target animals may not accept and use them. Acceptance and use of our products will depend upon a number of factors including:

•	perceptions by the veterinary community, pet owners and product distributors/outlets about the safety and effectiveness of our products;

•	performance of our products relative to competing products;

•	convenience of our products relative to competing products;

•	cost-effectiveness of our product relative to competing products; and

•	effectiveness of marketing and distribution efforts by us and/or our licensees and distributors, if any.

Because we expect sales of our current product candidates, if approved, to generate substantially all of our product revenues for the foreseeable future, the failure of any of these products to find market acceptance would harm our business and could require us to seek additional financing.

Our development programs depend upon third-party researchers who are outside of our control.

We depend upon independent laboratories, investigators and collaborators, such as contract research labs, universities and veterinary hospitals, to conduct our formulation, manufacturing process, pre-clinical and clinical trials under agreements with us. These collaborators are not our employees and we cannot control the amount, quality, or timing of resources that they devote to our programs. These independent collaborators may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If outside collaborators fail to devote sufficient time and resources to our product-development programs, or if their performance is substandard, the approval of our regulatory applications, if any, and our introduction of new products, if any, will be delayed. These collaborators may also have relationships with other commercial entities, some of whom may compete with us. If our collaborators assist our competitors at our expense, our competitive position would be harmed.

If we have any disagreement with NovaDel Pharma Inc. (“NovaDel”) regarding the terms of the License Agreement our business may be negatively impacted.

Our current PromistTM products under development are currently based on transmucosal oral mist drug technology that we licensed from NovaDel pursuant to the License and Development Agreement entered into with NovaDel on June 22, 2004 as amended to date. If there is any disagreement regarding the terms of the NovaDel license agreement, it may have a negative impact on our business by (a) requiring reallocation of resources from the development and commercialization of products to resolving any dispute with NovaDel, (b) reducing the potential strategic relationships available for the development and commercialization of pet health products, and/or (c) making some product candidates or sublicensing opportunities non-economical.

Dependence Upon Strategic Relationships.

Part of our strategic plan depends upon the development of strategic relationships with companies that will develop, manufacture, commercialize, or use products developed by the Company. Our prospects will be significantly affected by our ability to sublicense our technology and successfully develop strategic alliances with third parties for incorporation of our technology into products manufactured by others. Strategic alliances may require financial or other commitments by the Company. There can be no assurance that we will be able, for financial or other reasons, to enter into strategic alliances on commercially acceptable terms, or at all. Failure to do so would have a material adverse effect.

Necessity of Developing Solutions and Enhancements in a Timely and Effective Manner.

Because of the complexity of our products, internal quality assurance testing, chemical, biological and clinical testing may reveal product performance issues or desirable treatment enhancements that could lead us to postpone the release of our products. In addition, the reallocation of resources associated with any postponement could cause delays in the development and release of our other products in development. We may not be able to successfully complete the development of currently planned products in a timely and efficient manner. Any such failure or delay could harm our operating results.

We rely exclusively on third parties to formulate and manufacture our product candidates.

We have no experience in pet health product formulation, testing, or manufacturing and do not intend to establish our own manufacturing facilities. We lack the resources and expertise to formulate, test or manufacture our own product candidates. We had a signed agreement with Novartis for the development and commercialization of the VEL-504 product which was terminated on March 5, 2008. We currently have no contract for the manufacture of the VEL-502 product, nor for the potential parasiticide product candidate. We also do not have a warehousing and shipping agreement with any company who will supply, store and distribute product research supplies for clinical trials.  If any of our product candidates receive regulatory approval, we will rely on one or more third-party contractors to manufacture, store and ship our products. Our anticipated future reliance on a limited number of third-party manufacturing, storage and shipping companies exposes us to, among others, the following risks:

•
We may be unable to identify manufacturing, storage and shipping companies on acceptable terms or at all because the number of potential manufacturers is limited and the regulatory authorities must approve any replacement contractor.

•	NovaDel or other third-party manufacturers might be unable to formulate and manufacture our products in the volume, quality or timing required to meet our clinical needs and commercial needs, if any.

•
NovaDel or other third-party manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to supply our clinical needs, commercial needs or to successfully produce, store and distribute our products.

•
Third-party manufacturers are subject to ongoing periodic unannounced inspection by the FDA, foreign regulators, the United States Drug Enforcement Agency, and corresponding state agencies to ensure strict compliance with good manufacturing practice and other government regulations and corresponding foreign standards. We do not have control over any third-party manufacturer’s compliance with these regulations and standards.

•
Third-party storage and shipping companies are subject to ongoing periodic unannounced inspection by the FDA, EPA, foreign regulators, the United States Drug Enforcement Agency, and corresponding state agencies to ensure strict compliance with all appropriate government regulations and corresponding foreign standards. We do not have control over any third-party manufacturer’s compliance with these regulations and standards.

•	If any third-party manufacturer makes improvements in the manufacturing process for our products, we may not own, or may have to share, the intellectual property rights to the innovation.

Each of these risks could delay our clinical trials, the approval, if any, of our product candidates by the regulatory authorities or the commercialization of our product candidates or result in higher costs or deprive us of potential product revenues.

We have no experience selling, marketing or distributing products and no internal capability to do so.

We currently have no sales, marketing, distribution or commercialization capabilities. We do not anticipate having the resources in our current budgeted future to allocate to the commercialization of our proposed products. Significant capital expenditures, management resources and time will be required to establish and develop an in-house marketing and sales force with technical expertise and commercial expertise, or we could pursue collaborative arrangements regarding the sales and marketing of our products, however, there can be no assurance that we will be able to establish or maintain such collaborative arrangements, or if able to do so, that they will have effective sales forces and resources. There can also be no assurance that we will be able to establish or maintain relationships with third party collaborators or develop in-house sales, marketing, distribution and commercialization capabilities. To the extent that we depend on third parties for sales, marketing, distribution, and commercialization, any revenues we receive will depend upon the efforts of such third parties, and there can be no assurance that such efforts will be successful. In addition, there can also be no assurance that we will be able to market and sell our products in the United States or overseas.

We may be unable to successfully expand into new areas of pet health, which could negatively impact our business as a whole.

We intend to continue to enhance our current technologies and products and expand our technology and product base. Even if new products or enhanced or new technologies appear promising during various stages of investigation and development, we may not be able to develop commercial applications for them because:

•	the potential product and/or technologies may fail clinical studies;

•	it may be difficult to develop and apply the technologies on a commercial scale;

•	the economics of the products or technologies may not fit market conditions;

•	we may not find a company to adopt, market or commercialize the products or technologies; or

•	we may not receive necessary regulatory approvals for the potential products or technologies.

We have not yet completed research and development work or obtained regulatory approval for any product, or for any technology used for any drug. There can be no assurance that any newly developed products or technologies will ultimately be successful or that unforeseen difficulties will not occur in research and development, clinical testing, regulatory submissions and approval, product manufacturing and commercial scale-up, marketing, or product distribution related to any such improved products or technologies or new uses. Any such occurrence could materially delay the commercialization of such improved products and technologies or new uses or prevent their market introduction entirely.

If we cannot compete successfully for market share against competing companies, we may not achieve sufficient product revenues and our business will suffer.

The market for our product candidates is characterized by intense competition and rapid technological advances. If our product candidates receive regulatory approval, they will compete with a number of existing and future drugs and therapies developed, manufactured and marketed by others. Existing or future competing products may provide greater therapeutic, clinical or other benefits for a specific indication than our products, or may offer comparable performance at a lower cost. If our products fail to capture and maintain market share, we may not achieve sufficient product revenues and our business will suffer. Additionally, developments by competitors may render our products or technologies obsolete or non-competitive.

We will compete against fully integrated pet health product companies and smaller companies that are collaborating with larger companies in the field, academic institutions, government agencies and other public and private research organizations. Many of these competitors have pet health drugs, products and devices already approved or in development. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs, more extensive marketing and commercialization capabilities and have substantially greater financial resources than we do, as well as significantly greater experience in:

•	developing drugs and pet health products;

•	undertaking laboratory, pre-clinical testing and clinical trials;

•	obtaining FDA, EPA and other regulatory approvals of pet health products;

•	formulating and manufacturing pet health products; and

•	distributing, launching, marketing, selling and commercializing pet health products.

We intend to sub-license access to our Promist™ products and the failure of any of our third-party licensees to develop, obtain regulatory approvals for, market, distribute and sell our products as planned may result in us not meeting revenue and profit targets

In the event we sign sub-licensing agreements with third-parties, these partners may in some cases help us develop, obtain regulatory approvals for, manufacture and/or sell our products. If one or more of these third-party partners fail to pursue the development or marketing of the products as planned or experience unexpected delays and/or difficulties, our revenues and profits may not reach expectations or may decline. We may not be able to control the timing and other aspects of the development of products, because third-party partners may have priorities that differ from ours. We have entered into and may enter into additional agreements with third parties to manufacture, distribute and/or sell our products. We cannot control or guarantee a third party’s performance under such an agreement, including a third party’s decision to terminate or otherwise cancel such an agreement if such a unilateral right exists. Therefore, commercialization of products under development may be delayed unexpectedly. In the near term, we do not intend to have a direct marketing channel to consumers for our Promist™ products. Therefore, the success of the marketing organizations of our third-party partners, as well as the level of priority assigned to the marketing of the products by these entities, which may differ from our priorities, will impact the success of the products incorporating our technologies. Competition in this market could also force us to reduce the prices of our technologies below currently planned levels, which could adversely affect our revenues and future profitability.

We intend to license, acquire or develop other animal health products and technologies.

In the event we license in, acquire or develop new products or technologies, such new products or technologies carry risks associated with scientific success, clinical success, regulatory approval and market success. We may make expenditures associated with the evaluation, license or acquisition of these new products or technologies. The investment may not generate income in the near future or ever. We may need to raise additional funds to fund these expenditures.

We are involved in international markets, and this subjects us to additional business risks

We have contracted with vendors for development, manufacture and supply of our products and intend to out-source the marketing, sales and distribution in the European Union, Asia and the United States. As we expand our geographic market, we will face additional ongoing complexity to our business and may encounter the following additional risks:

•	increased complexity and costs of managing international operations;

•	protectionist laws and business practices that favor local companies;

•	dependence on local vendors;

•	multiple, conflicting and changing governmental laws and regulations;

•	difficulties in enforcing our legal rights;

•	exposure to foreign exchange rate fluctuation;

•	reduced or limited protections of intellectual property rights;

•	political and economic instability; and

•	we will be subject to import and export control laws of the United States and other countries.

If we fail to adequately protect or enforce our intellectual property rights or secure rights to patents of others, the value of our intellectual property rights would diminish.

Our success, competitive position and future revenues will depend in part on our ability and the abilities of our licensors and collaborators to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing upon the proprietary rights of third parties. To date, we hold certain exclusive patent rights, including rights under United States patents and United States patent applications as well as rights under foreign patents and patent applications, as a result of our 20-year license with NovaDel signed in 2004. We anticipate filing additional patent applications both in the United States and in other countries, as appropriate. However, we cannot predict:

•	the degree and range of protection any patents will afford us against competitors including whether third parties will find ways to invalidate or otherwise circumvent our patents;

•	if and when patents will issue;

•	whether or not others will obtain patents claiming aspects similar to those covered by our patents and patent applications;

•	whether we will need to initiate litigation or administrative proceedings which may be costly whether we win or lose; or

•	Whether we are able to maintain our license with NovaDel or other licensors with whom we may enter agreement.

Our success also depends upon the skills, knowledge and experience of our scientific and technical personnel, our consultants and advisors as well as our licensors, collaborators and contractors. To help protect our proprietary know-how and our inventions for which patents may be unobtainable or difficult to obtain, we rely on trade secret protection and confidentiality agreements. To this end, we attempt to require all of our employees, consultants, advisors, collaborators and contractors to enter into agreements which prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business. These agreements may not provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information. If any of our trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired and our business and competitive position would suffer. Additionally, our license agreement with NovaDel contains clauses that will allow NovaDel to terminate the license should we be unable to cure a breach of the license agreement. Our breach of the licensing agreement, and subsequent failure to cure such breach in a timely manner, may result in termination of the license agreement which we believe would have a material adverse effect on our business.

If we infringe the rights of third parties we could be prevented from selling products, forced to pay damages, and defend against litigation.

If our products, methods, processes and other technologies infringe the proprietary rights of other parties, we could incur substantial costs and we may have to:

•	obtain licenses, which may not be available on commercially reasonable terms, if at all;

•	abandon an infringing product candidate;

•	redesign our products or processes to avoid infringement;

•	stop using the subject matter claimed in the patents held by others;

•	pay damages; or

•	defend litigation or administrative proceedings which may be costly whether we win or lose, and which could result in a substantial diversion of our valuable management resources.

We may not successfully manage our growth.

Our success will depend upon the expansion of our operations and the effective management of our growth, which will place a significant strain on our management and on our administrative, operational and financial resources. To manage this growth, we must expand our facilities, augment our operational, financial and management systems and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business would be harmed.

We may be exposed to liability claims associated with the use of hazardous materials and chemicals.

Our research and development activities may involve the controlled use of hazardous materials and chemicals. Although we intend for our safety procedures for using, storing, handling and disposing of these materials to comply with federal, state and local laws and regulations, we cannot completely eliminate the risk of accidental injury or contamination from these materials. In the event of such an accident, we could be held liable for any resulting damages and any liability could materially adversely affect our business, financial condition and results of operations. In addition, the federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous or radioactive materials and waste products may require us to incur substantial compliance costs that could have a material adverse affect on our business, financial condition and results of operations.

We rely on key executive officers and our scientific and medical advisors, and their knowledge of our business and technical expertise would be difficult to replace.

We are highly dependent on our executive officers and our principal scientific, regulatory and medical personnel and advisors. We do not have “key person” life insurance policies for any of our officers. The loss of the technical knowledge and management and industry expertise of any of our officers and advisors could result in delays in product development, loss of customers and sales and diversion of management resources, which could adversely affect our operating results.

If we are unable to hire additional qualified personnel, including members of senior management, our ability to grow our business will be harmed.

We currently have a small management team. Failure by us to attract competent and qualified personnel will have a material adverse effect on our operations. We will need to hire qualified personnel with expertise in pre-clinical testing, marketing, finance, clinical research and testing, government regulation, formulation, chemistry, process development and manufacturing, and sales and marketing in the animal drug industry. We compete for qualified individuals with numerous companies, universities and other research institutions including the animal health units of large pharmaceutical companies. Competition for such individuals is intense, and we cannot be certain that our search for such personnel will be successful. Attracting and retaining qualified and competent personnel in a timely manner will be critical to our success.

We may incur substantial liabilities and may be required to limit commercialization of our products in response to product liability lawsuits.

The testing and marketing of medical products has an inherent risk of product liability. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products. We currently do not carry clinical trial insurance or product liability insurance. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products we develop, alone or with corporate collaborators. Even if agreements with any future corporate collaborators entitle us to indemnification against losses, such indemnification may not be available or adequate should any claim arise.

We are controlled by current directors and principal stockholders.

At December 31, 2007, our executive officers, directors, principal stockholders beneficially own approximately 37% of our outstanding securities. Accordingly, our executive officers, directors, principal stockholders and certain of their affiliates will have the ability to exert substantial influence over the election of our board of directors and the outcome of issues submitted to our stockholders.

We will be required to implement additional finance and accounting systems, procedures and controls in order to satisfy requirements under the Sarbanes-Oxley Act of 2002, which will increase our costs and divert management’s time and attention.

We are in a continuing process of establishing controls and procedures that will allow our management to report on, and our independent registered public accounting firm to attest to, our internal control over financial reporting when required to do so under Section 404 of the Sarbanes-Oxley Act of 2002. As a company with limited capital and human resources, we anticipate that more of management’s time and attention will be diverted from our business to ensure compliance with these regulatory requirements than would be the case with a company that has well established controls and procedures. This diversion of management’s time and attention may have a material adverse effect on our business, financial condition and results of operations.

In the event we identify other significant deficiencies or material weaknesses in our internal control over financial reporting that we cannot remediate in a timely manner, or if we are unable to receive a positive attestation from our independent registered public accounting firm with respect to our internal control over financial reporting when we are required to do so, investors and others may lose confidence in the reliability of our financial statements. If this occurs, the trading price of our common stock, if any, and ability to obtain any necessary equity or debt financing could suffer. In addition, in the event that our independent registered public accounting firm is unable to rely on our internal control over financial reporting in connection with its audit of our financial statements, and in the further event that it is unable to devise alternative procedures in order to satisfy itself as to the material accuracy of our financial statements and related disclosures, we may be unable to file our annual report on Form 10-KSB with the SEC. This would likely have an adverse affect on the trading price of our common stock, if any, and our ability to secure any necessary additional financing, and could result in the delisting of our common stock if we are listed on an exchange in the future. In such event, the liquidity of our common stock would be severely limited and the market price of our common stock would likely decline significantly.

Identified Material Weakness

We have identified a material weakness related to weaknesses in certain financial controls associated with our ability to identify and apply the correct accounting principles generally accepted in the United States of America as they pertain to the modification of options and the associated stock-based compensation expense. This was not a stock option back-dating issue, but rather an incorrect calculation in which the Company overstated an expense by $333,000 associated with a modification of an option price on an option grant to officers of the Company increasing the option price from $.70 to $3.50 and the associated issuance of restricted stock. In May 2007, we began remediation of the material weakness in our internal controls over financial reporting relating to this weakness through the retention of a full-time chief financial officer with appropriate experience.

Risks Relating to our Securities

Our common stock is considered “a penny stock.”

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of the common stock is currently and likely to be less than $5.00 per share and therefore may be a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell the our common stock.

We have never paid dividends.

We have never paid dividends on our capital stock and do not anticipate paying any dividends for the foreseeable future.

Because we became public by means of a recapitalization of a private company with a non-operating public company, we may not be able to attract the attention of major brokerage firms.

Additional risks may exist as a result of our becoming a public reporting company through a recapitalization of a private company with a non-operating public company. Security analysts of major brokerage firms may not provide coverage for our common stock. Because we became public through a recapitalization, there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will want to provide analyst coverage in the future.

The resale of shares offered in our last financing could adversely affect the market price of our common stock in the public market, should one develop, which result would in turn negatively affect our ability to raise additional equity capital.

As of December 31, 2007, we have outstanding 12,039,804 shares of common stock, all of which are eligible for public sale pursuant to our currently effective registration statement or Rule 144. The sale, or availability for sale, of common stock in the public market may adversely affect the prevailing market price of our common stock and may impair our ability to raise additional capital by selling equity or equity-linked securities.

The resale of a substantial number of shares of our common stock in the public market pursuant to our most recent financing could adversely affect the market price for our common stock and make it more difficult for you to sell our shares at times and prices that you feel are appropriate. Furthermore, we expect that, because there were a large number of shares offered in the last financing, the selling stockholders will continue to offer shares for a significant period of time, the precise duration of which we cannot predict. Accordingly, the adverse market and price pressures resulting from this offering may continue for an extended period of time and continued negative pressure on the market price of our common stock could have a material adverse effect on our ability to raise additional equity capital.

We are subject to Sarbanes-Oxley and the reporting requirements of federal securities laws, which can be expensive.

As a public reporting company, we are subject to the Sarbanes-Oxley Act of 2002, as well as the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and other federal securities laws. The costs of compliance with the Sarbanes-Oxley Act and of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC, and furnishing audited reports to stockholders, will cause our expenses to be higher than they would be if we had remained privately held and did not consummate the Recapitalization.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus that are forward-looking in nature are based on the current beliefs of our management as well as assumptions made by and information currently available to management, including statements related to the markets for our products, general trends in our operations or financial results, plans, expectations, estimates and beliefs. In addition, when used in this prospectus, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to us or our management, may identify forward-looking statements. These statements reflect our judgment as of the date of this prospectus with respect to future events, the outcome of which is subject to risks, which may have a significant impact on our business, operating results or financial condition. You are cautioned that these forward-looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. Except as otherwise required by law, we undertake no obligation to update forward-looking statements. The risks identified under the heading “Risk Factors” in this prospectus, among others, may impact forward-looking statements contained in this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussions in conjunction with Velcera’s financial statements and related notes included in this prospectus. This discussion includes forward-looking statements that involve risk and uncertainties. As a result of many factors, such as those set forth under “Risk Factors,” actual results may differ materially from those anticipated in these forward-looking statements.

Business

We are a development-stage specialty pharmaceutical company focused on the development of medicines for the pet health market. We have licensed a patented drug delivery system, Promist™, with superior convenience, compliance, and pharmacokinetic advantages that benefit pets and their owners. Promist delivery provides a metered dose liquid mist to the inside of the mouth for systemic absorption of the drug. The convenience of Promist™ has the potential to increase compliance and improve pet health as owners avoid the challenge of getting pets to swallow pills. We recently created a subsidiary for the exploration and development of non-Promist pet health products, including parasiticides for dogs and cats.

We acquired the Promist license in 2004, when we entered into a worldwide 20-year license agreement for the exclusive rights to use certain intellectual property protection held by NovaDel, which includes several issued patents with respect to its transmucosal oral spray technology for the delivery of compounds to treat mammals. Pursuant to the terms of the license agreement, NovaDel granted us the exclusive worldwide right to develop and commercialize its metered dose transmucosal oral spray technology for the treatment, prevention, or diagnosis of diseases in non-human mammals.

We are developing a transmucosal oral mist drug delivery technology for use in companion animals. This innovative delivery technology called “PromistTM” may address unmet needs for improved bioavailability, convenience of dosing and dosing compliance in the growing pet pharmaceutical market. We are currently developing two new pet medicines based upon known drugs and the PromistTM technology with expected international approval dates through 2012.

Promist:

1.
VEL504 with PromistTM is a potential new patent-protected product in the canine pain management category. Within an estimated global category of approximately $320 million per year, our product would be unique in convenience, speed of absorption and formulation differentiation. Effective May 29, 2007, we entered into an exclusive License and Development Agreement with Novartis. Pursuant to the agreement, we granted to Novartis a royalty-bearing worldwide exclusive right to finish the development and commercialize VEL504 for pets. In connection with the agreement, we have received certain upfront license fees from Novartis, a portion of which were subject to forfeiture in the event of termination by either party as specified under the agreement. Under the agreement, we were also entitled to receive from Novartis certain milestone payments upon the occurrence of certain events and royalties based on sales of the product. On September 28 and October 3, 2007, we were notified by Novartis that Novartis was temporarily suspending its U.S. clinical study concerning the drug, VEL504, that Novartis licensed from us due to issues concerning the quality of VEL504 product received from a third party manufacturer. Novartis reported that other studies being conducted by Novartis concerning this product continued subject to review. On December 13, 2007 the Companies entered into a letter agreement pursuant to which Novartis discontinued all work on the present product formulation and had until March 31, 2008 to propose an alternative development plan which was subject to the Company’s approval. The Companies agreed to discontinue the U.S. clinical study, but would complete the various animal laboratory studies that were underway. On March 5, 2008 we received notice from Novartis that it was terminating the License and Development Agreement. Pursuant to the Termination Notice, all development work on VEL504 by Novartis has ceased and the product and related data will be returned to us. Novartis agreed to work with us to ensure orderly transfer of any data to Velcera. We continue to believe that based upon current data the formulation of Promist™ VEL504 is expected to be safe, effective stable and can move forward through development to registration. Thus, we are now implementing contingency plans as to the best path to maximize the value of the VEL504 product. This includes resuming direct contact with the FDA and other regulatory authorities as well as meeting with potential licensing partners.

2.
VEL502 with PromistTM is a potential new patent-protected veterinary product for treating allergic atopic dermatitis in dogs. The options for treating canine allergies are currently very limited and rely largely upon immunosuppressive drugs, e.g., steroids.   VEL502 is a commonly used human health drug with low bioavailability in canines when administered in conventional forms. However, our studies with PromistTM administration indicate the total drug exposure in the blood stream increased by approximately 30 fold compared to conventional tablet administration. We may be pursuing sub-licensing opportunities with other animal health companies to generate near-term licensing revenues and longer-term royalty streams for VEL502. In January 2008, we announced the results of two studies. The first study reported was a non-pivotal acute safety trial, which resulted in no reported adverse events associated with VEL502 when administered at three and five times the projected dose. The second study reported was a double-blind, placebo-controlled pilot clinical study that evaluated VEL502 when administered after an initial one-week steroid treatment. Results from this study did not demonstrate a statistical difference between the treatment and placebo groups. These data differed from the results of a prior double-blind, placebo controlled pilot clinical study which showed a statistically valid treatment effect with VEL502 using two weeks of initial steroid treatment. Based on the results of VEL502 from the previous study, we have initiated a confirmatory clinical study using the initial two-week steroid treatment protocol.

We are also seeking strategic partners for the sub-licensing of PromistTM technology for deployment with patented and non-patented animal health compounds that could benefit from any of multiple advantages afforded by the technology. The benefits of this delivery over conventional ingested forms are: (a) unique pharmacokinetic characteristics of speed of absorption as well as increased drug bioavailability due to avoidance of the ‘first-pass’ liver metabolism, (b) convenience of dosing with no need for the “patient” to swallow, (c) confidence of dosing with nothing to be spit-out or expelled, (d) potential for improved side effects by the avoidance of the gastro intestinal system, and (e) extended product lifecycle via patented, novel delivery.

Currently, we are focusing resources on our first two Promist products to maximize the value of these products to potential license partners and shareholders in the near term.

Parasiticide:

Due to the size of the market, which represents nearly 20% of the animal health market, we have targeted parasiticides as a significant business opportunity for the Company. As we are also exploring opportunities beyond the use of Promist™, we have created a subsidiary to evaluate these non-Promist™ potential pet product candidates. These include parasiticides for dogs and cats, currently the largest pharmaceutical segment in pet health. At this early stage we have identified potential candidates for further investigation. We have met with the regulatory agency responsible for approving these products which has provided insight into the potential regulatory pathways for one potential product candidate. Due to its overall market size, we intend to focus more resources in the coming periods in order to develop potential product candidates for the parasiticide market that we expect can increase shareholder value.

Results of Operations

Years Ended December 31, 2007 and 2006

Revenue: For the twelve months ended December 31, 2007, revenue was $1,415,000 compared to $250,000 for the twelve months ended December 31, 2006 representing an increase of $1,165,000. The increase in revenue was primarily attributable to customer funded research and development expenses and the amortization of milestone payments associated with the License and Development Agreement with Novartis.

General and administrative expenses: For the year ended December 31, 2007, general and administrative expense was $2,381,000 compared to $1,218,000 for the year ended December 31, 2006, representing an increase of $1,163,000. This increase is mainly attributable to the following: (1) a $306,000 increase in legal and accounting and other fees associated with being a public company and negotiating the License and Development Agreement with Novartis and; (2) a $518,000 increase in compensation, stock-based compensation and recruiters fees associated with the retention of a full-time CFO, an increase in compensation to our chief executive officer and the issuance of options to the members of the board of directors and to certain executive officers and; (3) an expense of $183,000 in bad debts associated with the termination of the License and Development Agreement with Novartis and (4); an additional $51,000 expense primarily for market research relating to product improvement and; a $63,000 increase in rent, office expense and other costs associated with the Company’s move to a new facility in August 2007. We expect our general and administrative costs to increase in the coming quarters as a result of increased costs associated with being a public company, partially offset by a reduction in legal fees now that our registration statement was declared effective in October 2007.

Research and development expenses: For the year ended December 31, 2007, research and development expense was $3,428,000 compared to $2,036,000 for the year ended December 31, 2006, representing an increase of $1,392,000. Research and development expense primarily consists of development costs and patent legal fees associated with the Promist technology. The increase in research and development expenses was primarily associated with $1,104,000 in expenditures associated with the development of VEL504 and VEL502, $114,000 associated with consulting on the development and $260,000 spent on patent development for Promist™ and the evaluation of other drugs and technologies. These increases were partially offset by a reduction in stock-based compensation associated with the issuance of restricted stock and an option modification on June 2, 2006. Research and development costs fluctuate on a quarterly basis depending on the status of the development plans. Currently, we are focusing resources on our first two Promist products to maximize the value of these products to potential license partners and shareholders in the near term and due to the overall size of the parasiticide market, we intend to focus more resources in the coming periods in order to develop potential product candidates.

Interest income: For the twelve months ended December 31, 2007, interest income was $309,000 compared to $57,000 for the twelve months ended December 31, 2006. The increase in interest income of $252,000 was a result of higher cash balances and higher interest rates in 2007 over the same period in 2006. Interest income in 2008 will be impacted by lower interest rates on the Company’s depository accounts.

Net loss: For the twelve months ended December 31, 2007 our net loss was $4,085,000 compared to a net loss of $2,947,000 for the twelve months ended December 31, 2006. This increase in net loss of $1,138,000 is primarily related to an increase in research and development costs with both VEL504 and VEL502 in development in 2007, and an increase in general and administrative costs associated with being a public company, partially offset by an increase in revenue associated with the now terminated contract with Novartis.

Liquidity and Capital Resources

From September 24, 2002 (inception) to December 31, 2007, we have incurred an aggregate net loss of $12,050,037 and negative cash flows from operating activities of $9,777,659, primarily as a result of expenses incurred through a combination of research and development activities related to the various technologies under our control and expenses supporting those activities.

We have financed our operations from September 24, 2002 (inception) through December 31, 2007 primarily through a 2004 equity financing totaling approximately $6.6 million in net proceeds and a February 2007 equity financing totaling approximately $9.1 million in net proceeds (see Recent Financings below) and cash received from a now terminated License and Development Agreement with Novartis. Total cash and cash equivalents as of December 31, 2007 was $5,767,955. We believe that we have sufficient capital to fund our operations through the third quarter of 2008, but will need additional financing thereafter until we can achieve profitability and positive cash flows from operating activities, if ever.

Recent Financings: We completed a private placement offering in February 2007 whereby we raised gross proceeds of $9,998,327 ($9,140,607 net of offering expenses) through the sale of 5,346,699 units, each unit consisting of one share of common stock and a warrant to purchase one-half of a share of common stock at $1.87 per share (the “Offering”). The per unit purchase price was $1.87. Each warrant has an exercise price equal to $1.87 per share, and is exercisable through February 27, 2012. The warrants do not have a cashless exercise feature, unless after one year from the date of issuance of a warrant, there is no effective registration statement registering, or no current prospectus available for, the resale of the common stock underlying the warrants held by an investor in the Offering. In that event, the warrants may also be exercised at such time by means of a “cashless exercise” in which the investor shall be entitled to receive a certificate for a certain number of warrant shares as set forth in the warrant held by such investor.

In connection with the Offering, Velcera and Maxim Group, LLC (“Maxim”) entered into a placement agency agreement, as amended pursuant to which we agreed to pay to Maxim for its services as placement agent, compensation in the form of (a) cash commissions equal to 7% of the gross proceeds from the Offering and (b) a warrant (the “Agent Warrant”) to acquire a number of shares of common stock equal to 2% of the number of shares issued in the Offering. The Agent Warrant is exercisable for a period of 5 years from the closing of the Offering at an exercise price equal to $2.06 per share and contains a cashless exercise feature. Additionally, we reimbursed Maxim for its out-of-pocket expenses related to the Offering in an amount equal to $50,000, and indemnified Maxim for certain liabilities, including liabilities under the Securities Act.

In connection with the Offering, we agreed to register the common stock and the common stock issuable upon the exercise of the warrants with the SEC on Form SB-2 or other appropriate form. The Company was obligated to file the appropriate registration statement prior to or on April 27, 2007. The appropriate registration statement was, in fact, timely filed with the SEC on April 27, 2007 and therefore no liquidated damages were incurred by the Company. The registration statement was declared effective on October 31, 2007.

We agreed to make such filings as are necessary to keep the registration statement effective until the date on which all of the shares of common stock held by each investor are fully saleable pursuant to Rule 144 (or any successor thereto) under the Securities Act. We also agreed to file any additional registration statements necessary to cover any additional shares of common stock issuable pursuant to any adjustments in the warrants and to cover any shares issuable upon payment of dividends in shares of common stock.

We bear the registration expenses (exclusive of transfer taxes, underwriters’ discounts and commission) of all such registrations required in connection with the Offering; all reasonable costs (excluding commissions) related to the sale of common stock held by the investors in the Offering under Rule 144, as well as all reasonable fees and expenses of counsel to such investors up to $10,000 in an aggregate amount with respect to the review of any registration statement.

We also provided investors in the Offering with corporate anti-dilution protection in the event of (a) a stock dividend or distribution payable in shares of capital stock (b) a subdivision of outstanding common stock into a larger number of shares, (c) a combination of outstanding common stock into a smaller number of shares or (d) the issuance by reclassification of common stock of any shares of capital stock.

We provided weighted average anti-dilution protection to those investors who invested in our 2004 offering relating to an aggregate of 2,031,634 shares of common stock (the “2004 Velcera Offering”), in the event we sell common stock for a price per share (or issues securities convertible into common stock with a conversion rate) that is less than the $3.50 per share, subject to exceptions for certain types of issuances (the “2004 Anti-Dilution Rights”). As a result of the 2004 Anti-Dilution Rights, we issued 711,005 shares of common stock to investors who invested in the 2004 Velcera Offering.

Future Financing Needs

Our continued operations will depend on whether we are able to raise additional funds through various potential sources, such as equity and debt financing. Through December 31, 2007, all of our financing has been through private placements of common stock and cash received from our License and Development Agreement with Novartis. We will continue to fund operations from cash on hand and through various sources of capital, including equity and debt instruments. We can give no assurances that any additional capital that we are able to obtain will be sufficient to meet our needs. Based on our current resources, we believe that we have sufficient capital to fund our operations through the third quarter of 2008, but will need additional financing thereafter until we can achieve profitability, if ever.

We have incurred negative cash flow from operations since our inception. We have spent, and we expect to continue to spend, substantial amounts in connection with implementing our business strategy, including planned product development efforts, clinical trials, and research and discovery efforts. Given the current and desired pace of development of our two product candidates, over the next 12 months we estimate that that our research and development expenses will be approximately $3.0 million, including manufacturing process and scale-up and internal salaries for fully devoted R&D staff. We will need approximately $3.4 million for general and administrative expenses during the next 12 months. We are evaluating other product candidates utilizing the PROMIST technology as well as other drugs and technologies. The results of the evaluations could significantly impact our cash needs over the next 12 months

However, the actual amount of funds we will need to operate is subject to many factors, some of which are beyond our control. These factors include the following:

•	the progress of research activities;

•	the number and scope of research programs;

•	the progress of pre-clinical and clinical development activities;

•	the progress of the development efforts of parties with whom we may enter into research and development or licensing agreements;

•	the amount of sub-licensing revenue earned;

•	our ability to maintain current research and development programs and to establish new research and development and licensing arrangements;

•	the cost involved in prosecuting, enforcing and defending patent claims and other intellectual property rights;

•	legal challenges from business partners or competitors; and

•	the cost and timing of regulatory approvals.

We have based our estimate on assumptions that may prove to be wrong. We may need to obtain additional funds sooner then planned or in greater amounts than we currently anticipate. Potential sources of financing include strategic relationships, public or private sales of equity or debt and other sources. We may seek to access the public or private equity markets when conditions are favorable due to our long-term capital requirements. It is uncertain whether additional funding will be available when we need it on terms that will be acceptable to us, or at all. If we raise funds by selling additional shares of common stock or other securities convertible into common stock, the ownership interest of our existing stockholders will be diluted. If we are not able to obtain financing when needed, we may be unable to carry out our business plan. As a result, we may have to significantly limit our operations and our business, financial condition and results of operations would be materially harmed.

Plan of Operation

Our plan of operation for the period from January 1, 2008 through December 31, 2008 is to continue implementing our business strategy, including the development of our two product candidates, out-licensing initiatives and the development of a potential parasiticide. We expect our principal expenditures during the next 12 months to include:

•	operating expenses, including expanded research and development and general and administrative expenses; and

•	product development expenses.

We intend to use clinical research organizations and third parties to perform our formulation research, clinical studies and manufacturing. Currently, we are focusing resources on our first two Promist products and potential parasiticide products to maximize the value of these products to potential partners and shareholders in the near term and due to the overall size of the parasiticide market, we intend to focus more resources in the coming periods on candidate parasiticide products.

Critical Accounting Policies

In December 2001, the SEC requested that all registrants discuss their most “critical accounting policies” in management’s discussion and analysis of financial condition and results of operations. The SEC indicated that a “critical accounting policy” is one which is both important to the portrayal of the company’s financial condition and results and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of expenses for the periods presented. Accordingly, actual results could differ from those estimates.

Revenue Recognition: While we have not generated significant revenues and are considered to be in the development stage, we have entered into licenses and other arrangements. These arrangements are often complex as they may involve license, development and manufacturing components. Licensing revenue recognition requires significant management judgment to evaluate the effective terms of agreements, the Company’s performance commitments and determination of fair value of the various deliverables under the arrangement. SEC Staff Accounting Bulletin No. 101, or SAB 101, superseded in part by SAB 104, provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. SAB 104 establishes the SEC’s view that it is not appropriate to recognize revenue until all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the seller’s price to the buyer is fixed or determinable; and collectibility is reasonably assured. SAB 104 also requires that both title and the risks and rewards of ownership be transferred to the buyer before revenue can be recognized. In addition, the Company will follow the provisions of Emerging Issues Task Force (“EITF”) issue EITF 00-21, “Revenue Arrangements with Multiple Deliverables,” which addresses certain aspects of revenue recognition for arrangements we expect to have in future periods that will include multiple revenue-generating activities. EITF 00-21 addresses when and, if so, how an arrangement involving multiple deliverables should be divided into separate units of accounting. In some arrangements, the different revenue-generating activities (deliverables) are sufficiently separable, and there exists sufficient evidence of their fair values, to separately account for some or all of the deliverables (that is, there are separate units of accounting). In other arrangements, some or all of the deliverables are not independently functional, or there is not sufficient evidence of their fair values to account for them separately. Our ability to establish objective evidence of fair value for the deliverable portions of the contracts may significantly impact the time period over which revenues will be recognized. For instance, if there is no objective fair value of undelivered elements of a contract, then the Company may be required to treat a multi-deliverable contract as one unit of accounting, resulting in all revenue being deferred and recognized ratably over the entire contract period. EITF 00-21 does not change otherwise applicable revenue recognition criteria. In arrangements where the deliverables cannot be separated, revenue related to up-front, time-based and performance-based payments will be recognized ratably over the entire contract performance period. For major licensing contracts, this will result in the deferral of significant revenue amounts where non-refundable cash payments have been received, but the revenue will not immediately be recognized due to the long-term nature of the respective agreements. Subsequent factors affecting the initial estimate of the effective terms of agreements could either increase or decrease the period over which the deferred revenue is recognized.

Due to the requirement to defer significant amounts of revenue and the extended period over which the revenue will be recognized, along with the requirement to amortize the prepaid license discount and certain deferred development costs over an extended period of time, revenue recognized and cost of sales may be materially different from cash flows.

On an overall basis, our reported revenues could differ significantly from future billings and/or unbilled revenue based on terms in agreements with customers. Unbilled revenues consist of costs incurred, but not billed to the customer or partner as of the end of the period. There were no unbilled amounts at December 31, 2007 or 2006.

Effective May 29, 2007, we signed a License and Development Agreement with Novartis Animal Health (“Novartis”), for Novartis to complete the development and commercialize the drug VEL504. The License and Development Agreement provided for milestone payments and royalties upon commercialization of the product. In addition, during the period from the effective date through August 1, 2007, we managed the development as it transitioned the project to Novartis. We invoiced Novartis for the direct costs associated with the management of the research and development project. To the extent milestone payments are non-refundable, the Company recognizes these time-based and performance based payments ratably over the contract period. The reimbursement of research and development costs is recognized in accordance with EITF 99-19 “Reporting Revenues Gross as a Principal versus Net as an Agent.” Under the guidance of EITF 99-19, reimbursements received for research and development costs are recorded as revenue in the statement of operations rather than as a reduction in expenses. For the year ended December 31, 2007, we recorded revenues of $591,000 for the reimbursement of research and development costs associated with this project. There was no such revenue recorded for the year ended December 31, 2006. With the end of the transition period, we began to ratably amortize the non-refundable portion of the milestone payments over the contract period.

On September 28 and October 3, 2007, we were notified by Novartis that Novartis was temporarily suspending its U.S. field study concerning the drug, VEL504, that Novartis licensed from us due to issues concerning the quality of VEL504 product received from a third party manufacturer. Novartis reported that other studies being conducted by Novartis concerning this product were on-going, subject to review.

On December 13, 2007, the Companies entered into a letter agreement pursuant to which Novartis discontinued all work on the present product formulation and had until March 31, 2008 to propose an alternative development plan which was subject to our approval. The Companies agreed to discontinue the U.S. clinical study, but would complete the various animal laboratory studies that were underway.

On March 5, 2008, we received notice from Novartis that it was terminating the License and Development Agreement. Pursuant to the Termination Notice, all development work on VEL504 by Novartis has ceased and the product and related data will be returned to us. Novartis agreed to work with us to ensure orderly transfer of any data. In connection with the termination, in the fourth quarter of 2007, we expensed approximately $183,000 in accounts receivable.

Research and development expenses: Research and development expenditures are expensed as incurred. We often contract with third parties to facilitate, coordinate and perform agreed upon research and development activities. To ensure that research and development are expensed as incurred, we measure and record prepaid assets or accrue expenses on a quarterly basis for such activities based on the work performed under the contracts. These contracts typically call for the payment of fees for services at the initiation of the contract and/or upon the achievement of certain project milestones. In the event that we prepay fees for future milestones, we record the prepayment as a prepaid asset and amortize the asset into research and development expense over the period of time the contracted research and development services are performed. Most professional fees are incurred throughout the contract period. These professional fees are expensed based on their percentage of completion at a particular date. These contracts generally include pass through fees. Pass through fees include, but are not limited to, regulatory expenses, investigator fees, travel costs and other miscellaneous costs including shipping and printing fees. Because these fees are incurred at various times during the contract term and they are used throughout the contract term, we record them as incurred.

General and Administrative expenses: General and administrative expenses consist primarily of salaries and related expenses for executive staff, financial staff and other administrative personnel, professional fees, business insurance, rent, general legal activities, and other corporate expenses.

Stock-based compensation: Effective January 1, 2006, we adopted SFAS No. 123(R), “Share-Based Payment,” (“SFAS 123(R)”) for employee options using the modified prospective transition method. SFAS 123(R) revised SFAS No.123, “Accounting for Stock-Based Compensation,” (“SFAS 123”), to eliminate the option to use the intrinsic value method and requires us to expense the fair value of all employee options over the vesting period. We selected the Black-Scholes method to determine the fair value of options granted to employees. Under the modified prospective transition method, we recognized compensation cost for the year ended December 31, 2006 and the six months ended June 30, 2007, which includes 1) current year compensation cost related to stock-based payments granted prior to, but not yet vested, as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123; and 2) current year compensation cost related to stock-based payments granted on or after January 1, 2006, based on the grant date fair value estimated in accordance with SFAS 123(R). In accordance with the modified prospective method, we have not restated prior period results.

We account for stock options granted to non-employees on a fair value basis over the vesting period using the Black-Scholes option pricing method in accordance with SFAS 123R and EITF No. 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” (“EITF No. 96-18”). The initial non-cash charge to operations for non-employee options with vesting is revalued at the end of each reporting period based upon the change in the fair value of our common stock and amortized to consulting expense over the related vesting period.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Early adoption is permitted. The Company will adopt these new requirements beginning January 1, 2008. The Company does not believe the adoption of SFAS 157 will have a material effect on its financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 permits entities to elect to measure financial instruments and certain other items at fair value. Upon adoption of SFAS 159, an entity may elect the fair value option for eligible items that exist at the adoption date. Subsequent to the initial adoption, the election of the fair value option can only be made at initial recognition of the asset or liability or upon a re-measurement event that gives rise to new-basis accounting. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company does not believe the adoption of SFAS 159 will have a material effect on its financial position or results of operations.

In June 2007, the Emerging Issues Task Force of the FASB issued EITF Issue No. 07-3, "Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities," which is effective for fiscal years beginning after December 15, 2007 and interim periods within those fiscal years. EITF Issue No. 07-03 concluded that nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities should be deferred and capitalized. Such amounts should be recognized as an expense as the related goods are delivered or the services are performed, or when the goods or services are no longer expected to be provided. The Company is currently assessing the potential impact of implementing this standard, but based on the Company’s business, it expects that this Issue could have a material effect on its financial position or results of operations.

In December 2007, the Emerging Issues Task Force of the FASB issued EITF Issue No. 07-1, "Accounting for Collaborative Arrangements," which is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. The objective of EITF Issue No. 07-01 is to define the collaborative arrangements and to establish reporting requirements for transactions between participants in a collaborative arrangement and between participants in the arrangement and third parties. The Company is currently assessing the potential impact of implementing this standard, but based on the Company’s business, it expects that this EITF Issue No. 07-01 could have a material effect on its financial position or results of operations.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No.141(R)”), which replaces SFAS No. 141, “Business Combinations.” SFAS No. 141(R) retains the underlying concepts of SFAS No. 141 in that all business combinations are still required to be accounted for at fair value under the acquisition method of accounting, but SFAS No. 141(R) changes the method of applying the acquisition method in a number of significant aspects. Acquisition costs will generally be expensed as incurred; noncontrolling interests will be valued at fair value at the acquisition date; in-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date; restructuring costs associated with a business combination will generally be expensed subsequent to the acquisition date; and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense. SFAS No. 141(R) is effective on a prospective basis for all business combinations for which the acquisition date is on or after the beginning of the first annual period subsequent to December 15, 2008, with an exception related to the accounting for valuation allowances on deferred taxes and acquired contingencies related to acquisitions completed before the effective date. SFAS No. 141(R) amends SFAS No. 109 to require adjustments, made after the effective date of this statement, to valuation allowances for acquired deferred tax assets and income tax positions to be recognized as income tax expense. Beginning January 1, 2009, the Company will apply the provisions of SFAS No. 141(R) to its accounting for applicable business combinations.

In December 2007, the FASB issued SFAS No. 160 (“SFAS No. 160”), “Noncontrolling Interests in Consolidated Financial Statements.” SFAS No. 160 changes the classification of noncontrolling (minority) interests on the balance sheet and the accounting for and reporting of transactions between the reporting entity and holders of such noncontrolling interests. Under the new standard, noncontrolling interests are considered equity and are to be reported as an element of stockholders’ equity rather than outside of equity in the balance sheet. In addition, the current practice of reporting minority interest expense or benefit also will change. Under the new standard, net income will encompass the total income before minority interest expense. The income statement will include separate disclosure of the attribution of income between the controlling and noncontrolling interests. Increases and decreases in the noncontrolling ownership interest amount are accounted for as equity transactions. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008 and earlier application is prohibited. Upon adoption, the balance sheet and the income statement should be recast retrospectively for the presentation of noncontrolling interests. The other accounting provisions of the statement are required to be adopted prospectively. The Company will adopt SFAS No. 160 as required and expects that the adoption will not have a material impact on its financial position or results of operations.

Competition

We compete against fully integrated veterinary pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have veterinary drugs, technologies and devices already approved or in development. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs, have substantially greater commercialization resources than we do and substantially greater financial resources than we do.

The largest veterinary pharmaceutical companies are global in reach and the ten largest companies account for approximately 80% of global animal health sales. These multinational companies have significant research and development and commercialization resources to compete with our own. Because of the highly technical and scientific nature of product development in this field, competitive advantage can be created with unique expertise, rapid technological advances and with proprietary intellectual property rights.

We anticipate entering into collaborative relationships, e.g., licensing, sub-licensing, joint development, distribution, commercialization agreements, etc., with large veterinary pharmaceutical companies and distribution companies. While these relationships are intended to improve our competitive position, they may also intensify the competition between a collaborative partner and another competitor.

Intellectual Property and License Agreements

Our goal is to obtain, maintain and enforce patent protection for our products, formulations, processes, methods and other proprietary technologies, preserve our trade secrets, and operate without infringing on the proprietary rights of other parties, both in the United States and in other countries. Our policy is to actively seek to obtain, where appropriate, the broadest intellectual property protection possible for our current product candidates and any future product candidates, proprietary information and proprietary technology through a combination of contractual arrangements and patents, both in the U.S. and abroad. Currently, we have obtained license rights to each of our Promist product candidates, and have either obtained or applied for patent protection for such Promist products. With respect to the Promist products, we do not anticipate significant expenses in obtaining and maintaining patent protection on our (and our licensees) behalf, unless and until a claim or assertion of infringement arises. However, even patent protection may not always afford us complete protection against competitors who seek to circumvent our intellectual property. In addition, if we are found to be in violation of other companies’ patents we could be subject to lawsuits, injunctions, fines and penalties. The impact to us in the event of a lawsuit would be significant. See Risk Factors beginning on page 10 of this prospectus concerning patents and intellectual property.

We will continue to depend upon the skills, knowledge and experience of our scientific and technical personnel, as well as that of our advisors, consultants and other contractors, none of which is patentable. To help protect our proprietary know-how, which is not patentable, and for inventions for which patents may be difficult to enforce, we currently rely and will in the future rely on trade secret protection and confidentiality agreements to protect our interests. To this end, we attempt to require all of our employees, consultants, advisors and other contractors to enter into confidentiality agreements that prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business.

Government Regulation and Product Approval

The research, development, testing, manufacture, labeling, promotion, advertising, distribution, and marketing, among other things, of animal health products are extensively regulated by governmental authorities in all countries. In the United States, animal health products are regulated by FDA, EPA and the United States Department of Agriculture (the “USDA”) depending upon the product category. Animal drug products are regulated by the Center for Veterinary Medicine of the FDA. Animal health topical parasiticides are regulated by the EPA. Animal health products in the vaccine field are regulated for safety, efficacy and manufacturing by the USDA.

Our new Promist™ pet health products are extensively regulated by governmental authorities in the United States and other countries. In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, and its implementing regulations. Failure to comply with the applicable U.S. requirements may subject us to administrative or judicial sanctions, such as FDA refusal to approve pending New Animal Drug Applications (“NADAs”), warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, and/or criminal prosecution.

While the FDA regulates drugs including those which control internal parasites, products that are applied topically to animals or to premises to control external parasites are regulated by the EPA. In Europe, the same governmental authority that regulates drugs also regulates products that are applied topically to animals or to premises to control external parasites.

FDA Drug Approval Process. None of our drugs may be marketed in the U.S. until the drug has received FDA approval. The steps required before a drug may be marketed in the U.S. can include:

•	Preclinical laboratory tests in laboratory species, including toxicology studies, and formulation studies;

•
Adequate and well-controlled target animal safety and clinical trials to establish the safety and effectiveness of the drug for each indication, all conducted under an Investigational New Animal Drug (“INAD”) Application;

•	Submission to the FDA of an NADA;

•	Satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with current good manufacturing practices, or “cGMPs”; and

•	FDA review and approval of the NADA.

Preclinical tests can include laboratory evaluation of product chemistry, toxicity, and formulation, as well as preliminary target animal studies. The conduct of the preclinical tests and formulation of the compounds for testing must comply with federal regulations and requirements.

Clinical trials involve the administration of the investigational new animal drug to target animal species under the supervision of qualified investigators. Clinical trials are conducted under protocols detailing the objectives of the study, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. Each protocol is generally reviewed with the FDA prior to the initiation of a study.

Assuming successful completion of the required clinical testing, the results of the preclinical studies and of the clinical studies, together with other detailed information, including information on the manufacture and composition of the drug, are submitted to the FDA in the form of an NADA requesting approval to market the product for one or more indications. The testing and approval process requires substantial time, effort, and financial resources. The agencies review the application and may deem it to be inadequate to support the registration, and companies cannot be sure that any approval will be granted on a timely basis, if at all.

Before approving an NADA, the FDA usually will inspect the facility or the facilities at which the drug is manufactured and will not approve the product unless current Good Manufacturing Practice (“cGMP”) compliance is satisfactory. If the FDA evaluates the NADA and the manufacturing facilities as acceptable, the FDA may issue an approval letter, or in many cases, an approvable letter followed by an approval letter. Both letters can contain conditions that must be met in order to secure final approval of the NADA. When and if those conditions have been met to the FDA’s satisfaction, the FDA will issue an approval letter. The approval letter authorizes commercial marketing of the drug for specific indications. In some instances, as a condition of NADA approval, the FDA may require post-marketing testing and surveillance to monitor the drug’s safety or efficacy, or impose other conditions.

After approval, certain changes to the approved product, such as adding new indications, making certain manufacturing changes, or making certain additional labeling claims, are subject to further FDA review and approval. Before a company can market products for additional indications, it must obtain additional approvals from FDA. Obtaining approval for a new indication generally requires that additional clinical studies be conducted. A company cannot be sure that any additional approval for new indications for any product candidate will be approved on a timely basis, or at all.

Post-Approval Requirements. Often times, even after a drug has been approved by the FDA for sale, the FDA may require that certain post-approval requirements be satisfied, including the conduct of additional clinical studies. If such post-approval conditions are not satisfied, the FDA may withdraw its approval of the drug. In addition, holders of an approved NADA are required to: (i) report certain adverse reactions to the FDA, (ii) comply with certain requirements concerning advertising and promotional labeling for their products, and (iii) continue to have quality control and manufacturing procedures conform to cGMP after approval. The FDA periodically inspects the sponsor’s records related to safety reporting and/or manufacturing facilities; this latter effort includes assessment of compliance with cGMP. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance. We intend to use third party manufacturers to produce our products in clinical and commercial quantities, and future FDA inspections may identify compliance issues at the facilities of our contract manufacturers that may disrupt production or distribution, or require substantial resources to correct. In addition, discovery of problems with a product after approval may result in restrictions on a product, manufacturer, or holder of an approved NADA, including withdrawal of the product from the market.

EPA Approval Process. Similar to the FDA approval process, the EPA approval process requires preclinical laboratory tests in laboratory species, including toxicology studies, and formulation studies; adequate and well-controlled target animal safety and clinical trials to establish the safety and effectiveness of the product for each indication; and registration of the manufacturing facility or facilities at which the product is produced.

Employees

Currently we have 10 employees, 7 of whom are full-time, and 3 of whom are part-time. We believe that our success is largely dependent upon our ability to attract and retain qualified personnel in the research, development, manufacturing, business development and commercialization fields. Of our employees, 5 are primarily involved in research and development activities with the remainder engaged in executive and administrative capacities. Although we believe that we are appropriately sized to focus on our mission, we intend to add personnel with specialized expertise, as needed.

We believe that we have been successful to date in attracting skilled and experienced scientific and business professionals. We consider our employee relations to be good, and none of our employees are represented by any labor union or other collective bargaining unit. However, competition for personnel is intense and we cannot assure that we will continue to be able to attract and retain personnel of high caliber.

Description of Property

On April 20, 2007, we entered into a 62-month lease of office space with 4,222 rentable square feet commencing in August 2007. Actual rents will depend in part on operating and utility expenses, with first year rent and operating expenses of $112,221. Under the lease, the rent increases by 3% annually.

Legal Proceedings

We are not involved in any pending legal proceedings and are not aware of any threatened legal proceedings against us.

MANAGEMENT

The following table sets forth the name and position of each of our directors and executive officers:

The following table sets forth certain information regarding our directors and executive officers as of April 26, 2008:

Name	Age	Positions
Dennis F. Steadman	55	Chief Executive Officer and Director
John Michael Preston	61	Chairman of the Board of Directors(1)
Joshua A. Kazam	31	Director (1)
Jason Stein, M.D.	35	Director (1), (2)
Manya S. Deehr	45	Director (2)
Harold L. Zuber, Jr.	58	Director (2)
Matthew C. Hill	39	Chief Financial Officer
Antonio M. Benitz	58	Vice President, Research and Development
David M. Petrick	58	Vice President, Regulatory Affairs

(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee

Our by-laws provide that the number of directors, as determined from time to time by the board of directors, shall not be less than 1 or more than 10. Pursuant to our by-laws, the board of directors has set the number of directors at 6. Directors of the Company are elected annually and hold offices until their successors are elected and qualified, or until their earlier removal, death or resignation. On March 21, 2008, the Company announced the resignation of Kevin Vasquez from the board.

Dennis F. Steadman, President, Chief Executive Officer and Director

Mr. Steadman has served as our Chief Executive Officer and as a director since May 2004. Prior to joining Velcera, Mr. Steadman founded Valorum Associates Ltd. where he served as its President, providing executive management and strategic advisory services to animal health and related industries. From its creation in 1997 until 2001, Mr. Steadman held the position of Vice President, North American Operations and Global Management Committee Member with Merial Ltd., a leading animal health company, where he successfully lead the integration of the veterinary businesses of Merck AgVet and Rhone Poulenc (Sanofi-Aventis) in North America. From 1994 to 1997, Mr. Steadman was Vice President of U.S. Operations for Merck AgVet, and prior to which he was responsible for Pacific Region Operations. Prior to joining Merck, Mr. Steadman was with Chase Econometrics (subsidiary of Chase Manhattan Bank) for more than a decade conducting business research and providing consulting services to the agri-business sector. Mr. Steadman holds a Master of Science degree in Agricultural Economics from Pennsylvania State University with a focus on marketing and statistics, a B.S. degree from Pennsylvania State University in Agricultural Business Management, and has completed an Executive Program in Finance at the Harvard Business School.

John Michael Preston, BVMS, PhD, MRCVS, Chairman of the Board of Directors

Dr. Preston has served as a director of Velcera since May 2004. From 1997 to 2000, Dr. Preston was the founding Executive Chairman of Merial, a large animal health and poultry genetics company. From 1993 to 1997, he was President of Merck AgVet and served on the Management Committee of Merck & Co Inc. From 1987 to 1991, Dr. Preston held worldwide responsibility for animal health product development within Merck. Dr. Preston is also a former member of the board of directors of Astra Merck Inc. and Johnson & Johnson - Merck. Dr. Preston obtained his veterinary degree from the University of Glasgow and a PhD from the London School of Hygiene and Tropical Medicine. Dr. Preston is an honorary Professor in the Department of Clinical Studies at the University of Glasgow Veterinary School.

Joshua A. Kazam, Director

Mr. Kazam has been a director of Velcera since our inception. Since September 2004, he has been a partner in Two River Group Holdings, LLC, a New York based venture capital group focused on creating new companies to in-license and develop novel technologies. From July 1999 to September 2004, Mr. Kazam served as a managing director at another venture firm, where he was responsible for the operations of venture investments. Mr. Kazam also currently serves as a director of several privately held companies. Mr. Kazam is a graduate of the Wharton School of the University of Pennsylvania.

Jason Stein, M.D., Director

Dr. Stein has served as a director of Velcera since May 2004.   Dr. Stein is currently founder and co-chairman of Actin Capital LLC and Actin Biomed LLC, each New York based healthcare investment firms.  Previously, Dr. Stein served as the Senior Analyst at Paramount BioCapital Asset Management, Inc., where he  was  responsible for medical, scientific, and financial research of pharmaceutical products and technologies, since January 2000.  Dr. Stein currently serves of the board of directors of Chelsea Therapeutics International, Ltd. (OTCBB: CHTP). Dr. Stein is also an officer or director of several other privately held development-stage biotechnology companies. Dr. Stein received his undergraduate degree from the University of Michigan and his medical degree from Saba University.

Manya S. Deehr, Director

Ms. Deehr has served as a director of Velcera since July 2007. Ms. Deehr is the Chief Legal Officer and Secretary of Eurand N.V. (NASDAQ: EURX) (“Eurand”). Eurand is a specialty pharmaceutical company engaged in the development, manufacture, and commercialization of enhanced pharmaceutical and biopharmaceutical products based on its proprietary drug formulation technologies. From October 2000 to January 2007, Ms. Deehr was a partner in the business and finance practice of Morgan Lewis & Bockius LLP, where she worked exclusively with life sciences companies. Prior to joining Morgan Lewis, she was, among other things, Vice President, General Counsel and Corporate Secretary for an early-stage drug discovery company and a law clerk for the Honorable Giles S. Rich on the U.S. Court of Appeals for the Federal Circuit. She is admitted to practice in Pennsylvania, California, Colorado and before the U.S. Patent and Trademark Office, the U.S. Supreme Court, and the U.S. Court of Appeals for the Federal Circuit. Ms. Deehr has a law degree from the University of Wisconsin Law School and a bachelor degree in biochemical sciences from Harvard University.

Harold L. Zuber, Director

Mr. Zuber has served as a director of Velcera since July 2007. Mr. Zuber is currently engaged in entrepreneurial interests with a number of direct minority investments in companies across various industries.  From 1990 to 2003 he was Chief Financial Officer of Teleflex Incorporated (NYSE:TFX), a diversified industrial company specializing in the design, manufacture and distribution of specialty-engineered products serving the commercial, aerospace, and medical industries. Mr. Zuber currently serves on the board of directors of a private medical device startup company and of a private electronics distributor.  Mr. Zuber has also served on boards of two public companies, a medical sterilization services company and a mortgage real estate investment trust for which he also served as chairman of the audit committee.  Mr. Zuber holds a degree in Business Administration from Clarion State College and is a member of the American Institute of Certified Public Accountants.

Matthew C. Hill, Chief Financial Officer

Mr. Hill joined Velcera as Chief Financial Officer in May 2007. Prior to joining Velcera, Mr. Hill was Chief Financial Officer and Vice President of Operations of EP MedSystems, Inc., a publicly-held medical device company from March 2003 through May 2007. From 1994 through 2002, Mr. Hill held various positions, up to the level of senior manager, with Grant Thornton LLP, the U.S. member firm of the international accounting and auditing organization of Grant Thornton International. Mr. Hill holds a Bachelors of Science degree from Lehigh University.

Antonio M. Benitz, DVM, MS, Vice President, Research and Development

Dr. Benitz joined Velcera as Vice President, Research and Development in 2004. Prior to joining Velcera, he was Vice President of Research and Development for Pharmacia Animal Health from 1999 to 2003 where he was head of a global Research and Development group that brought several new products to market. Following the acquisition of Pharmacia by Pfizer in 2003 he was responsible for the integration of both legacy research and development teams at the Kalamazoo, MI site until he departed in 2004. Prior to joining Pharmacia, he was Director of Research and Development, North America for Hoechst-Roussel Vet (Intervet) from 1996 to 1999. He also spent 8 years with Merck Animal Science Research and five years with Schering-Plough Animal Health. He is a veterinarian with experience in building and running a private companion animal practice. Dr. Benitz earned a B.S. degree with honors from the University of California, Davis; a Master of Science degree in reproductive physiology from the University of Illinois; and a Doctor of Veterinary Medicine degree from the University of Saskatchewan, Canada.

David M. Petrick, VMD, JD, Vice President, Regulatory Affairs

Dr. Petrick joined Velcera part-time as Vice President, Regulatory Affairs in 2004. Prior to joining Velcera, Dr. Petrick spent 15 years as the head of Worldwide Regulatory Affairs for Schering-Plough Animal Health Corporation. Prior to Schering-Plough, Dr. Petrick was employed by American Cyanamid Company for 10 years in the Program Development and Regulatory Affairs groups. Prior to Cyanamid, he was base veterinarian in the US Air Force. Dr. Petrick obtained his veterinary degree from the University of Pennsylvania and also holds a J.D. from the Seton Hall University School of Law.

Corporate Governance

Our board of directors has six directors and has established an Audit Committee and a Compensation Committee as its standing committees. Our board does not have a nominating committee or an executive committee or any committees performing similar functions. We are not currently listed on a national securities exchange or on an inter-dealer quotation system that has requirements that a majority of the board of directors be independent, however, the board has determined that all of our directors, other than Dennis F. Steadman, are “independent” under the definition set forth in the listing standards of the NASDAQ Stock Market, Inc., which is the definition that our board has chosen to use for the purposes of the determining independence. In addition, our board has determined that all members of its Audit Committee, in addition to meeting the standards for independence set forth in the listing standards of the NASDAQ Stock Market, Inc., also meet the criteria for independence for audit committee members set forth in the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

Audit Committee

We have an Audit Committee of our board of directors established in accordance with Section 3(a)(58)(A) of the Exchange Act. Currently, Harold L. Zuber, Jr., Jason Stein and Manya S. Deehr are members of the Audit Committee. Mr. Zuber qualifies as an independent “audit committee financial expert” as such term is defined in Item 407(d)(s) of Regulation S-K. The Board has determined that all the members meet the SEC’s requirements with respect to independence of listed company Audit Committee members.

The Audit Committee operates pursuant to a written charter which is available on the Company’s website at www.velcera.com

Code of Ethics

We have adopted a written code of ethics that applies to all of our employees, including our principal executive officer, principal financial officer, principal accounting officer or controller and any persons performing similar functions. The code of ethics is included in our Code of Business Conduct and Ethics. All of our directors and employees, including our Chief Executive Officer and other senior executives, are required to comply with our Code of Business Conduct and Ethics to help ensure that our business is conducted in accordance with the highest standards of moral and ethical behavior. Our Code of Business Conduct and Ethics covers all areas of professional conduct, including customer relationships, conflicts of interest, insider trading, intellectual property and confidential information, as well as requiring strict adherence to all laws and regulations applicable to our business. Employees are required to bring any violations and suspected violations of the Code of Business Conduct and Ethics to the attention of Velcera, through management or by using the Company’s confidential compliance line. A copy of our Code of Business Conduct and Ethics is available on our website at www.velcera.com. We will also provide a copy of our Code of Business and Conduct and Ethics to any person without charge upon written request addressed to Velcera, Inc., 777 Township Line Road Yardley, Pennsylvania 19067, Attention: Matthew C. Hill, Chief Financial Officer.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and holders of more than 10% of our common stock to file reports of ownership and changes in ownership with the Commission. Such persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us or oral or written representations from certain reporting persons that no Form 5s (Annual Statement of Changes in Beneficial Ownership of Securities) were required for those persons, we believe that, with respect to the year ended December 31, 2007, all of our executive officers, directors and greater than 10% beneficial owners did comply on a timely basis with all such filing requirements.

Executive Compensation

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this prospectus with management and, based on that review and discussion, the Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this prospectus.

The Compensation Committee:

John M. Preston, Chair
Joshua Kazam
Jason Stein

Compensation Discussion and Analysis

Compensation Objectives

We refer to our Chief Executive Officer, our Chief Financial Officer, and our other most highly compensated executive officers as our “Named Executive Officers.” For all Named Executive Officers, compensation is intended to be performance-based. Our Compensation Committee believes that compensation paid to executive officers should be closely aligned with our performance on both a short-term and long-term basis to create value for stockholders, and that such compensation should assist us in attracting and retaining key executives critical to our long-term success.

In establishing compensation for Named Executive Officers, the following are the Compensation Committee’s objectives:

•	Attract and retain individuals of superior ability and managerial talent;

•	Ensure officer compensation is aligned with our corporate strategies, business objectives and the long-term interests of our stockholders; and

•
Enhance the officers’ incentive to increase our stock price and maximize stockholder value, as well as promote retention of key people, by providing a portion of total compensation for management in the form of direct ownership in us through stock options.

To achieve these objectives, our overall compensation program aims to pay our Named Executive Officers competitively, consistent with our success and their contribution to that success. To accomplish this we rely on programs that provide compensation in the form of both cash and equity. Although our Compensation Committee has not adopted any formal guidelines for allocating total compensation between cash and equity, the Compensation Committee reviews the allocation of compensation of several biopharmaceutical companies that are similarly situated to us with respect to size, product pipeline and development activities to help its determination. The Compensation Committee also considers the balance between providing short-term incentives and long-term parallel investment with stockholders to align the interests of management with stockholders.

Determination of Compensation Awards

The Compensation Committee is provided with the primary authority to determine and recommend to our board of directors the compensation awards available to our Named Executive Officers. To aid the Compensation Committee in making its determination, Mr. Steadman provides recommendations annually to the Compensation Committee regarding the compensation of all Named Executive Officers other than himself. Each Named Executive Officer, in turn, participates in an annual performance review with Mr. Steadman and the Compensation Committee to provide input about their contributions to our business for the period being assessed. The Compensation Committee has the sole authority to determine the compensation of Mr. Steadman. The performance of Mr. Steadman is reviewed annually by the Compensation Committee.

The Compensation Committee has the authority pursuant to its charter to retain the services of third-party executive compensation specialists from time to time, as it sees fit, in connection with the establishment of cash and equity compensation and related policies. The Compensation Committee has not delegated any of its functions to others in determining executive and/or director compensation and we do not currently engage any consultants with respect to executive and/or director compensation matters.

Compensation Benchmarking and Peer Group

We conduct an annual benchmark review of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our Named Executive Officers. In addition, our Compensation Committee has historically taken into account:

•	input from other independent members of our board of directors;

•	survey information on compensation in our industry which we access as appropriate; and

•	publicly available data relating to the compensation practices and policies of other companies within and outside our industry.

The Compensation Committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable, publicly-held companies. To that end, we benchmark our executive compensation against the compensation paid by several biopharmaceutical companies that are similarly situated to us with respect to size, product pipeline and development activities. While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, we generally believe that gathering this information is an important part of our compensation-related decision-making process.

We recognize that to attract, retain and motivate key individuals, such as our Named Executive Officers, the Compensation Committee may determine that it is in our best interests to negotiate total compensation packages with our executive management that may deviate from the general principle of targeting total compensation at the median level for the peer group. Actual pay for each Named Executive Officer is determined around this structure, driven by the performance of the executive over time, as well as our annual performance.

Elements of Compensation

Base Salary

Base salaries for our executives are established based on the scope of their responsibilities and individual experience, taking into account competitive market compensation paid by other companies for similar positions within our industry. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Based upon the annual reviews of our Named Executive Officers during 2007, the Compensation Committee approved the following base salaries for 2008:

		Salary Adjustment
Name	2007 Salary ($)	($)	(%)	2008 Salary ($)(3)
Dennis Steadman	275,000	(27,500)	(10)%	247,500
Matthew Hill (1)	186,000	(1,500)	(1)%	184,500
Antonio Benitz	235,000	(19,000)	(8)%	216,000
David Petrick(2)	96,000	43,500	45%	139,500

(1)  Mr. Hill joined Velcera in May 2007.
(2)  Mr. Petrick works for the Company part-time. The 2008 base salary reflects an increased time commitment over 2007.
(3) The 2008 Salary amounts reflect the base salaries of the officers as of April 1, 2008.

Performance-Based Compensation

We have a well documented and structured annual incentive bonus program to reward Named Executive Officers, as well as other employees, based on our performance and the individual’s contribution to that performance. This allows Named Executive Officers to receive bonus compensation in the event certain specified corporate and individual performance measures are achieved. In determining the compensation awarded to each Named Executive Officer based on performance, the Compensation Committee evaluates our and the executive’s performance in a number of areas.

Pursuant to our annual bonus program, Named Executive Officers are eligible for bonuses to be paid annually in cash, typically in mid-February, as was the case this year, based on the prior year’s performance. The criteria used to determine the bonus for Mr. Steadman is based wholly on corporate goals established by the Compensation Committee. The criteria used to determine the bonus amounts for our other Named Executive Officers includes the corporate goals as well as individual goals established by the Compensation Committee.

The corporate and individual goals established by the Compensation Committee for evaluating our performance and the performance of our Named Executive Officers include several strategic and financial indicators which the Compensation Committee considers to be fair drivers of stockholder value creation. For 2007, our corporate and individual goals fell generally in the following categories: execution of strategic partnership agreements, reaching certain development milestones, development of other Promist™ products, the creation of additional products outside of the Promist™ technology and an increase in share price. The Compensation Committee considers these goals to be fair drivers of stockholder value creation, and the corporate and individual goals for 2008 are similar to those for 2007.

While using general criteria to evaluate performance, we do rely on formulaic determination of the annual bonus amounts. Under the annual incentive bonus program, based upon the performance criteria set forth above, Mr. Steadman was eligible to earn a bonus targeted at $300,000 in 2007 prorated from May through December. The bonus was payable 60% in cash (as a lump-sum payment on or before March 15th of the following calendar year) and 40% in common stock of the Company. One-half of the bonus was based on the achievement of certain share price goals and the balance was based on the achievement of corporate goals. In addition, other than for products and technologies incorporating PromistTM delivery technology, Mr. Steadman was eligible to receive a lump-sum cash bonus of $50,000 no later than 30 days following the adoption of each new product or technology by the Company, as approved by the Board, including, without limitation, the adoption of a new product or technology acquired through acquisition or in-licensing. Mr. Steadman achieved approximately 62% of his corporate goals and one new product was adopted by the board for which he received $109,325 in cash and 19,775 in shares of Velcera common stock valued at $39,550.

Mr. Hill and Dr. Benitz were eligible to earn a cash bonus targeted at 30% and 60%, respectively, of their respective base salaries. Dr. Petrick was not bonus eligible in 2007, but was provided a discretionary bonus in 2007. Based upon our performance and the performance of the individual Named Executive Officers, each Named Executive Officer can earn up to 120% of the specified target bonus if all corporate and individual goals are exceeded beyond the highest specified threshold. If none of the corporate or individual goals are achieved at the minimum threshold, the Named Executive Officer would not be eligible to receive any bonus under our annual incentive bonus program. The Compensation Committee also retains the discretion to increase or decrease bonuses based on individual or company-wide circumstances not addressed or contemplated at the time when the individual and company-wide performance goals were established. As shown below in the “Summary Compensation Table,” Mr. Hill and Dr. Benitz earned cash bonuses in the amount of $30,770 and $100,000, respectively for their services. These amounts represented 87% and 71% of the targeted bonus amounts for Mr. Hill and Mr. Benitz, respectively. Dr. Petrick was not bonus eligible in 2007 but received a discretionary bonus of $22,000. In 2008 Dr. Petrick is eligible to earn a cash bonus targeted at 30% of his base salary

The Compensation Committee believes that the payment of the annual incentive bonus in cash provides incentives necessary to retain our Named Executive Officers and reward them for short-term company performance.

Discretionary Long-Term Equity Incentive Awards

Our Named Executive Officers and all of our employees, are eligible to participate in our annual award of stock option grants.

Guidelines for the number of stock options and restricted stock awards granted to each Named Executive Officer are determined using a procedure approved by the Compensation Committee based upon several factors, including the such officer’s level of responsibility, performance and the value of the stock option at the time of grant. As a result, additional grants other than the annual award may be made following a significant change in job responsibility or in recognition of a significant achievement. In addition, the Compensation Committee approves the awarding of an initial grant of stock options at the time of hire to attract talented executive officers.

Stock options granted under our stock plan generally have a three-year vesting schedule in order to provide an incentive for continued employment and generally expire ten years from the date of the grant. We grant options at the fair market value of the underlying stock on the date of grant.

We do not have any programs, plans or practices with respect to the timing of stock option grants in coordination with the release of material nonpublic information and the Compensation Committee generally grants all stock options at regularly-scheduled meetings. Likewise, we do not time the release of material nonpublic information for the purpose of affecting the value of equity or other compensation granted to our Named Executive Officers. With respect to annual incentive stock option grants for our Named Executive Officers, the Compensation Committee generally grants stock options to our Named Executive Officers at the first regularly-scheduled meeting of each fiscal year.

Defined Contribution Plans

We do not, currently, have a Section 401(k) Savings/Retirement Plan, or other post retirement plan.

Other Benefits

We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly-qualified personnel. Named executive officers are eligible to participate in all of our employee benefit plans, such as medical and dental in each case generally on the same basis as other employees.

Employment Agreements with Executives

President & Chief Executive Officer

On June 12, 2007, we entered into an employment agreement with Dennis F. Steadman pursuant to which Mr. Steadman agreed to continue to serve as the Company’s President and Chief Executive Officer. Mr. Steadman’s previous employment agreement dated April 20, 2004 expired on May 2, 2007. The term of the employment agreement commenced on June 8, 2007 and continues through December 31, 2007. The term automatically renews on January 1, 2008 and on each successive anniversary date thereof for a one-year period unless written notice is given by the Company or Mr. Steadman of its or his intention not to extend the term at least 60 days prior to December 31, 2007 or such subsequent anniversary date, as the case may be. The agreement provides that Mr. Steadman will receive a base salary of $275,000 each year and will be eligible to receive an annual bonus having an aggregate value of $300,000, prorated for the period from May 1, 2007 to December 31, 2007 subject to agreed upon goals. The bonus is payable 60% in cash as a lump sum payment on or before March 15th of the following calendar year and 40% in common stock of the Company. The board of directors of the Company will consider increases to the bonus on an annual basis. Mr. Steadman is also eligible to receive additional bonuses of $50,000 in connection with the Company’s acquisition, in-licensing, or adoption of new products and technologies. The agreement also provides that Mr. Steadman is entitled to receive total stock options relating to 280,000 shares of the Company’s common stock. The stock options were issued by the Company on May 25, 2007 under the Company’s 2007 Stock Incentive Plan at an exercise price of $1.87 per share.

Chief Financial Officer

Velcera and Mr. Hill entered into an employment letter agreement dated April 3, 2007 whereby Mr. Hill will serve as Velcera’s Chief Financial Officer on an at-will basis. The agreement provides for an initial annual base salary of $186,000 and the opportunity for Mr. Hill to earn an annual discretionary bonus in an amount up to 30% of Mr. Hill’s then current annual base salary. The employment agreement also provides that Mr. Hill will receive an option to purchase 100,000 shares of our common stock at an exercise price of $1.87 per share. The option vests in three equal annual installments, commencing on May 14, 2008. Subject to certain exceptions, in the event Mr. Hill’s employment is terminated by Velcera within one year following a “change of control” (as defined in the employment letter agreement), Mr. Hill is entitled to receive on the date of termination an amount equal to his then current annual base salary, an amount equal to the mid-point of Mr. Hill’s then annual discretionary bonus range, and all unvested portions of his stock option grant will vest. Additionally, if Velcera terminates Mr. Hill without “cause” (as defined in the employment letter agreement), Mr. Hill is entitled to a severance payment equal to three months of his then monthly base salary.

Vice President, Research and Development

On September 1, 2004, Antonio Benitz, DVM, MS accepted an at-will position with us to serve as our Vice President, Research and Development. Dr. Benitz receives an annual base salary of $235,000 and is also eligible for a bonus, at the discretion of our board of directors, of up to 60% of his base salary.  Additionally, Dr. Benitz is eligible to receive additional cash bonuses upon (a) the acceptance for review by the FDA (or its European equivalent) of each sponsored product during the term his employment with us and (b) final approval by the FDA (or its European Equivalent) for each sponsored product during the term of his employment with us. Also, in conjunction with his employment, we granted Dr. Benitz options to purchase 135,000 shares of our common stock, which currently have an exercise price equal to $3.50 per share. These options vest in equal parts on each of the first three (3) anniversaries of the respective grant dates, in each case only if Dr. Benitz remains employed by us at such times. On April 27, 2006, in connection with the repricing of such options, we granted Mr. Benitz 100,000 shares of restricted stock, which vest upon certain liquidity events, including, without limitation, 180 days following the date upon which our common stock is tradable on the OTCBB.

Vice President, Regulatory Affairs

On July 7, 2004, David Petrick, DVM, JD accepted a part-time at-will position with us to serve as our Vice President, Regulatory Affairs. Dr. Petrick receives an annual base salary of $96,000 and is also eligible to receive additional cash bonuses upon (a) the acceptance for review by the FDA (or its European equivalent) of each sponsored product during the term his employment with us and (b) final approval by the FDA (or its European Equivalent) for each sponsored product during the term of his employment with us. Also, in conjunction with his employment with us, we granted Dr. Petrick options to purchase 80,000 shares of common stock, which currently have an exercise price equal to $3.50 per share. These options vest in equal parts on each of the first three (3) anniversaries of Dr. Petrick’s employment with us, in each case only if Dr. Petrick remains employed by us at such times. On April 27, 2006, in connection with the re-pricing of such options, we granted Mr. Petrick 70,000 shares of restricted stock, which vest upon certain liquidity events, including, without limitation, 180 days following the date upon which our common stock is tradable on the OTCBB.

Severance and Change of Control Payments

Mr. Steadman’s employment agreement provides for certain compensation upon termination of employment as follows:

The agreement generally provides that if Mr. Steadman’s employment is terminated by the Company without “cause” (as defined in the agreement) and not in connection with a “change of control” (as defined in the agreement) or if he terminates his employment for “good reason” (as defined in the agreement), the Company will pay Mr. Steadman (i) his base salary for a period of 12 months following such termination, (ii) a lump sum on the date of any termination any expense reimbursement owed through that date, and (iii) an additional amount in cash equal to $822.00 multiplied by the number of days the Company employed Mr. Steadman during the then current calendar year. The agreement also provides for compensation in the event Mr. Steadman’s employment is terminated by the Company prior to and as a result of, or within one year following a change of control resulting in the Company or its stockholders receiving at least a certain threshold in value. Upon the occurrence of such event, the Company shall pay to Mr. Steadman (i) one year’s base salary in a lump sum, (ii) his expense reimbursement amounts through the date of the change of control, (iii) $300,000 in cash, and (iv) an additional amount in cash equal to $822.00 multiplied by the number of days the Company employed Mr. Steadman during the then current calendar year. In the event, Mr. Steadman’s employment is terminated by the Company prior to and as a result of, or within one year following a change of control resulting in the Company or its stockholders receiving less than a certain threshold in value, then the Company shall pay to Mr. Steadman (i) 6 months base salary in a lump sum, (ii) his expense reimbursement amounts through the date of the change of control, and (iii) an additional amount in cash equal to $822.00 multiplied by the number of days the Company employed Mr. Steadman during the then current calendar year.

The agreement also provides that at all times during Mr. Steadman’s employment and after Mr. Steadman’s termination of employment with the Company, Mr. Steadman will maintain the confidentiality of all confidential information owned by, or received by or on behalf of, the Company or its affiliates. In addition, during the term of Mr. Steadman’s employment with the Company, and for the one-year period after Mr. Steadman’s termination of employment with Company, Mr. Steadman shall not (i) compete against the Company, (ii) solicit in any way the customers of the Company; or (iii) recruit in any way the employees of the Company.

Mr. Hill’s letter agreement provides for certain compensation upon termination of employment as follows:

Subject to certain exceptions, in the event Mr. Hill’s employment is terminated by Velcera within one year following a “change of control” (as defined in the employment letter agreement), Mr. Hill is entitled to receive on the date of termination an amount equal to his then current annual base salary, an amount equal to the mid-point of Mr. Hill’s then annual discretionary bonus range, and all unvested portions of his stock option grant will vest. Additionally, if Velcera terminates Mr. Hill without “cause” (as defined in the employment letter agreement), Mr. Hill is entitled to a severance payment equal to three months of his then monthly base salary.

Compensation Committee Interlocks and Insider Participation

The board of directors has established a Compensation Committee, consisting of Dr. Preston, Mr. Kazam and Dr. Stein. No members of the Compensation Committee are officers, employees or former officers Velcera, Inc. No executive officer of Velcera, Inc. served as a member of the compensation committee or board of directors of another entity (or other committee of our board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors), one of whose executive officers served on the compensation committee or as a director of Velcera, Inc.

Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by or paid to (i) each individual serving as our principal executive officer during our last completed fiscal year; and (ii) each other individual that served as an executive officer at the conclusion of the fiscal year ended December 31, 2007 and who received in excess of $100,000 in the form of salary and bonus during such fiscal year (collectively, the “named executives”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Dennis S. Steadman President and Chief Executive	2007	250,000	—	39,550	64,244	109,325	—	—	463,119
Matthew C. Hill Chief Financial Officer(3)	2007	117,680	—	—	25,593	30,770	—	—	174,043
Antonio M. Benitz Vice President Research and Development	2007	236,250	—	—	105,898	100,000	—	—	442,148
David M. Petrick Vice President, Regulatory Affairs	2007	96,574	22,000	—	60,572	—	—	—	179,146
Jay Lobell Former Chief Executive Officer and President (4)	2007	—	—	—	—	—	—	—	—

(1)	Mr. Steadman’s bonus calls for 40% to be paid in Company stock.
(2)
Amount reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with SFAS 123(R) of stock option awards, and may include amounts from awards granted in and prior to fiscal year 2007. Assumptions used in the calculation of this amount for employees are identified in footnote one to Velcera’s financial statements for the year ended December 31, 2007.

(3)	Mr. Hill joined Velcera in May 2007.
(4)	Mr. Lobell served as Chief Executive Officer and President of Denali Sciences, Inc. from its inception in August 2005 until the merger with Velcera on February 27, 2007.

Grants of Plan-Based Awards

The following table includes certain information with respect to grants of plan-based awards to the Named Executive Officers during the fiscal year ended December 31, 2007.

			Estimated Future Payments Under Non-Equity Incentive Plan Awards			Estimated Future Payments Under Equity Incentive Plan Awards
Name	Grant Date	Plan Name	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Option Awards: Number of securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
Dennis F. Steadman (1)	5/24/07	2007 Plan	—	—	—	—	—	—	280,000	1.87	343,975
Matthew Hill (2)	5/14/07	2007 Plan	—	—	—	—	—	—	100,000	1.87	122,848

(1)
Upon executing his employment agreement Mr. Steadman received total stock options relating to 280,000 shares of the Company’s common stock. The stock options vest upon meeting certain performance based goals.

(2)
Upon Mr. Hill’s employment he received an option to purchase 100,000 shares of our common stock at an exercise price of $1.87 per share. The option vests in three equal annual installments, commencing on May 14, 2008.

Options Exercised and Stock Vested Table

No stock options were exercised by Named Executive Officers during the fiscal year ended December 31, 2007.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding each unexercised option and non-vested stock award held by each of our Named Executive Officers as of December 31, 2007.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards (1)					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Dennis F. Steadman (2)	—	280,000	—	1.87	5/24/17	19,775	39,550
Matthew C. Hill	—	100,000	—	1.87	5/24/17	—	—
Antonio M. Benitz	125,000	—	—	3.50	10/18/14	—	—
Antonio M. Benitz	6,666	3,334	—	3.50	11/1/15	—	—
David M Petrick	80,000	—		3.50	7/7/2014	—	—

(1)
All options granted pursuant to our 2003 Stock Incentive Plan or 2007 Stock Incentive Plan, as amended. Pursuant to both Plans, options vest in equal amounts annually over three years, with the first third vesting on first anniversary of the grant date and each vesting date subject to continued employment with us on each such date.

(2)	Mr. Steadman’s stock option vests upon meeting certain performance based goals.

Severance and Change of Control Arrangements

See “— Employment Agreements with Executives” above for a description of the severance and change of control arrangement with Mr. Steadman and Mr. Hill.

Our board of directors, or a committee thereof, serving as plan administrator of our 2003 Stock Incentive Plan and our 2007 Stock Incentive Plan, has the authority to provide for accelerated vesting of the options granted to our Named Executive Officers and any other person in connection with changes of control. This description constitutes only a summary of the relevant terms of our 2003 Stock Incentive Plan and our 2007 Stock Incentive Plan.

Executive Compensation under the 2003 Stock Incentive Plan

We have outstanding 428,630 stock options issued under our 2003 Stock Incentive Plan at exercise prices ranging from $0.10 to $3.75 per share of which 289,007 have been issued to the named executives or directors.

Executive Compensation under the 2007 Stock Incentive Plan

On May 24, 2007, our Board of Directors adopted and approved our 2007 Stock Incentive Plan and reserved 2,000,000 shares of the Company’s common stock under the that plan. We have outstanding 813,980 stock options issued under that plan all at exercise prices of $1.87 per share, of which 611,666 have been issued to the named executives or directors

Director Compensation

The following table shows the compensation earned by each of our non-employee directors for the year ended December 31, 2007:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
John Michael Preston	35,000	—	8,190	—	—	—	43,190
Dennis F. Steadman	—	—	—	—	—	—	—
Joshua A. Kazam	—	—	6,825	—	—	—	6,825
Jason Stein	—	—	6,825	—	—	—	6,825
Manya S. Deehr	—	—	4,073	—	—	—	4,073
Harold L. Zuber, Jr.	2,310	—	24,228	—	—	—	26,538
Kevin Vasquez (2)			6,825	—	—	—	6,825
Peter M. Kash (3)			30,712				30,712
Stephen C. Rocamboli (3)			30,712				30,712

(1)
Amount reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with SFAS 123(R) of stock option awards, and may include amounts from awards granted in and prior to fiscal year 2006. Assumptions used in the calculation of this amount for employees are identified in footnote one to Velcera’s financial statements for the year ended December 31, 2007

(2)
Mr. Vasquez resigned as director of the Company, effective as of March 18, 2008. In connection with his departure, the Board accelerated the vesting of his options to purchase 60,000 shares of the Company’s common stock

(3)
Stephen Rocamboli and Peter Kash resigned as directors of the Company, effective as of July 5, 2007. Mr. Rocamboli also resigned as the Company’s secretary. In connection with their departure, the Board accelerated the vesting of an option held by each departing director to purchase 25,000 shares of the Company’s common stock.

(4)	On May 24, 2007, our board of directors approved a director compensation plan whereby directors will be entitled to receive compensation beginning this year as follows:

•	$35,000 in yearly cash compensation for the position of non-executive chairman of the board;
•	$10,000 in yearly cash compensation for the chairman of the audit committee;
•
Annual grants on May 1st of each year (although the 2007 grant was on May 24, 2007) of an option to purchase 25,000 shares of the Company’s common stock to all members of the board of directors, vesting ratably over 3 years; and

•
An additional annual grant on May 1st of each year (although the 2007 grant was on May 24, 2007) of an option to purchase 5,000 shares of the Company’s common stock to the chairman of the compensation committee, also vesting ratably over 3 years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table summarizes certain information regarding the beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of our outstanding common stock as of April 15, 2008 by (i) each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, (ii) each of our directors, (iii) each of our Named Executive Officers (as defined in Item 402(a)(3) of Regulation S-B under the Securities Act), and (iv) all executive officers and directors as a group. Except as indicated in the footnotes below, the security and stockholders listed below possess sole voting and investment power with respect to their shares.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (#)(1)	Percentage of Common Stock Beneficially Owned (%)(1)

Dennis F. Steadman (2)	349,050	2.9%

Matthew C. Hill (3)	33,333	***

Antonio Benitz (4)	231,666	1.9%

David Petrick (5)	147,500	1.2%

John M. Preston (6)	131,827	***

Harold L. Zuber	0	***

Jason Stein, M.D. (7)	311,421	2.6%

Joshua Kazam (8)	518,223	4.3%

Manya S. Deehr	0	***

Visium Capital Management, LLC (9) c/o Balyasny Asset Management, LP 650 Madison Avenue New York, NY 10022	2,452,839	19%

Neuberger Berman, LLC (10) 111 River Street Hoboken, NJ 07030	1,002,674	8.1%

Directors and Named Executive Officers as a group, 10 individuals (11)	1,723,021	13.8%

* represents less than 1 percent.

(1)
Assumes 12,039,804 shares of Common Stock are outstanding. Beneficial ownership is determined in accordance with SEC rules, and includes any shares as to which the security or stockholder has sole or shared voting power or investment power, and also any shares which the security or stockholder has the right to acquire within 60 days of the date hereof, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the security or stockholder that he, she or it is a direct or indirect beneficial owner of those shares.

(2)
Includes 259,026 shares of common stock sold to Mr. Steadman for $.001 per share pursuant to the terms of his employment agreement and related agreements and 63,500 shares of common stock issuable upon the exercise of fully vested options.

(3)	Includes 33,333 shares of common stock issuable upon the exercise of fully vested options.
(4)	Includes 131,666 shares of common stock issuable upon the exercise of fully vested options.
(5)	Includes 80,000 shares of common stock issuable upon the exercise of fully vested options. Includes a warrant to purchase 2,500 shares of common stock at an exercise price equal to $1.87 per share.
(6)	Includes 84,007 shares of common stock issuable upon the exercise of fully vested options. Includes a warrant to purchase 13,368 shares of common stock at an exercise price equal to $1.87 per share.
(7)	Includes a warrant to purchase 6,684 shares of common stock at an exercise price equal to $1.87 per share and 8,333 shares of common stock issuable upon the exercise of fully vested options. .
(8)	Includes 8,333 shares of common stock issuable upon the exercise of fully vested options.. Includes a warrant to purchase 20,053 shares of common stock at an exercise price equal to $1.87 per share.
(9)
Represents securities held by Atlas Master Fund, LTD, Visium Long Bias Offshore Fund, LTD, Visium Long Bias Fund, LP, Visium Balanced Offshore Fund, LTD and Visium Balanced Fund, LP, for which Visium Capital Management, LLC is the investment advisor. Jacob Gottlieb and Dmitry Balyasny, principals of Visium Capital Management, LLC, have shared voting and dispositive power with respect to the securities held by these entities. Includes a warrant to purchase 848,562 shares of common stock at an exercise price equal to $1.87 per share.

(10)
Represents securities held by Libertyview Funds, LP, Libertyview Socially Responsible Fund, LP, Libertyview Special Opportunities Fund, LP, and Trust “D” (for a portion of the Assets of the Kodak Retirement Income Plan) for which Neuberger Berman, LLC is the investment advisor. Richard A. Meckler, principal of Neuberger Berman, LLC, has voting and dispositive power with respect to the securities held by these entities. Includes a warrant to purchase 334,224 shares of common stock at an exercise price equal to $1.87 per share.

(11)
Includes warrants to purchase 56,836 shares of common stock held by certain directors and officers, and fully vested options to purchase 409,173 shares of common stock held by certain directors and officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have based our current business plan on exploiting certain exclusive rights to certain intellectual property rights obtained from NovaDel pursuant to the NovaDel License Agreement. Lindsay Rosenwald, M.D., one of our substantial stockholders, and certain trusts for the benefit of Dr. Rosenwald or his children own, in the aggregate, approximately 24% of the outstanding shares of common stock of NovaDel.

We rented office space from Steadman Consulting Co., LLC for $2,600 per month and we have purchased office supplies, computers and furniture from Steadman Consulting LLC for $6,763.87. Our chief executive officer, Dennis Steadman, is the managing member of Steadman Consulting LLC. The lease to rent such office space was terminated in August 2007. Rent expense under the lease for the years ended December 31, 2007 and 2006 was $20,800 and $31,200, respectively.

From October 2000 to January 2007, Manya Deehr, one of our directors, was a partner in the business and finance practice of Morgan Lewis & Bockius LLP, where she worked exclusively with life sciences companies. Since January 1, 2006, Morgan Lewis & Bockius LLP has performed certain legal work for the Company and the approximate dollar value of that legal work during that period was $150,000.

On August 14, 2005, Denali, an affiliate of a significant stockholder of the Company, issued a 5% promissory note payable to Paramount BioCapital Investments, LLC (“PBI”), an affiliate of a significant stockholder of the Company. This note and all accrued interest would have matured on August 14, 2008, or earlier if certain events had occurred. The note was issued to PBI for future expenses that it paid on behalf of the Company. As of December 31, 2006, the principal balance of this note was $31,310. On December 31, 2006, this note was assigned to Paramount BioSciences, LLC (“PBS”, an affiliate of a significant stockholder of the Company). This note was assumed by Velcera in connection with the Recapitalization in February 2007. In May 2007, this note was fully repaid.

On January 30, 2006, Denali issued a 5% promissory note payable to PBS. This note and all accrued interest would have matured on January 30, 2009, or earlier if certain events had occurred. The note was issued to PBS for future expenses that it has since paid on behalf of Denali. As of December 31, 2006, the principal balance of this note was $20,614. This note was assumed by Velcera in connection with the Recapitalization in February 2007. In May 2007, this note was fully repaid.

In January 2007, certain directors of the Company loaned the Company $285,000. These amounts were repaid in shares of the Company’s common stock in the Company’s February 2007 private placement.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Common Stock

Our common stock trades on the OTCBB under the symbol “VLCR.OB.” A registration statement relating to the resale of our common stock was declared effective on November 1, 2007. On November 1, 2007, our common stock first became eligible for trading on the OTCBB.

As of April 15, 2008, we had outstanding 12,039,804 shares of common stock. Additionally, we have outstanding options to purchase an aggregate of 1,394,309 shares of common stock and warrants to purchase an aggregate of 2,982,325 shares of common stock.

None of our outstanding shares of common stock are currently available for resale to the public under Rule 144 of the Securities Act. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed 1 percent of the number of our then outstanding common shares, which would equal approximately 120,000 shares as of the date of this prospectus. Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company. Under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Quotation of our Common Stock on the OTCBB

Our common stock trades on the OTCBB, a regulated quotation service that is administered and regulated by the NASD, under the symbol “VLCR.OB.” The following table sets forth the per share high and low closing sales prices of the Company’s common stock, as reported by the OTCBB, for each quarterly period during the period we were publicly traded on the OTCBB. These may not be the prices that you would sell or would pay to purchase a share of our common stock during the periods shown.

	High	Low
2007:
Fourth Quarter	$3.00	$2.50

2008:
First Quarter	$2.50	$0.60

Because our common stock trades on the OTCBB, we are subject to an SEC rule that, if we fail to meet the criteria set forth in such rule, imposes various practice requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors. Consequently, such rule may deter broker-dealers from recommending or selling our common stock, which may further limit its liquidity. This would also make it more difficult for us to raise additional capital. We may in the future plan to seek listing of our common stock on a national securities exchange.

Unlike the New York Stock Exchange, Nasdaq Stock Market or American Stock Exchange, the OTCBB is not a listing issuer service, market or exchange and does not have continued listing or other corporate governance standards that must be satisfied in order to maintain eligibility for quotation. However, issuers of securities quoted on the OTCBB must remain timely file all periodic and current reports and all other filings required to be made with the SEC, such as annual reports on Form 10-K or 10-KSB, quarterly reports on Form 10-Q or 10-QSB and current reports on Form 8-K. Issuers who become delinquent in their required SEC filings will be removed from the OTCBB after a 30 or 60-day grace period.

Record Holders

As of April 15, 2008, we believe there were at least 275 holders of record of our common stock.

Dividends

We have not paid or declared any dividends on our common stock and we do not anticipate paying dividends on our common stock for the foreseeable future.

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2007, the (i) number of securities to be issued upon the exercise of outstanding options, warrants and rights issued under our equity compensation plans, (ii) the weighted average exercise price of such options, warrants and rights, and (iii) the number of securities remaining available for future issuance under our equity compensation plans (each as converted pursuant to the Recapitalization):

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plan (excluding (a)) (c)
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	1,242,609	2.09	1,206,120
Total	1,242,609	2.09	1,206,120

Regulation of Penny Stocks

Our common stock meets the definition of a “penny stock” under applicable SEC rules. Broker-dealers who sell penny stocks must satisfy several rules when recommending that their customers purchase penny stock. A summary of those rules is set forth below.

Definition of a Penny Stock. The SEC has adopted several rules regulating transactions involving “penny stocks.” As a general matter, the term “penny stock” means any equity security other than a security:

·	that is a “reported security” as that term is defined by SEC rule, including securities listed on the Nasdaq Stock Market, the New York Stock Exchange or the American Stock Exchange,

·	that is issued by an investment company,

·	that is a put or call option issued by the Options Clearing Corporation,

·	that has a price of $5.00 or more,

·	that is registered, or approved for registration upon notice of issuance, on a national securities exchange that makes transaction reports available, subject to restrictions provided in the rule,

·	that is a security futures product listed on a national securities exchange or an automated quotation system sponsored by a registered national securities association, or

·
whose issuer has (i) net tangible assets of more than $2 million if the issuer has been in business for at least 3 continuous years, and $5 million if the issuer has been in business less than 3 years, or (ii) average revenue of at least $6 million for the last 3 years.

Suitability Determination. The SEC’s rules governing penny stock transactions are designed to ensure that brokers and dealers make a determination that a particular customer is appropriately suited to purchase penny stocks. Accordingly, prior to the sale of a penny stock recommended by the broker-dealer to a new customer who is not an institutional accredited investor, the broker-dealer must approve the customer’s account for transactions in penny stocks. The determination requires the broker-dealer to obtain from the customer information concerning the customer’s “financial situation, investment experience, and investment objectives.” Based on this information, the broker-dealer must then reasonably determine that transactions in penny stocks are suitable for the customer and that the customer has sufficient knowledge and experience in financial matters that the person reasonably may be expected to be capable of evaluating the risks of penny stock transactions. The broker-dealer then must provide the customer with a written statement, to be signed by the customer, that sets forth the suitability determination made by the broker-dealer.

Penny Stock Risk Disclosure Document. At least two business days prior to the initial penny stock transaction with a customer, the broker-dealer must provide to the customer a risk disclosure document, which states clearly that transactions in penny stocks can be very risky and urges the customer to use caution before proceeding with the transaction. The document warns the customer of the lack of liquidity in many penny stocks, the possibility of losing the investment, the need to use caution, and not to rely on the salesperson. The document also sets forth the remedies available to customers in the event the broker-dealer violates the penny stock rules in connection with a transaction with the customer. The risk disclosure document also includes pricing information relating to the penny stock and the compensation paid to the broker-dealer in connection with the transaction.

Monthly Statements. The broker-dealer must also furnish to the customer a statement as of the last day of each month that describes for each penny stock held by the broker-dealer for the customer’s account the price of the security, the number of shares of each penny stock security held for the customer, and the estimated market value of the security. The monthly statement must be sent to the customer within 10 days following the end of each month.

USE OF PROCEEDS

We will not receive any proceeds from the resale of any of the shares offered by this prospectus by the selling stockholders. With respect to the underlying shares being offered hereby, we would receive gross proceeds of approximately $5,997,405 assuming the exercise of all warrants. To the extent any of these warrants are exercised, we intend to use the proceeds for general working capital and administrative functions.

DETERMINATION OF OFFERING PRICE

Our common stock trades on the OTCBB under the symbol “VLCR.OB.” On April 15, 2008, the last sales price for our common stock as reported on the OTCBB was $0.60.

SELLING STOCKHOLDERS

This prospectus covers the resale by the selling stockholders identified below of 11,071,663 shares of our common stock, including 2,982,325 shares issuable upon exercise of warrants.

The following table sets forth the number of shares of our common stock beneficially owned by the selling stockholders as of April 15, 2008, and after giving effect to this offering.

Selling Stockholder	Shares Beneficially Owned Before Offering (a)	Number of Outstanding Shares Offered by Selling of Common Stock Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Number of Shares Offered by Selling Stockholder Registered Hereunder	Percentage Beneficial Ownership of Voting Securities After Offering (b)

34th Street Dental Floor Offset Plan (1)	18,448	12,299	6,149	18,448	0

34th St. Dental Profit Sharing Plan (2)	18,448	12,299	6,149	18,448	0

Abdalla, Phillip J. and Joyce V., JTWROS	10,800	10,800	0	10,800	0

Ackerman, Neel B. and Martha N., JTWROS	53,999	53,999	0	53,999	0

Allied Diesel Service Inc. Employee Profit Sharing Plan #2 (3)	18,448	12,299	6,149	18,448	0

Arnston, Morris A., Jr.	26,999	26,999	0	26,999	0

Selling Stockholder	Shares Beneficially Owned Before Offering (a)	Number of Outstanding Shares Offered by Selling of Common Stock Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Number of Shares Offered by Selling Stockholder Registered Hereunder	Percentage Beneficial Ownership of Voting Securities After Offering (b)

Atlas Master Fund, Ltd (4)	139,275	92,850	46,425	139,275	0

Barson, Janet S.	36,898	24,599	12,299	36,898	0

Beck Family Partners, L.P.	19,284	19,284	0	19,284	0

Berg, Mark IRA, Delaware Charter Guarantee & Trust Co. as Custodian	67,498	67,498	0	67,498	0

Berkowitz, Daniel IRA, Pershing LLC as Custodian	32,086	21,391	10,695	32,086	0

Berlinger, Michael	20,053	13,369	6,684	20,053	0

Bernstein, Benjamin	2,659	0	2,659	2,659	0

Bershad, David J.	20,249	20,249	0	20,249	0

Brino Investment Ltd.	19,284	19,284	0	19,284	0

Bristol Investment Fund, Ltd.	154,281	154,281	0	154,281	0

Buckham, Edwin A. and Buckham, Wendy F., JTWROS	19,284	19,284	0	19,284	0

Chasanoff, Teddy	20,053	13,369	6,684	20,053	0

Chestnut Ridge Partners, LP (5)	80,212	53,475	26,737	80,212	0

Christakos, Basil	1,104	0	1,104	1,104	0

Clarke, Kevin IRA, Pershing LLC as Custodian	18,448	12,299	6,149	18,448	0

Clearwater Fund I, L.P. (6)	180,481	120,321	60,160	180,481	0

Selling Stockholder	Shares Beneficially Owned Before Offering (a)	Number of Outstanding Shares Offered by Selling of Common Stock Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Number of Shares Offered by Selling Stockholder Registered Hereunder	Percentage Beneficial Ownership of Voting Securities After Offering (b)

Clearwater Offshore Fund, Ltd. (6)	180,481	120,321	60,160	180,481	0

Clemente, Ann	20,053	13,369	6,684	20,053	0

Corcoran, William	1,361	0	1,361	1,361	0

Cox, Archibald Jr.	57,855	57,855	0	57,855	0

Cranshire Capital, LP (7)	160,428	106,952	53,476	160,428	0

Daniel, Raymond and Gloria June	3,861	3,861	0	3,861	0

Darienzo, Sr., Ralph A.	18,448	12,299	6,149	18,448	0

Denenberg, Linda and Howard	9,720	9,720	0	9,720	0

Desai, Praful	26,999	26,999	0	26,999	0

Domaco Company (8)	20,053	13,369	6,684	20,053	0

Domaco Venture Capital Fund (8)	29,696	23,012	6,684	29,696	0

Dougherty, Vernon P.	20,249	20,249	0	20,249	0

Dovolis, Gregory J.	9,450	9,450	0	9,450	0

Doyle, J. William	40,499	40,499	0	40,499	0

Dunkin, John O.	40,499	40,499	0	40,499	0

Dweck, Isaac R.	19,284	19,284	0	19,284	0

Elias Sayour Foundation, Inc. (9)	32,086	21,391	10,695	32,086	0

Engelbert, Marc	20,053	13,369	6,684	20,053	0

Falk, Robert I.	20,249	20,249	0	20,249	0

Far Ventures, LLC (10)	29,503	22,819	6,684	29,503	0

Selling Stockholder	Shares Beneficially Owned Before Offering (a)	Number of Outstanding Shares Offered by Selling of Common Stock Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Number of Shares Offered by Selling Stockholder Registered Hereunder	Percentage Beneficial Ownership of Voting Securities After Offering (b)

Fatoullah, Carol	20,053	13,369	6,684	20,053	0

Fatoullah, Elliot IRA, Pershing LLC as Custodian	20,053	13,369	6,684	20,053	0

Fetz, Robert Craig	10,800	10,800	0	10,800	0

Frankfort, Rose	18,448	12,299	6,149	18,448	0

Funcorp Associates Ltd. (11)	64,171	42,781	21,390	64,171	0

Gaynes, Davis & Barbara - JTWROS	18,448	12,299	6,149	18,448	0

Genzer, Benjamin	20,053	13,369	6,684	20,053	0

Geri Investments N.V. (12)	75,000	50,000	25,000	75,000	0

Glasser, Dean	6,075	6,075	0	6,075	0

GMM Capital	38,571	38,571	0	38,571	0

Goad, Rick J.	18,900	18,900	0	18,900	0

Gold, Sandy	18,849	12,566	6,283	18,849	0

Goldenberg, Aaron	20,053	13,369	6,684	20,053	0

Goldenberg, Gloria and Joel Bernstein — JTWROS	20,053	13,369	6,684	20,053	0

Goldin, Barry	15,000	10,000	5,000	15,000	0

Goldin, Barry & Barbara - JTWROS	15,000	10,000	5,000	15,000	0

Gomberg, Bruce	18,849	12,566	6,283	18,849	0

John A. Goodman Living Trust dated 11/8/05 (13)	13,500	13,500	0	13,500	0

Selling Stockholder	Shares Beneficially Owned Before Offering (a)	Number of Outstanding Shares Offered by Selling of Common Stock Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Number of Shares Offered by Selling Stockholder Registered Hereunder	Percentage Beneficial Ownership of Voting Securities After Offering (b)

Gottlieb, Jacob	38,570	38,570	0	38,570	0

Green Acres Dental Salary Savings Plan (14)	18,448	12,299	6,149	18,448	0

Grillo, Joan	20,053	13,369	6,684	20,053	0

Gross, John "S"	20,053	13,369	6,684	20,053	0

Grossman, Andrew Profit Sharing Plan, Pershing LLC as Custodian	20,053	13,369	6,684	20,053	0

Grossman, Nanette IRA, Pershing LLC as Custodian	20,053	13,369	6,684	20,053	0

Grunstein, Leonard	19,284	19,284	0	19,284	0

Guardino, Peter E. (15)	9,225	6,150	3,075	9,225	0

Gurwicz, Aida IRA, Pershing LLC as Custodian	20,053	13,369	6,684	20,053	0

Haft, Jacob	20,053	13,369	6,684	20,053	0

Harari Family LLC (16)	20,053	13,369	6,684	20,053	0

Hays, Paul R.	6,750	6,750	0	6,750	0

Heinle, James F. and Susan Ford	3,857	3,857	0	3,857	0

Herskowitz, Neil	3,857	3,857	0	3,857	0

Hicks, Catherine	20,053	13,369	6,684	20,053	0

Hight, Norton & Joan - JTWROS	20,053	13,369	6,684	20,053	0

Hight, Randall	32,086	21,391	10,695	32,086	0

Holborn Limited	19,284	19,284	0	19,284	0

Selling Stockholder	Shares Beneficially Owned Before Offering (a)	Number of Outstanding Shares Offered by Selling of Common Stock Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Number of Shares Offered by Selling Stockholder Registered Hereunder	Percentage Beneficial Ownership of Voting Securities After Offering (b)

Hurd, Madeleine	18,849	12,566	6,283	18,849	0

Imperiale, John IRA, Pershing LLC as Custodian	20,053	13,369	6,684	20,053	0

Incangnoli, Theresa M.	13,500	13,500	0	13,500	0

Industrial Electronics	8,100	8,100	0	8,100	0

Jacobs, Norman	9,450	9,450	0	9,450	0

Jared J. Scharf, Trustee, Trust F/B/O Felicia Mark, Jacqueline Mark and Eric Mark (17)	20,053	13,369	6,684	20,053	0

Jaroslawicz, David	38,570	38,570	0	38,570	0

Johnson, Roland H.	12,030	8,020	4,010	12,030	0

Kaiden, Scott & Charlotte - JTWROS	20,053	13,369	6,684	20,053	0

Kash, Peter	370,799	0	8,530	8,530	2.0

Kash, Peter & Donna	370,799	50,802	25,401	76,203	2.0

Katzmann, Scott	18,209	0	18,209	18,209	0

Kazam, Bonnie B.	19,284	19,284	0	19,284	0

Kazam, Joshua (18)	518,223	50,802	34,284	85,086	2.8

Kelly, Elaine N.	18,150	12,100	6,050	18,150	0

Kelly, Maura M.	32,086	21,391	10,695	32,086	0

Kelly, William P.	18,849	12,566	6,283	18,849	0

Selling Stockholder	Shares Beneficially Owned Before Offering (a)	Number of Outstanding Shares Offered by Selling of Common Stock Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Number of Shares Offered by Selling Stockholder Registered Hereunder	Percentage Beneficial Ownership of Voting Securities After Offering (b)

Kessel, Lawrence and Shirley	9,641	9,641	0	9,641	0

Kessler, Howard	9,641	9,641	0	9,641	0

Khan, Asad	3,858	3,858	0	3,858	0

Klein, Robert	13,500	13,500	0	13,500	0

Knox, James and Margaret	4,050	4,050	0	4,050	0

Knox, John (19)	61,273	0	1,893	1,893	*

La Legetaz Private Foundation (20)	64,171	42,781	21,390	64,171	0

Lane, Nancy	20,053	13,369	6,684	20,053	0

Lazar, Ronald M. (21)	39,725	29,698	10,027	39,725	0

Lazarus, Anita	20,053	13,369	6,684	20,053	0

Lazarus, Claire & Sidney - JTWROS	20,053	13,369	6,684	20,053	0

Levi, James H.	20,100	13,400	6,700	20,100	0

Lewit, Edward & Phoebe - JTWROS	20,053	13,369	6,684	20,053	0

Liatos, John	9,643	9,643	0	9,643	0

Libertyview Funds, LP (22)	431,149	287,433	143,716	431,149	0

Libertyview Socially Responsible Fund, LP (22)	70,188	46,792	23,396	70,188	0

Selling Stockholder	Shares Beneficially Owned Before Offering (a)	Number of Outstanding Shares Offered by Selling of Common Stock Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Number of Shares Offered by Selling Stockholder Registered Hereunder	Percentage Beneficial Ownership of Voting Securities After Offering (b)

Libertyview Special Opportunities Fund, LP (22)	330,882	220,588	110,294	330,882	0

Lifschitz, Phil	19,286	19,286	0	19,286	0

Lind, Barry J. Revocable Trust, Barry J. Lind TTEE UAD 12/19/89 (23)	96,922	79,464	9,358	88,822	0

Lind Family Investments L.P.	96,922	8,100	0	8,100	0

Linden Growth Partners	9,641	9,641	0	9,641	0

Lisenby, S. Alan	60,748	60,748	0	60,748	0

Lustig, Harvey and Ronnie, JTWROS	17,550	17,550	0	17,550	0

Luvera, Florence E.	18,448	12,299	6,149	18,448	0

Market Dynamics, Inc. (24)	80,250	53,500	26,750	80,250	0

Markowitz, Steven	19,450	9,450	10,000	19,450	0

Massaglia, Raymond M.	18,448	12,299	6,149	18,448	0

Matador Investments Pte Ltd	9,641	9,641	0	9,641	0

Maxim Group, LLC (25)	106,933	0	106,933	106,933	0

Mazzer, Mark	9,450	9,450	0	9,450	0

McCarthy, Gerald T.	18,849	12,566	6,283	18,849	0

McEntire, Robert L.	60,083	55,805	4,278	60,083	0

McInerney, Timothy	13,394	0	13,394	13,394	0

Selling Stockholder	Shares Beneficially Owned Before Offering (a)	Number of Outstanding Shares Offered by Selling of Common Stock Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Number of Shares Offered by Selling Stockholder Registered Hereunder	Percentage Beneficial Ownership of Voting Securities After Offering (b)

Mendelle, Rolanda	18,849	12,566	6,283	18,849	0

Migliaccio, Fabio	5,000	0	5,000	5,000	0

Model, Wolfe F.	20,053	13,369	6,684	20,053	0

Molloy, Fintan & Janice	40,301	33,617	6,684	40,301	0

Mongello, Michael	18,448	12,299	6,149	18,448	0

Morgan Stanley & Co. For Account of Persistency (26)	401,068	267,379	133,689	401,068	0

Mormile-Miglino, Denise	5,000	0	5,000	5,000	0

Moss, Edward & Adena - JTWROS	20,053	13,369	6,684	20,053	0

MRC Computer Corp. Profit Sharing Plan (27)	20,053	13,369	6,684	20,053	0

MSB Family Trust DTD 6/25/93 (28)	61,353	54,402	6,951	61,353	0

Mullen, Michael A.	9,450	9,450	27,000	36,450	0

Nasser, William K.	9,450	9,450	0	9,450	0

Negrin, Renato	38,570	38,570	0	38,570	0

Newton, Susan and Harry, JTWROS	19,305	19,305	0	19,305	0

Osur, Ronald	20,053	13,369	6,684	20,053	0

OZF Investments LLC	347,133	347,133	0	347,133	0

Papadimitropoulos, John	550	0	550	550	0

Pashayan, Richard	5,786	5,786	0	5,786	0

Peterson, William H. Living Trust (29)	18,448	12,299	6,149	18,448	0

Selling Stockholder	Shares Beneficially Owned Before Offering (a)	Number of Outstanding Shares Offered by Selling of Common Stock Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Number of Shares Offered by Selling Stockholder Registered Hereunder	Percentage Beneficial Ownership of Voting Securities After Offering (b)

Petrick, David M. & Susan K. (19)	147,500	5,000	2,500	7,500	*

Petrozzo, Robert	8,800	0	8,800	8,800	0

Pinney, Michael	17,550	17,550	0	17,550	0

Polak, Anthony G. (30)	59,392	46,024	13,368	59,392	0

Polak, Frederick B.	20,053	13,369	6,684	20,053	0

Polak, Jack IRA, Pershing LLC as Custodian	32,086	21,391	10,695	32,086	0

Polak, Margrit	40,106	26,738	13,368	40,106	0

Pollak, Richard H.	13,500	13,500	0	13,500	0

Ponzio, Nicholas	20,249	20,249	0	20,249	0

Porell, Robert L.	3,857	3,857	0	3,857	0

Post, John IRA, Pershing LLC as Custodian	20,053	13,369	6,684	20,053	0

Preston, John M. (18)	131,827	34,452	13,368	47,820	*

Pudelsky, David and Nancy, JTWROS	20,249	20,249	0	20,249	0

Ramsay Investment Pte LTD	1,928	1,928	0	1,928	0

Rehfield, Kenneth IRA, Pershing LLC as Custodian (31)	20,053	13,369	6,684	20,053	0

Selling Stockholder	Shares Beneficially Owned Before Offering (a)	Number of Outstanding Shares Offered by Selling of Common Stock Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Number of Shares Offered by Selling Stockholder Registered Hereunder	Percentage Beneficial Ownership of Voting Securities After Offering (b)

Reif, Louis R.	40,499	40,499	0	40,499	0

Richardson, Taw. W.	17,550	17,550	0	17,550	0

Riverside Contracting LLC	20,249	20,249	0	20,249	0

RL Capital Partners, LP (32)	139,608	99,501	40,107	139,608	0

Rocamboli, Stephen	286,056	5,347	2,673	8,020	1.85

Roman, Steve	20,053	13,369	6,684	20,053	0

Rosenberg, Sybil IRA, Pershing LLC as Custodian	20,053	13,369	6,684	20,053	0

Rosenman, Michael	9,372	0	9,372	9,372	0

Rosenwald, Lindsay	67,617	0	67,617	67,617	0

Ross, L. David	9,641	9,641	0	9,641	0

Roth, Lyon	9,643	9,643	0	9,643	0

Rothman, Henry	18,750	12,500	6,250	18,750	0

Rothschild, Jonathan	20,053	13,369	6,684	20,053	0

Rubin, Jonathan D.	20,053	13,369	6,684	20,053	0

Ruttenberg, David W.	13,500	13,500	0	13,500	0

Safford, Florence	20,053	13,369	6,684	20,053	0

Sanzo, Louis, Jr.	13,500	13,500	0	13,500	0

Scharf, Barbara	20,053	13,369	6,684	20,053	0

Scheinholz, Ivy	20,249	20,249	0	20,249	0

Schiller, Phillip J.	18,900	18,900	0	18,900	0

Selling Stockholder	Shares Beneficially Owned Before Offering (a)	Number of Outstanding Shares Offered by Selling of Common Stock Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Number of Shares Offered by Selling Stockholder Registered Hereunder	Percentage Beneficial Ownership of Voting Securities After Offering (b)

Shapiro, Andrew & Pat Setji - JTWROS	20,053	13,369	6,684	20,053	0

Shapiro, Robert & Sandra - JTWROS	20,053	13,369	6,684	20,053	0

Sides, Stanley IRA, Delaware Charter Guarantee & Trust Co. as Custodian	7,714	7,714	0	7,714	0

Silver, Lawrence M.	13,500	13,500	0	13,500	0

Silver, William	20,249	20,249	0	20,249	0

Simms, Richard Keogh Plan, Delaware Charter Guarantee & Trust Co as Custodian	10,800	10,800	0	10,800	0

Slocum, Lucile	38,570	38,570	0	38,570	0

Smithfield Fiduciary LLC (33)	593,920	460,231	133,689	593,920	0

Smookler, Louis	1,104	0	1,104	1,104	0

Sorbara, Joseph	10,000	0	10,000	10,000	0

South Ferry #2, LP	94,498	94,498	0	94,498	0

Stadtmauer, Gary J.	32,086	21,391	10,695	32,086	0

Stadtmauer, Murray & Clare - JTWROS	32,086	21,391	10,695	32,086	0

Stadtmauer, Rhea & Maiman, Janice - JTWROS	20,053	13,369	6,684	20,053	0

Steadman, Dennis F. (19)	349,050	6,750	0	6,750	1.7

Stein, Jason (18)	311,421	13,368	6,684	20,052	1.9

Steinberg, Edward L.	9,643	9,643	0	9,643	0

Selling Stockholder	Shares Beneficially Owned Before Offering (a)	Number of Outstanding Shares Offered by Selling of Common Stock Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Number of Shares Offered by Selling Stockholder Registered Hereunder	Percentage Beneficial Ownership of Voting Securities After Offering (b)

Strauss, Gary J.	58,947	52,798	6,149	58,947	0

Swerdloff, David IRA, Pershing LLC as Custodian	20,053	13,369	6,684	20,053	0

Tanning, Howard IRA, Delaware Charter Guarantee & Trust Co as Custodian	40,499	40,499	0	40,499	0

Tarica, David S.	20,053	13,369	6,684	20,053	0

Taylor, Carolyn N.	40,499	40,499	0	40,499	0

Teitelbaum, Myron M., M.D.	9,641	9,641	0	9,641	0

Terhorst, Kasper & Rita - JTWROS	20,053	13,369	6,684	20,053	0

Tisu Investment Ltd.	28,927	28,927	0	28,927	0

Tornay, Suellyn P.	20,053	13,369	6,684	20,053	0

Truk Opportunity Fund, LLC (34)	160,426	106,951	53,475	160,426	0

Trust "D" (for a portion of the Assets of the Kodak Retirement Income Plan) (22)	170,455	113,637	56,818	170,455	0

Tyrell, William S.	20,249	20,249	0	20,249	0

Vale, Joseph J.	77,141	77,141	0	77,141	0

Vazquez, Kevin R. (18)	71,826	40,106	20,053	60,159	*

Victor, Rochelle	20,053	13,369	6,684	20,053	0

Selling Stockholder	Shares Beneficially Owned Before Offering (a)	Number of Outstanding Shares Offered by Selling of Common Stock Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Number of Shares Offered by Selling Stockholder Registered Hereunder	Percentage Beneficial Ownership of Voting Securities After Offering (b)

Visium Balanced Fund, LP (4)	505,573	337,049	168,524	505,573	0

Visium Balanced Offshore Fund, Ltd. (4)	804,321	536,214	268,107	804,321	0

Visium Long Bias Fund, LP (4)	227,716	151,811	75,905	227,716	0

Visium Long Bias Offshore Fund, Ltd. (4)	729,529	486,353	243,176	729,529	0

Walko, Mark & Sallie L.	11,475	11,475	0	11,475	0

Waterspout Investments Pte Ltd	3,857	3,857	0	3,857	0

Weiser, Michael	1,414	0	1,414	1,414	0

White, Tavor	20,053	13,369	6,684	20,053	0

Wilstein, David and Susan, Trustees Denise Wilstein Trust dtd 12-23-1985	19,286	19,286	0	19,286	0

Woolf, Jeffrey Blake	200	0	200	200	0

Wolverine Convertible Arbitrage Fund Trading Ltd. (35)	381,015	254,010	127,005	381,015	0

Young, Alan J.	56,216	50,334	5,882	56,216	0

Young, Jonathan IRA, Pershing LLC as Custodian	18,448	12,299	6,149	18,448	0

Zverin, Susan IRA, Pershing LLC as Custodian	20,053	13,369	6,684	20,053	0

Selling Stockholder	Shares Beneficially Owned Before Offering (a)	Number of Outstanding Shares Offered by Selling of Common Stock Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Number of Shares Offered by Selling Stockholder Registered Hereunder	Percentage Beneficial Ownership of Voting Securities After Offering (b)

Totals	13,277,109	8,089,338	2,982,325	11,071,663

* Less than 1%

(a)	Assumes the exercise of all warrants held by such selling stockholder.
(b)	Assumes the exercise of all warrants outstanding.
(1)	David Tarica, trustee of the 34th Street Dental Floor Offset Plan, has voting and dispositive control over the shares held by such selling stockholder.
(2)	David Tarica, trustee of the 34th Street Dental Profit Sharing Plan, has voting and dispositive control over the shares held by such selling stockholder.
(3)
Ralph A. Darienzo, Sr. and Ralph A. Darienzo, Jr., trustees of the Allied Diesel Service Inc. Employee Profit Sharing Plan #2, and Ronald Lazar, investment advisor to the Plan, have voting and dispositive control over the shares held by such selling stockholder.  Ronald Lazar is a registered representative of Maxim Group, LLC, a registered broker-dealer and NASD member firm.

(4)
Jacob Gottlieb and Dmitry Balyasny, principals of Visium Capital Management, LLC, which is the investment advisor for Atlas Master Fund, Ltd., Visium Long Bias Offshore Fund, Ltd., Visium Long Bias Fund, LP, Visium Balanced Offshore Fund, Ltd. and Visium Balanced Fund, LP, have shared voting and dispositive power with respect to the securities held by these entities.

(5)	Kenneth Pasternak, the managing member of the general partner of Chestnut Ridge Partners, LP, has voting and dispositive control over the shares held by such selling stockholder.
(6)	Hans F. Heye, director of Clearwater Fund I, L.P. and Clearwater Offshore Fund, Ltd. has voting and dispositive control with respect to the securities held by these entities.
(7)	Mitchell Kopin, President of Downsview Capital, Inc., the General Partner of Cranshire Capital, L.P., has voting and dispositive control over the shares held by such selling stockholder.
(8)	Jack Polak, general partner of Domaco Company the Domaco Venture Capital Fund, has voting and dispositive control over the shares held by such selling stockholders.
(9)	Paul Sayour and Mary Jane Josen, trustees of the Elias Sayour Foundation, Inc., has shared voting and dispositive control over the shares held by such selling stockholder.
(10)
Steven M. Farber and S. Edmond Farber, general partners of Far Ventures, LLC, have shared voting and dispositive control over the shares held by such selling stockholder.  Mr. Farber and S. Edmond Farber are employees of the Maxim Group LLC, a registered broker-dealer and NASD member firm.

(11)	Herman J. Behr, Elaine M. Behr, and Raoul A. Behr, directors of Funcorp Associates, Ltd., have shared voting and dispositive control over the shares held by such selling stockholder.
(12)	Marimus J. Dekver, director of Geri Investments N.V., has voting and dispositive control over the shares held by such selling stockholder.
(13)	John A. Goodman, trustee to the John A. Goodman Living Trust dated 11/8/05, has voting and dispositive control over the shares held by such selling stockholder.
(14)
Anthony Polak, investment advisor to the Green Acres Dental Salary Savings Plan, has voting and dispositive control over the shares held by such selling stockholder.  Mr. Polak is an employee of the Maxim Group LLC, a registered broker-dealer and NASD member firm.

(15)	Peter Guardino is a registered representative of Andrew Garrett Inc., a registered broker-dealer and NASD member firm.

(16)
Anthony Polak, investment advisor to the Harari Family LLC, has voting and dispositive control over the shares held by such selling stockholder.  Mr. Polak is an employee of the Maxim, a registered broker-dealer and NASD member firm.

(17)	Jared J. Scharf, trustee to the Trust F/B/O Felicia Mark, Jacqueline Mark, and Eric Mark, has voting and dispositive control over the shares held by such selling stockholder.
(18)	The selling stockholder is a director of Velcera, Inc.
(19)	The selling stockholder is an officer of Velcera, Inc.
(20)	Herman J. Behr, Elaine M. Behr, and Raoul A. Behr, directors of La Legetaz Private Foundation, have shared voting and dispositive control over the shares held by such selling stockholder.

(21)	Ronald Lazar is a registered representative of Maxim Group, LLC, a registered broker-dealer and NASD member firm.
(22)
Richard A. Meckler, principal of Neuberger Berman, LLC, the investment advisor to Libertyview Funds, LP, Libertyview Socially Responsible Fund, LP, Libertyview Special Opportunities Fund, LP, and Trust “D” (for a portion of the Assets of the Kodak Retirement Income Plan) has voting and dispositive power with respect to the securities held by these entities.

(23)	Barry J. Lind, trustee of the Barry J. Revocable Trust, Barry J. Lind TTEE UAD 12/19/89, has voting and dispositive control over the shares held by such selling stockholder.
(24)	Joseph M. Spiteri has voting and dispositive control over the shares held by Market Dynamics, Inc.
(25)
Mr. Mike Rabinowitz is the principal manager of MJR Holdings, and has principal voting and dispositive power with respect to the securities owned by Maxim Partners LLC. The number of shares beneficially owned represents shares of common stock underlying warrants that were originally received by Maxim Group, LLC as compensation for services rendered as placement agent in connection with private placements completed in February 2007.  These warrants, which Maxim subsequently assigned to Maxim Partners LLC, may be exercised by Maxim Partners LLC at $2.06 per share until February 27, 2012. In connection with its services as our placement agent, Maxim also received cash compensation and expenses.  Such warrants contain customary anti-dilution protection for stock splits, dividends refusal to act as lead underwriter or placement agent or advisor for public and private equity and debt offerings and financial advisory services. Maxim Partners LLC owns 94% of Maxim, a registered broker dealer.

(26)	Andrea Mannis, director of Morgan Stanley & Co. For Account of Persistency, has voting and dispositive control over the shares held by such selling stockholder.
(27)
Anthony Polak, investment advisor to the MRC Computer Corp. Profit Sharing Plan, has voting and dispositive control over the shares held by such selling stockholder.  Mr. Polak is an employee of the Maxim, a registered broker-dealer and NASD member firm.

(28)	Michael Belchman, trustee of MSB Family Trust, has voting and dispositive control over the shares held by such selling stockholder.
(29)	William H. Peterson, trustee of the William H. Peterson Living Trust, has voting and dispositive control over the shares held by such selling stockholder.
(30)	Anthony G. Polak is a registered representative of Maxim Group, LLC, a registered broker-dealer and NASD member firm.
(31)	Kenneth Rehfield is a registered representative of Maxim Group, LLC, a registered broker-dealer and NASD member firm.
(32)
Ronald M. Lazar and Anthony G. Polak are managing members of RL Capital Management LLC, the general partner of RLCapital Partners, L.P., and have voting and dispositive control over the shares held by such selling stockholder.  Messrs. Lazar and Polak are registered representatives of the Maxim Group, LLC, a registered broker-dealer and NASD member firm.

(33)
Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and has voting control and investment discretion over the securities held by Smithfield Fiduciary LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Smithfield Fiduciary LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield Fiduciary LLC.

(34)
Michael E. Fien, Stephen E. Saltztein and Mitchell H. Fien, as principals of Atoll Asset Management, LLC, the Managing Member of Truk Opportunity Fund, LLC, exercise investment and voting control over securities owned by Truk Opportunity Fund, LLC. Michael E. Fien, Stephen E. Saltztein and Mitchell H. Fien disclaim beneficial ownership of the securities owned by Truk Opportunity Fund, LLC.

(35)	Christopher L. Gust, general partner of Wolverine Convertible Arbitrage Fund Trading, Ltd., has voting and dispositive control over the shares held by such selling stockholder.

PLAN OF DISTRIBUTION

We are registering the shares offered by this prospectus on behalf of the selling stockholders. The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. Any dispositions of common stock (including shares of common stick issuable upon conversion of preferred stock and exercise of warrants) by the selling stockholders may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

Any selling stockholders that are broker-dealers are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with the sale of shares offered hereby. Other selling stockholders and any broker-dealers that act in connection with the sale of the shares offered hereby might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

Shares Eligible For Future Sale

Upon completion of this offering and assuming the issuance of all of the shares covered by this prospectus that are issuable upon the exercise of the warrants, there will be 15,022,129 shares of our common stock issued and outstanding. The shares purchased in this offering will be freely tradable without registration or other restriction under the Securities Act, except for any shares purchased by an “affiliate” of our company (as defined in the Securities Act).

Our currently outstanding shares that were issued in reliance upon the “private placement” exemptions provided by the Act are deemed “restricted securities” within the meaning of Rule 144. Restricted securities may not be sold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including an exemption under Rule 144 of the Securities Act.

In general, under Rule 144 as currently in effect, a person who is a non-affiliate at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock for at least six months, would be entitled to sell an unlimited number of such shares of common stock beneficially owned, provided current public information about us is available. For shares beneficially owned by non-affiliates for at least one year, an unlimited number of such shares of common stock can be sold without restriction. Our affiliates who have beneficially owned shares of our common stock for at least six months are entitled to sell, within any three-month period, a number of shares that does not exceed that greater of:

•	1% of the number of shares of our common stock then outstanding; or

•	the average weekly trading volume of our common stock on the OTCBB during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Following the date of this prospectus, we cannot predict the effect, if any, that sales of our common stock or the availability of our common stock for sale will have on the market price prevailing from time to time. Nevertheless, sales by existing stockholders of substantial amounts of our common stock could adversely affect prevailing market prices for our stock.

Other Matters

Any NASD member participating in the distribution of the shares offered under this prospectus will be subject to compliance with NASD rules and regulations, including rules governing the timely filing of documents and disclosures with the Corporate Finance Department of the NASD.

Maxim acted as our placement agent in our private placements in February 2007. In addition to cash compensation and fees and expenses paid to our placement agent, we issued Maxim warrants for the purchase of up to 106,933 common shares, with an exercise price of $2.06 per share, which warrants Maxim subsequently assigned to its principal member, Maxim Partners LLC. These warrants have been deemed compensation by the NASD. In addition to the warrants received by Maxim, certain affiliates of Maxim acquired an aggregate of 281,281 shares of common stock and warrant to purchase shares of common stock in the private placement. These securities may be transferred to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. The warrants will be transferable provided such transfer is in accordance with the provisions of the Securities Act.  The warrants included in these securities contain customary anti-dilution protection for stock splits, dividends and recapitalization consistent with the NASD Rules of Fair Practice.

Pursuant to a requirement by the NASD, the maximum commission or discount to be received by any NASD member or independent broker/dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415.

DESCRIPTION OF CAPITAL STOCK

We currently have authorized capital of 85,000,000 shares, of which 75,000,000 are designated as common stock, par value $.001 per share, and 10,000,000 are designated as preferred stock, par value $.001 per share. We have 12,039,804 shares of common stock outstanding. Additionally, there are outstanding warrants to purchase an aggregate of 2,982,325 shares of our common stock and options to purchase an aggregate of 1,394,309 shares of our common stock.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Upon our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in all of our assets that are legally available for distribution, after payment of all debts and other liabilities. The holders of the common stock have no preemptive, subscription, redemption or conversion rights.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to our amended and restated certificate of incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, because of his position as such, to the fullest extent authorized by Delaware General Corporation Law, as the same exists or may hereafter be amended. In certain cases, we may advance expenses incurred in defending any such proceeding.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

ABOUT THIS PROSPECTUS

This prospectus is not an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful. This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.” We have not authorized anyone else to provide you with different information or additional information. You should not assume that the information in this prospectus, or any supplement or amendment to this prospectus, is accurate at any date other than the date indicated on the cover page of such documents.

WHERE YOU CAN FIND MORE INFORMATION

Federal securities law requires us to file information with the SEC concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, proxy statements and other information with the SEC. You can inspect and copy this information at the Public Reference Facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can receive additional information about the operation of the SEC’s Public Reference Facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that, like us, file information electronically with the SEC.

VALIDITY OF COMMON STOCK

Legal matters in connection with the validity of the shares offered by this prospectus will be passed upon by Maslon Edelman Borman & Brand, LLP, Minneapolis, Minnesota.

EXPERTS

The financial statements of Velcera, Inc. as of December 31, 2007 and 2006, and for the years ended December 31, 2007 and 2006, and for the period from September 24, 2002 (date of inception) through December 31, 2007, included in this prospectus, have been included herein in reliance on the report, which includes explanatory paragraphs relating to Velcera, Inc.’s ability to continue as a going concern and a restatement of our 2006 financial statements, of J.H. Cohn LLP, independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.

The financial statements of Denali Sciences, Inc. as of December 31, 2006 and 2005, and for the year ended December 31, 2006, and for the periods from August 12, 2005 (date of inception) through December 31, 2005 and 2006, included in this prospectus, have been included herein in reliance on the report, which includes an explanatory paragraph relating to Denali Sciences, Inc.’s ability to continue as a going concern, of J.H. Cohn LLP, independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.

VELCERA, INC.
(A Development Stage Enterprise)

INDEX
Page
Velcera, Inc. for the years ended December 31, 2007 and 2006
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of December 31, 2007 and 2006	F-3
Statements of Operations for the years ended December 31, 2007 and 2006 and the period from September 24, 2002 (Date of Inception) through December 31, 2007	F-4
Statements of Stockholders’ Equity (Deficiency) for the period from September 24, 2002 (Date of Inception) through December 31, 2007	F-5
Statements of Cash Flows for the years ended December 31, 2007 and 2006 and the period from September 24, 2002 (Date of Inception) through December 31, 2007	F-8
Notes to Financial Statements	F-9

Denali Sciences, Inc. for the period from August 12, 2005 (Inception) to December 31, 2006
Report of Independent Registered Public Accounting Firm	F-20
Balance Sheets as of December 31, 2006 and 2005	F-21
Statements of Operations for the year ended December 31, 2006, the period from August 12, 2005 (Inception) to December 31, 2005 and the period from August 12, 2005 (Inception) to December 31, 2006	F-22
Statements of Changes in Stockholders’ Deficiency for the period from August 12, 2005 (Inception) to December 31, 2006	F-23
Statements of Cash Flows for the year ended December 31, 2006, the period from August 12, 2005 (Inception) to December 31, 2005 and the period from August 12, 2005 (Inception) to December 31, 2006	F-24
Notes to Financial Statements	F-25

VELCERA, INC.
(A Development Stage Company)

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Velcera, Inc.

We have audited the accompanying balance sheets of Velcera, Inc. (A Development Stage Company) as of December 31, 2007 and 2006, and the related statements of operations, changes in stockholders’ equity (deficiency) and cash flows for the years then ended and for the period from September 24, 2002 (Inception) to December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Velcera, Inc. as of December 31, 2007 and 2006, and its results of operations and cash flows for the years then ended and for the period from September 24, 2002 (Inception) to December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company incurred a net loss of $4,085,320 and negative cash flows from operating activities of $3,685,361 for the year ended December 31, 2007 and, as of that date, it had a deficit accumulated during the development stage of $12,050,037. These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ J.H. Cohn LLP

Roseland, New Jersey
March 24, 2008

VELCERA, INC.
(A Development Stage Company)

Balance Sheets

	December 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$5,767,955	$367,245
Accounts receivable	190,000	-
Other current assets	139,468	14,625

Total current assets	6,097,423	381,870

Property and equipment, net	63,269	19,004
Other assets	28,054	18,062

Total assets	$6,188,746	$418,936

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities:
Accounts payable and accrued expenses	$1,067,132	$904,568
Deferred revenue	289,744	50,000

Total liabilities	1,356,876	954,568

Commitments and contingencies	-	-

Stockholders’ equity (deficiency):
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued	-	-
Common stock, $.001 par value; 75,000,000 shares authorized;
12,039,804 and 5,980,160 shares issued and outstanding	12,040	5,980
Additional paid-in capital	16,869,867	7,423,105
Deficit accumulated during the development stage	(12,050,037)	(7,964,717)

Total stockholders’ equity (deficiency)	4,831,870	(535,632)

Total liabilities and stockholders’ equity (deficiency)	$6,188,746	$418,936

See Notes to Financial Statements

VELCERA, INC.
(A Development Stage Company)

Statements of Operations

	Year Ended December 31, 2007	Year Ended December 31, 2006	Period from September 24, 2002 (Inception) to December 31, 2007

Revenue	$1,414,886	$250,000	$1,664,886

Operating expenses:
Research and development	3,427,611	2,036,173	8,173,284
General and administrative	2,381,217	1,218,342	6,011,046

Totals	5,808,828	3,254,515	14,184,330

Loss from operations	(4,393,942)	(3,004,515)	(12,519,444)

Interest income	308,622	57,252	473,724
Interest expense	-	-	(4,317)

Net loss	$(4,085,320)	$(2,947,263)	$(12,050,037)

Basic and diluted net loss per common share	$(0.37)	$(0.50)

Weighted average common shares outstanding – basic and diluted	11,093,503	5,929,311

See Notes to Financial Statements

VELCERA, INC.
(A Development Stage Company)

Statements of Changes in Stockholders’ Equity (Deficiency)
Period from September 24, 2002 (Inception) to December 31, 2007

							Deficit
							Accumulated
			Stock	Additional	Common		During the
	Common Stock		Subscription	Paid-in	Stock	Deferred	Development
	Shares	Amount	Receivable	Capital	To be Issued	Compensation	Stage	Total

Issuance of common stock to
founders in September 2002
at $.001 per share	3,000,000	$3,000	$(3,000)					-

Balance, December 31, 2002	3,000,000	3,000	(3,000)					-

Payments received for stock subscriptions from founders			3,000					$3,000

Net loss							$(36,367)	(36,367)

Balance, December 31, 2003	3,000,000	3,000	-	-	-	-	(36,367)	(33,367)

Issuance of common stock to officer at $.001 per share	259,026	259						259
on April 20, 2004

Common stock to be issued pertaining to license agreement
dated June 2004 at $.001 per share	529,500				$529			529

Issuance of common stock through
private placement at $3.50 per share, net of
expenses of $552,793 on September 13 and October 15, 2004	2,031,634	2,032		$6,555,894				6,557,926

Issuance of stock options				605,947		$(605,947)		-

Amortization of deferred compensation						91,808		91,808

Net loss							(2,502,039)	(2,502,039)

Balance, December 31, 2004	5,820,160	5,291	-	7,161,841	529	(514,139)	(2,538,406)	4,115,116

See Notes to Financial Statements

VELCERA, INC.
(A Development Stage Company)

Statements of Changes in Stockholders’ Equity (Deficiency)
Period from September 24, 2002 (Inception) to December 31, 2007

							Deficit
							Accumulated
			Stock	Additional	Common		During the
	Common Stock		Subscription	Paid-in	Stock	Deferred	Development
	Shares	Amount	Receivable	Capital	To be Issued	Compensation	Stage	Total

Balance, December 31, 2004 (carried forward)	5,820,160	$5,291	-	$7,161,841	$529	$(514,139)	$(2,538,406)	$4,115,116

Common stock issued pertaining to license agreement at $.001 per share on June 22, 2005		529			(529)			-

Additional financing costs of 2004 private placement				(3,082)				(3,082)

Issuance of stock options				30,500		(30,500)		-

Amortization of deferred compensation						218,647		218,647

Net loss							(2,479,048)	(2,479,048)

Balance, December 31, 2005	5,820,160	5,820	-	7,189,259	-	(325,992)	(5,017,454)	1,851,633

Reclassification of deferred stock-based compensation to employees upon adoption of SFAS 123(R)				(325,992)		325,992		-

Allocated fair value of issuance of restricted common stock to employees for services at $3.50 per share on June 1, 2006	160,000	160		343,177				343,337

Stock-based compensation				216,661				216,661

Net loss							(2,947,263)	(2,947,263)

Balance, December 31, 2006	5,980,160	$5,980	$-	$7,423,105	$-	$-	$(7,964,717)	$(535,632)

See Notes to Financial Statements

VELCERA, INC.
(A Development Stage Company)

Statement of Changes in Stockholders’ Equity (Deficiency)
Period from September 24, 2002 (Inception) to December 31, 2007

							Deficit
							Accumulated
			Stock	Additional	Common		During the
	Common Stock		Subscription	Paid-in	Stock	Deferred	Development
	Shares	Amount	Receivable	Capital	To be Issued	Compensation	Stage	Total

Balance, December 31, 2006 (carried forward)	5,980,160	$5,980	$-	$7,423,105	$-	$-	$(7,964,717)	$(535,632)

Common stock issued through private placement at $1.87 per share, net of costs of $857,720 on February 27, 2007	5,346,699	5,347		9,135,260				9,140,607

Anti-dilution shares issued to stockholders from 2004 private placement	711,005	711		(711)				-

Net liabilities assumed as part of recapitalization				(125,000)				(125,000)

Net shares issued by accounting acquirer in reverse acquisition	1,940	2		(2)				-

Stock-based compensation				437,215				437,215

Net loss							(4,085,320)	(4,085,320)

Balance, December 31, 2007	12,039,804	$12,040	$-	$16,869,867	$-	$-	$(12,050,037)	$4,831,870

See Notes to Financial Statements

VELCERA, INC.
(A Development Stage Company)

Statements of Cash Flows

	Year Ended December 31, 2007	Year Ended December 31, 2006	Period from September 24, 2002 (Inception) to December 31, 2007
Cash flows from operating activities:
Net loss	$(4,085,320)	$(2,947,263)	$(12,050,037)
Adjustments to reconcile net loss to net cash used in operating activities:
Expenses paid by related parties satisfied through the issuance of notes			67,339
Stock-based compensation - restricted stock	-	343,337	343,866
Stock-based compensation - options	437,215	216,661	964,331
Depreciation and amortization	10,271	5,620	22,488
Changes in operating assets and liabilities:
Accounts receivable	(190,000)	-	(190,000)
Other current assets	(124,843)	21,416	(139,468)
Other assets	(9,992)	(18,062)	(28,054)
Accounts payable and accrued expenses	37,564	591,026	942,132
Deferred revenue	239,744	50,000	289,744

Net cash used in operating activities	(3,685,361)	(1,737,265)	(9,777,659)

Cash flows from investing activities:
Purchase of certificate of deposit	-	-	(4,500,000)
Proceeds from maturity of certificates of deposit	-	-	4,500,000
Purchase of equipment	(54,536)	(6,255)	(87,757)

Net cash used in investing activities	(54,536)	(6,255)	(87,757)

Cash flows from financing activities:
Proceeds from notes payable to related party	285,000	-	485,000
Repayment of notes payable to related party	-	-	(267,339)
Issuance of common stock	-	-	3,259
Payments of deferred offering costs	(105,340)	-	(108,422)
Proceeds from private placement of common stock	8,960,947	-	15,518,873

Net cash provided by financing activities	9,140,607	-	15,631,371

Net increase (decrease) in cash and cash equivalents	5,400,710	(1,743,520)	5,767,955
Beginning of period	367,245	2,110,765	-

End of period	$5,767,955	$367,245	$5,767,955

Supplemental cash flow information
Net liabilities assumed as part of recapitalization	$125,000	$-	$125,000
Notes payable to related party converted in private placement	$285,000	$-	$285,000

See Notes to Financial Statements

VELCERA, INC.
(A Development Stage Company)

Notes to the Financial Statements

Note 1 -  Business, basis of presentation and summary of significant accounting policies:

Business:
Velcera, Inc. ("Velcera" or the "Company") was incorporated in the State of Delaware on September 24, 2002 as Veterinary Company, Inc. Velcera is a specialty pharmaceutical company focused on the acquisition, development and commercialization of pharmaceutical products for the pet health market. The Company’s currently licensed technology of buccal sprays is for the metered delivery of pharmaceutical products to animals. This technology, trademarked Promist™, is being developed to create a metered dose oral spray to deliver therapeutic compounds to animals. Subsequent to year end, the Company created a subsidiary, FidoPharm, Inc. for the exploration and development of non-Promist pet health products, including parasiticides for dogs and cats.

Basis of presentation:
The Company’s primary activities since incorporation have been organizational activities, including recruiting personnel, establishing office facilities, acquiring licenses for its pharmaceutical compound pipeline, performing business and financial planning, performing research and development, and raising funds through the issuance of common stock. The Company has not generated significant revenues and, accordingly, the Company is considered to be in the development stage.

The Company’s financial statements have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments through the normal course of business. For the year ended December 31, 2007, the Company incurred a net loss of $4,085,320 and negative cash flows from operating activities of $3,685,361 and, as of that date, it had a deficit accumulated during the development stage of $12,050,037. Management believes that the Company will continue to incur losses and negative cash flows from operating activities for the foreseeable future and will need additional equity or debt financing or will need to generate revenue from the licensing of its products or by entering into strategic alliances to be able to sustain its operations until it can achieve profitability and positive cash flows, if ever. Management plans to seek additional debt and/or equity financing for the Company, but cannot assure that such financing will be available on acceptable terms. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

On February 27, 2007, pursuant to a merger agreement dated January 30, 2007 (the “Merger Agreement”), Velcera merged with and into Denali Acquisition Corp. (the “Merger Co.”), a Delaware corporation and a wholly-owned subsidiary of Denali Sciences, Inc. (“Denali”), which at that time was a reporting public corporation with no operations. For accounting purposes, the merger has been accounted for as an acquisition of Denali and a recapitalization of Velcera. The historical financial statements presented are those of Velcera as a combined entity with Denali from February 27, 2007. The assets and liabilities of Denali have been included in the balance sheet at their book values. No intangibles were recorded as part of the transaction. This transaction is referred to throughout these financial statements as the “Recapitalization”.

Use of estimates:
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. The primary estimates used by management are the determination of the allowance for doubtful accounts, recognition of revenue, and research and development costs. Although these estimates are based on management’s knowledge of current events and actions it may undertake in the future, the estimates may ultimately differ from actual results.

VELCERA, INC.
(A Development Stage Company)

Notes to the Financial Statements

Note 1 - Business, basis of presentation and summary of significant accounting policies (continued):

Cash and cash equivalents:
The Company considers all short-term highly liquid investments with an original maturity of three months or less to be cash equivalents. The carrying amount of cash and cash equivalents approximates fair value.

  Concentration of credit risk:
The Company is potentially subject to concentrations of credit risk with respect to its cash investments and trade accounts receivable.

When the Company licenses a drug or product, the Company will be subject to concentration of credit risk with respect to its revenue, accounts receivable and the overall success of the development plan.

Property and equipment:
Property and equipment are recorded at cost and are depreciated or amortized on a straight-line basis over the estimated useful lives of the assets as follows:

Computers and office equipment	5 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of life of asset or term of lease

Revenue Recognition:

While the Company has not generated significant revenues and is considered to be in the development stage, the Company has entered into licenses and other arrangements. These arrangements are often complex as they may involve license, development and manufacturing components. Licensing revenue recognition requires significant management judgment to evaluate the effective terms of agreements, the Company’s performance commitments and determination of fair value of the various deliverables under the arrangement. SEC Staff Accounting Bulletin No. 101, or SAB 101, superseded in part by SAB 104, provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. SAB 104 establishes the SEC’s view that it is not appropriate to recognize revenue until all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the seller’s price to the buyer is fixed or determinable; and collectibility is reasonably assured. SAB 104 also requires that both title and the risks and rewards of ownership be transferred to the buyer before revenue can be recognized. In addition, the Company will follow the provisions of Emerging Issues Task Force (“EITF”) issue EITF 00-21, “Revenue Arrangements with Multiple Deliverables,” which addresses certain aspects of revenue recognition for arrangements the Company expects to have in future periods that will include multiple revenue-generating activities. EITF 00-21 addresses when and, if so, how an arrangement involving multiple deliverables should be divided into separate units of accounting. In some arrangements, the different revenue-generating activities (deliverables) are sufficiently separable, and there exists sufficient evidence of their fair values, to separately account for some or all of the deliverables (that is, there are separate units of accounting). In other arrangements, some or all of the deliverables are not independently functional, or there is not sufficient evidence of their fair values to account for them separately. Our ability to establish objective evidence of fair value for the deliverable portions of the contracts may significantly impact the time period over which revenues will be recognized. For instance, if there is no objective fair value of undelivered elements of a contract, then the Company may be required to treat a multi-deliverable contract as one unit of accounting, resulting in all revenue being deferred and recognized ratably over the entire contract period. EITF 00-21 does not change otherwise applicable revenue recognition criteria. In arrangements where the deliverables cannot be separated, revenue related to up-front, time-based and performance-based payments will be recognized ratably over the entire contract performance period. For major licensing contracts, this will result in the deferral of significant revenue amounts where non-refundable cash payments have been received, but the revenue will not immediately be recognized due to the long-term nature of the respective agreements.

VELCERA, INC.
(A Development Stage Company)

Notes to the Financial Statements

Note 1 - Business, basis of presentation and summary of significant accounting policies (continued):
Revenue Recognition (continued)

Subsequent factors affecting the initial estimate of the effective terms of agreements could either increase or decrease the period over which the deferred revenue is recognized.

Due to the requirement to defer significant amounts of revenue and the extended period over which the revenue will be recognized, along with the requirement to amortize the prepaid license discount and certain deferred development costs over an extended period of time, revenue recognized and cost of sales may be materially different from cash flows.

On an overall basis, the Company’s reported revenues could differ significantly from future billings and/or unbilled revenue based on terms in agreements with customers. Unbilled revenues consist of costs incurred, but not billed to the customer or partner as of the end of the period. There were no unbilled amounts at December 31, 2007 or 2006.

Effective May 29, 2007, the Company signed a License and Development Agreement with Novartis Animal Health (“Novartis”), for Novartis to complete the development and commercialize the drug VEL-504. The License and Development Agreement provided for milestone payments and royalties upon commercialization of the product. In addition, during the period from the effective date through August 1, 2007, the Company managed the development as it transitioned the project to Novartis. The Company invoiced Novartis for the direct costs associated with the management of the research and development project. To the extent milestone payments are non-refundable, the Company recognizes these time-based and performance based payments ratably over the contract period. The reimbursement of research and development costs is recognized in accordance with EITF 99-19 “Reporting Revenues Gross as a Principal versus Net as an Agent.” Under the guidance of 99-19, reimbursements received for research and development costs are recorded as revenue in the statement of operations rather than as a reduction in expenses. For the year ended December 31, 2007, the Company recorded revenues of $591,000 for the reimbursement of research and development costs associated with this project. There was no such revenue recorded for the year ended December 31, 2006. With the end of the transition period, the Company began to ratably amortize the non-refundable portion of the milestone payments over the contract period.

On September 28 and October 3, 2007, the Company was notified by Novartis that Novartis was temporarily suspending its U.S. clinical study concerning the drug, VEL-504, that Novartis licensed from the Company due to issues concerning the quality of VEL-504 product received from a third party manufacturer. Novartis reported that other studies being conducted by Novartis concerning this product were on-going, subject to review.

On December 13, 2007, the Company and Novartis entered into a letter agreement pursuant to which Novartis discontinued all work on the present product formulation and had until March 31, 2008 to propose an alternative development plan which was subject to the Company’s approval. The Company and Novartis agreed to discontinue the U.S. clinical study, but would complete the various animal laboratory studies that were underway.

On March 5, 2008, the Company received notice from Novartis that it was terminating the License and Development Agreement. Pursuant to the Termination Notice, all development work on VEL-504 by Novartis has ceased and the product and related data will be returned to the Company. Novartis agreed to work with the Company to ensure orderly transfer of any data to Velcera. In connection with the termination, in the fourth quarter of 2007, the Company expensed approximately $183,000 in accounts receivable.

Notes to the Financial Statements

Note 1 - Business, basis of presentation and summary of significant accounting policies (continued):

Accrued expenses:
 At December 31, 2007 and 2006 accounts payable and accrued expenses included accrued compensation of approximately $219,000 and $461,000, respectively.

Income taxes:
In accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," deferred tax assets and liabilities are recognized based on temporary differences  between the financial statement and the tax bases of assets and liabilities. Deferred tax assets and  liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these assets and liabilities are expected to be recovered or settled. The Company provides a valuation allowance when it is more likely than not that some or all of the net deferred tax assets will not be realized.

Loss per common share:
Basic earnings (loss) per common share excludes dilution and is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings per common share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Since the Company has only incurred losses, basic and diluted earnings per share are the same. The amount of potentially dilutive securities excluded from the calculation was 4,224,982 and 408,630 at December 31, 2007 and 2006, respectively.

Stock-based compensation:
Effective January 1, 2006, the Company adopted SFAS No. 123(R), “Share-Based Payment,” (“SFAS 123(R)”) for employee options using the modified prospective transition method. SFAS 123(R) revised SFAS No.123, “Accounting for Stock-Based Compensation,” (“SFAS 123”), to eliminate the option to use the intrinsic value method and requires the Company to expense the fair value of all employee options over the vesting period. The Company selected the Black-Scholes method to determine the fair value of options granted to employees. Under the modified prospective transition method, the Company recognized compensation cost for the year ended December 31, 2007 which includes 1) current year compensation cost related to stock-based payments granted prior to, but not yet vested, as of January 1, 2007, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123; and 2) current year compensation cost related to stock-based payments granted on or after January 1, 2007, based on the grant date fair value estimated in accordance with SFAS 123(R). In accordance with the modified prospective method, the Company has not restated prior period results.

For the years ended December 31, 2007 and 2006, the Company recognized stock-based employee compensation expense of $376,844 and $203,459, respectively, in accordance with SFAS 123(R). $376,844 and $79,222 of this expense resulted from the grants of stock options to employees and directors of the Company for the years ended December 31, 2007 and 2006, respectively. $166,470 and $123,006 of this expense resulted from the modification of 205,000 options granted in 2004 whereby the exercise price was for the years ended December 31, 2007 and 2006, respectively amended in June 2006, from $.70 to $3.50 per share in order to comply with certain recent tax regulations as they pertain to stock option plans. In connection with the repricing of those options, the Company granted restricted stock to the affected executives. The Company did not capitalize any stock-based compensation cost.

The Company recorded consulting expense of $60,371 and $13,202 for the years ended December 31, 2007 and 2006, respectively, related to the stock options granted to non-employees from February 2005 to March 2007. The Company accounts for stock options granted to non-employees on a fair value basis over the vesting period using the Black-Scholes option pricing method in accordance with SFAS 123 and Emerging Issues Task Force (“EITF”) No. 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” The initial non-cash charge to operations for non-employee options with vesting is revalued at the end of each reporting period based upon the change in the fair value of the Company’s common stock and amortized to consulting expense over the related vesting period.

Notes to the Financial Statements

Note 1 - Business, basis of presentation and summary of significant accounting policies (continued):

As of December 31, 2007, there was approximately $11,000 of unamortized consulting expense associated with the unvested options through December 31, 2009.

For the purpose of valuing options granted to employees and non-employees during the years ended December 31, 2007 and 2006, the Company has used the Black-Scholes option pricing model with the following assumptions:

	2007	2006
Dividend Yield	0%	0%
Risk-free Interest Rate	3.74% - 4.90%	4.70% - 5.04%
Volatility	73% - 86%	62% - 64%
Expected Term	5	5 - 7

Volatility was calculated based on industry comparables at the dates of grant. The risk-free interest rate for periods within the expected life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. Compensation cost is recognized using a straight-line method over the vesting or service period and is net of estimated forfeitures. There have been no forfeitures since inception. Therefore, the amount of estimated forfeitures included in the calculation is assumed to be zero.  The expected term of awards represents the period of time that options granted are expected to be outstanding.

Reclassifications:
Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

Notes to the Financial Statements

Note 2 - Related party transactions:

Notes payable:
On August 14, 2005, Denali, an affiliate of a significant stockholder of the Company, issued a 5% promissory note payable to Paramount BioCapital Investments, LLC (“PBI”), an affiliate of a significant stockholder of the Company. This note and all accrued interest would have matured on August 14, 2008, or earlier if certain events had occurred. The note was issued to PBI for future expenses that it paid on behalf of the Company. As of December 31, 2006, the principal balance of this note was $31,310. On December 31, 2006, this note was assigned to Paramount BioSciences, LLC (“PBS”, an affiliate of a significant stockholder of the Company). This note was assumed by Velcera in connection with the Recapitalization in February 2007. In May 2007, this note was fully repaid.

On January 30, 2006, Denali issued a 5% promissory note payable to PBS. This note and all accrued interest would have matured on January 30, 2009, or earlier if certain events had occurred. The note was issued to PBS for future expenses that it has since paid on behalf of Denali. As of December 31, 2006, the principal balance of this note was $20,614. This note was assumed by Velcera in connection with the Recapitalization in February 2007. In May 2007, this note was fully repaid.

In January 2007, certain directors of the Company loaned the Company $285,000. These amounts were repaid in shares of the Company’s common stock in the Company’s February 2007 private placement.

Administrative Costs:
In 2004, the Company became obligated to pay monthly fees for administrative services to PBS. The fees, which increased during 2004 from $400 per month to $750 per month, totaled $2,250, $4,500 and $24,700, respectively, for the years ended December 31, 2007 and 2006 and period from September 24, 2002 (inception) to December 31, 2007. In the second quarter of 2007, this agreement was terminated.

In January 2006, Denali became obligated to pay $1,000 per month for administrative services to PBS. The balance payable under this agreement of $14,000 was assumed by the Company in connection with the Recapitalization in February 2007. On February 27, 2007, this agreement was terminated. In May 2007, all amounts outstanding under this agreement were fully repaid.

In May 2004, the Company signed an agreement to lease office space from the Chief Executive Officer. This operating lease commenced effective, May 1, 2004 and was on month-to-month basis and was terminated in August 2007. Rent expense under the lease for the years ended December 31, 2007 and 2006 was $20,800 and $31,200, respectively.

Employment agreement:
The Company has an employment agreement with its CEO. At December 31, 2007, future employment contract commitments for the CEO total approximately $275,000 at December 31, 2007.

Note 3 - License agreement:

In June 2004, the Company entered into a license agreement (the “License Agreement”) to acquire the rights to an exclusive, world-wide, royalty-bearing sublicense to develop and commercialize a technology intended to deliver therapeutic compounds to animals through a metered dose oral spray (the “Buccal Sprays Technology”).

$1,500,000 was expended under the License Agreement and charged to research and development expense during the year ended December 31, 2004. Pursuant to the License Agreement, the Company agreed to issue 529,500 shares of common stock. In connection therewith, $529 was charged to research and development expense during the year ended December 31, 2004 for the estimated fair value of the shares. Based on the occurrence of certain events, as defined in the License Agreement, future milestone payments are to be paid upon a Velcera application being accepted for review by the United States and European Union regulatory authorities and when those applications are approved. These potential milestone payments would total $8,180,000 for the first five such Velcera products. In addition, the Licensing Agreement calls for the payment of a $250,000 licensing fee upon the completion of the Company’s first financing in excess of $10 million.

Notes to the Financial Statements

Note 3 - License agreement (continued):

There are no minimum royalties required under the License Agreement. However, the Company is obligated to make royalty payments based on Company net sales, as defined, of Velcera products based upon the licensed technology and on royalties, milestones and license fees earned by the Company from the sub-licensing of the licensed technology. During 2007, the Company paid $125,000, in accordance with the License Agreement, for certain milestones that were reached. No milestone payments were made in the year ended December 31, 2006.

Note 4 – Property and equipment:

Property and equipment consists of the following:

	December 31,
	2007	2006
Leasehold improvements	$18,999	$-
Computer and office equipment	52,881	31,221
Furniture and fixtures	13,877	-
	85,757	31,221
Less: accumulated depreciation and amortization	22,488	12,217
	$63,269	$19,004

Note 5 - Stockholders' equity:

Preferred Stock :
Velcera is authorized to issue 10,000,000 shares of preferred stock, $.001 par value per share. The Board of Directors has the authority to issue preferred stock in one or more classes, to fix the number of shares constituting a class and to fix the terms of any such class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption, the redemption price and the liquidation preference of such shares or class.

Common Stock :
Velcera is authorized to issue 75,000,000 shares of common stock, $.001 par value per share of which a total of 12,039,804 and 5,980,160 shares were issued at December 31, 2007 and 2006, respectively.

In 2002, the Company issued 3,000,000 shares of common stock to its founders for subscriptions receivable of $3,000 or $.001 per share. During 2003, the Company received the proceeds.

On April 20, 2004, the Company issued and sold to its CEO 259,026 shares of restricted common stock for  $259, or $.001 per share. These shares vested equally over a three-year period from the date of issuance.

On September 13 and October 15, 2004, the Company completed a private placement of 2,031,634 shares of common stock  at a per share price of $3.50. After deducting commissions and other expenses relating to the private placement, the Company received net proceeds of $6,554,844. In connection with this financing, the Company issued a warrant to purchase 202,090 shares of the Company’s common stock at a strike price of $3.85 with a seven year term.

Notes to the Financial Statements

Note 5 – Stockholders Equity (continued):

On June 1, 2006, the Company issued 160,000 shares of restricted common stock at fair value of $3.50 per share in connection with the modification of the pricing of certain options to its employees resulting in a charge to compensation expense for the estimated allocated fair value of the shares of $343,337.

Stock Options
In 2003, the Company established a stock incentive plan (the " 2003 Plan") under which incentive stock and/or options may be granted to officers, directors, consultants and key employees of the Company for the purchase of up to 600,000 shares of common stock. The options have a maximum term of ten years, vest over a period to be determined by the Company’s Board of Directors and have an exercise price at or above fair market value on the date of grant.

In 2007, the Company established a stock incentive plan (the “2007 Plan”) under which incentive stock and/or options may be granted to officers, directors, consultants and key employees of the Company for the purchase of up to 1,000,000 shares of common stock. The options have a maximum term of ten years, vest over a period to be determined by the Company’s Board of Directors and have an exercise price at or above fair market value on the date of grant.

In 2006, the Company granted 39,467 stock options under the Plan to employees and non-employee consultants with exercise prices ranging from $1.88 to $3.75 per share. Each option granted in 2006 has a 10 year term and vests over a three-year period from grant date. Also on June 1, 2006, in connection with the grant of 160,000 shares of restricted stock discussed above, the Company modified the exercise price of 205,000 options originally granted to employees during 2004 from $.70 to $3.50.

In 2007, the Company granted 833,980 options under the 2003 and 2007 Plans to employees, directors and non-employee consultants with an exercise price of $1.87. Options issued to certain consultants vested immediately. Each option granted to employees and directors in 2007 has a 10 year life and vests over a three-year period from grant date.

A summary of the Company’s stock option activity and related information is as follows:

	2007		2006
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	408,630	$2.07	369,163	$2.05
Granted	833,980	$1.87	39,467	$2.22
Outstanding at end of year	1,242,610	$1.94	408,630	$2.07
Options exercisable at year-end	453,154	$2.09	235,441	$2.41
Weighted-average fair value of options granted during the year		$1.24		$1.23

The weighted average remaining contractual life of options outstanding and exercisable at December 31, 2007 and 2006 is 8.56 and 7.99 years, respectively. The weighted average fair value of options outstanding as of December 31, 2007 is approximately $1.38 per option, as determined using the Black-Scholes option pricing model.

As of December 31, 2007, the total compensation expense related to non-vested options not yet recognized totals approximately $451,000, $357,000 and $219,000 for the years ended December 31, 2008, 2009 and 2010,  respectively.

The aggregate intrinsic value of stock options outstanding at December 31, 2007 totaled $782,000 which represents the total intrinsic value (the difference between the Company’s closing stock price on December 31, 2007 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders, had all option holders been able to and in fact, had exercised their options on December 31, 2007. The aggregate intrinsic value of exercisable options at December 31, 2007 was $298,000.

Based upon the Company’s experience 100% of the above stock options or 1,242,610 options, are expected to vest in the future, under their terms.

Notes to Financial Statements

Note 6 –Private placement:

On February 27, 2007, the Company completed a private placement whereby the Company raised gross proceeds of approximately $9,998,327 ($9,140,607 net of offering expenses) through the sale of 5,346,699 units, each consisting of one share of common stock and a warrant to purchase one-half of a share of common stock (the “Offering”). The per unit purchase price was $1.87. Each warrant has an exercise price equal to $1.87 per share, and is exercisable for 5 years from the final closing date of the Offering. The warrants do not have a cashless exercise feature, unless after one year from the date of issuance of a warrant, there is no effective registration statement registering, or no current prospectus available for, the resale of the common stock underlying the warrants held by an investor in the Offering. In that event, the warrants may also be exercised at such time by means of a “cashless exercise” in which the investor shall be entitled to receive a certificate for a certain number of warrant shares as set forth in the warrant held by such investor.

In connection with the Offering, the Company entered into a placement agency agreement, as amended, pursuant to which the Company agreed to pay the placement agent for its services, compensation in the form of: (a) cash commissions equal to 7% of the gross proceeds from the Offering and; (b) a warrant (the “Agent Warrant”) to acquire a number of shares of common stock equal to 2% of the number of shares issued in the Offering. The Agent Warrant is exercisable for a period of five years from the closing of the Offering at an exercise price equal to $2.06 per share and contains a cashless exercise feature. Additionally, Velcera reimbursed the placement agent for its out- of-pocket expenses related to the Offering in an amount equal to $50,000, and has indemnified the placement agent for certain liabilities, including liabilities under the Securities Act.

In connection with the Offering, the Company agreed to register the common stock and the common stock issuable upon the exercise of the warrants with the SEC on Form SB-2 or other appropriate form (the “Registration Statement”). The Registration Statement was required to be filed with the SEC no later than April 27, 2007 or the Company would be subject to certain liquidating damages. The Registration Statement was filed with the SEC on April 27, 2007. The Company filed an amended Registration Statement on various dates the last of which was filed on October 18, 2007. The registration statement was declared effective on October 31, 2007.

Velcera provided weighted average anti-dilution protection to those investors who invested in Velcera’s offering of common stock that closed in 2004 covering an aggregate of 2,031,634 shares of common stock (the “2004 Velcera Offering”), in the event Velcera sells common stock for a price per share (or issues securities convertible into common stock with a conversion rate) that is less than the $3.50 per share, subject to exceptions for certain types of issuances (the “2004 Anti-Dilution Rights”). As a result of the Offering, the 2004 Anti-Dilution Rights resulted in the Company issuing 711,005 shares of common stock to investors who invested in the 2004 Velcera Offering.

Note 7 – Recapitalization:

On February 27, 2007, pursuant to The Merger Agreement, Velcera merged with and into Merger Co., a wholly-owned subsidiary of Denali, which at that time was a reporting public corporation with no operations. On February 27, 2007 and immediately following the Recapitalization, the Company completed a short-form merger with Denali, whereby Velcera was merged with and into Denali, and changed Denali’s name to Velcera, Inc.

At the effective time of the Recapitalization, the legal existence of Merger Co. ceased and all of the shares of Velcera common stock (the “Velcera Common Stock”) that were outstanding immediately prior to the Recapitalization were cancelled. Simultaneously, Denali issued to the former holders of Velcera Common Stock in consideration of their Velcera Common Stock, an aggregate of 12,037,864 shares of Denali’s common stock, representing the aggregate outstanding shares of Velcera Common Stock immediately prior to the Recapitalization. In addition, all securities convertible or exercisable into shares of Velcera Common Stock outstanding immediately prior to the Recapitalization were cancelled, and the holders thereof received similar securities for the purchase of an aggregate of 3,390,955 shares of common stock of the Company after the Recapitalization.

Notes to Financial Statements

Note 7 – Recapitalization (continued):

Immediately following the effective time of the Recapitalization and pursuant to the terms of the Merger Agreement, Denali redeemed 123,060 shares of common stock held by various stockholders of Denali in exchange for $125,000 less Denali’s liabilities as of the closing date (the “Redemption”). Following the Redemption, 1,940 shares of common stock held prior to the Recapitalization by Denali’s other stockholders remained issued and outstanding. As a part of the Recapitalization, Velcera assumed $84,126 of liabilities from Denali (net of cash acquired totaling $3,126).

For accounting purposes, the merger has been accounted for as an acquisition of Denali and a recapitalization of Velcera. The historical financial statements presented are those of Velcera as a combined entity with Denali as of the date of the Recapitalization. The net assets and liabilities have been recorded at their book values. No intangibles were recorded as part of the transaction.

Note 8 – Commitments:

The Company has an employment agreement with its CEO. At December 31, 2007, future employment contract commitments for the CEO total approximately $275,000 for the year ended December 31, 2007. The Company leases its offices and equipment. For its office lease actual rents will depend, in part, on operating and utility expenses associated with the office. Under the office lease, the rent increases by 3% annually. Rent expense for the years ended December 31, 2007 and 2006 was $71,000 and $31,200, respectively. The aggregate future commitment for minimum rentals as of December 31, 2007 is as follows:

2008	$94,000
2009	97,000
2010	96,000
2011	77,000
2012	65,000

Note 9 - Income taxes:

There was no current or deferred income tax provision for the years ended December 31, 2007 or 2006. The Company's deferred tax assets as of December 31, 2007 and 2006 are as follows:

	2007	2006
Net operating loss carryforwards – Federal	$3,694,000	$2,538,000
Net operating loss carryforwards – State	651,000	447,000
Deferred revenue	104,000	-
Prepaid license fees	(17,000)	-
Totals	4,432,000	2,985,000
Less valuation allowance	(4,432,000)	(2,985,000)
Net deferred tax assets	$-	$-

Notes to the Financial Statements

Note 9 – Income Taxes (continued):

At December 31, 2007, the Company had potentially utilizable Federal and state net operating loss tax carryforwards of approximately $10,859,000 expiring through 2027.

The utilization of the Company's net operating losses may be subject to a substantial limitation due to the "change of ownership provisions" under Section 382 of the Internal Revenue Code and similar state provisions. Such limitation may result in the expiration of the net operating loss carryforwards before their utilization.

A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The net change in the total valuation allowance for the years ended December 31, 2007 and 2006 was an increase of $1,447,000 and $1,092,000, respectively. The tax benefit assumed was calculated using a Federal statutory tax rate of 34% and state tax rate of 6%, and was fully offset by the aforementioned valuation allowance.

Effective January 1, 2007 we adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109"(“FIN 48”) which clarifies the accounting for uncertainty in income taxes recognized in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 is a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. If an income tax position exceeds a more likely than not (greater than 50%) probability of success upon tax audit, the company will recognize an income tax benefit in its financial statements. Additionally, companies are required to accrue interest and related penalties, if applicable, on all tax exposures consistent with jurisdictional tax laws. We did not have any unrecognized tax benefits and there was no effect on our financial condition or results of operations as a result of implementing FIN 48. We file income tax returns in the U.S. federal and state of Pennsylvania jurisdictions. The Company has never been audited by any tax authority. We do not believe there will be any material changes in our unrecognized tax positions over the next 12 months. Our policy is that we recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of the date of adoption of FIN 48, we did not have any accrued interest or penalties, associated with any unrecognized tax benefits, nor was any interest expense recognized during the period.

A reconciliation of the Company’s effective tax rate is as follows:

Year Ended December 31,
	2007	2006
Federal statutory rate	(34.0)%	(34.0)%
Increase (reduction) in income taxes resulting from:
State income taxes, net of federal benefit	(6.0)%	(6.0)%
Change in valuation allowance	35.4%	37.1%
Other	4.6%	2.9%
Effective tax rate	0.0%	0.0%

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Denali Sciences, Inc.

We have audited the accompanying balance sheets of Denali Sciences, Inc. (A Development Stage Company) as of December 31, 2006 and 2005, and the related statements of operations, changes in stockholders’ deficiency and cash flows for the year ended December 31, 2006, the period from August 12, 2005 (inception) to December 31, 2005 and the period from August 12, 2005 (inception) to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Denali Sciences, Inc. (A Development Stage Company) as of December 31, 2006 and 2005, and its results of operations and cash flows for the year ended December 31, 2006, the period from August 12, 2005 (inception) to December 31, 2005 and the period from August 12, 2005 (inception) to December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company will need additional equity or debt financing or will need to complete a business combination with a company that has such financing to be able to sustain its operations. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are also described in Note 1. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/J.H. Cohn LLP

Roseland, New Jersey
February 6, 2007

DENALI SCIENCES, INC.
(A Development Stage Company)

Balance Sheets

	December 31, 2006	December 31, 2005
ASSETS
Cash	$4,476	$4,476

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current liabilities:
Accrued expenses	$15,057	$6,979

Noncurrent liabilities:
Accrued interest - related party	2,382	324
Notes payable - related party	51,924	24,331

Total liabilities	69,363	31,634

Commitments and contingencies

Stockholders’ deficiency:
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued	-	-
Common stock, $.001 par value; 75,000,000 shares authorized; 125,000 shares
issued and outstanding	125	125
Additional paid-in capital	4,875	4,875
Deficit accumulated during the development stage	(69,887)	(32,158)

Total stockholders’ deficiency	(64,887)	(27,158)

Totals	$4,476	$4,476

See notes to financial statements.

DENALI SCIENCES, INC.
(A Development Stage Company)

Statements of Operations

Operating expenses and loss from operations:	Year ended December 31, 2006	Period from August 12, 2005 (Inception) to December 31, 2005	Period from August 12, 2005 (Inception) to December 31, 2006
General and administrative	$35,671	$31,834	$67,505

Loss from operations	(35,671)	(31,834)	(67,505)

Interest expense	2,058	324	2,382

Net loss	$(37,729)	$(32,158)	$(69,887)

Basic and diluted net loss per common share	$(0.30)	$(0.26)

Weighted average common shares outstanding	125,000	125,000

See notes to financial statements.

DENALI SCIENCES, INC.
(A Development Stage Company)

Statement of Changes in Stockholders’ Deficiency
Period from August 12, 2005 (Inception) to December 31, 2006

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Issuance of common stock to founders in August 2005 at $.04 per share	125,000	$125	$4,875		$5,000

Net loss				$(32,158)	(32,158)

Balance - December 31, 2005	125,000	125	4,875	(32,158)	(27,158)

Net loss				(37,729)	(37,729)

Balance - December 31, 2006	125,000	$125	$4,875	$(69,887)	$(64,887)

See notes to financial statements.

DENALI SCIENCES, INC.
(A Development Stage Company)

Statements of Cash Flows

Cash flows from operating activities:	Year ended December 31, 2006	Period from August 12, 2005 (Inception) to December 31, 2005	Period from August 12, 2005 (Inception) to December 31, 2006
Net loss	$(37,729)	$(32,158)	$(69,887)
A Adjustments to reconcile net loss to net cash used in operating activities:
Changes in:
Accrued expenses	8,078	6,979	15,057
E Expenses paid by related parties satisfied through the issuance of notes	27,593	24,331	51,924
Accrued interest - related party	2,058	324	2,382

Net cash used in operating activities	-	(524)	(524)

Cash flows from financing activities:
Proceeds from issuance of common stock	-	5,000	5,000

Net increase in cash	-	4,476	4,476
Cash, beginning of period	4,476	-	-

Cash, end of period	$4,476	$4,476	$4,476

See notes to financial statements.

DENALI SCIENCES, INC.
(A Development Stage Company)

Notes to the Financial Statements
December 31, 2006

Note 1 - Organization, Business and Operations:

Denali Sciences, Inc. (the “Company”) was incorporated in the State of Delaware on August 12, 2005. The objective of the Company is to acquire an operating business.

The Company's primary activities since incorporation have been organizational activities relating to the Company’s formation and registration statement, which became effective in January 2006. The Company has not generated any revenues from these activities and, accordingly, it is in the development stage.

The Company, based on its proposed business activities, is a "blank check" company. The Securities and Exchange Commission defines those companies as "any development stage company that is issuing a “penny stock”, within the meaning of Section 3 (a)(51) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that has no specific business plan or purpose, or has indicated that its business plan is to merge with an unidentified company or companies." Many states have enacted statutes, rules and regulations limiting the sale of securities of "blank check" companies in their respective jurisdictions. Management does not intend to undertake any efforts to cause a market to develop in our securities, either debt or equity, until the Company has successfully concluded a business combination. The Company intends to comply with the periodic reporting requirements of the Exchange Act for so long as it is subject to those requirements.

The Company was organized as a vehicle to investigate and, if such investigation warrants, acquire a target company or business seeking the perceived advantages of being a publicly-held corporation. The Company’s principal business objective for the 12 months subsequent to December 31, 2006 and beyond such time will be to achieve long-term growth potential through a combination with a business (“Business Combination”) rather than immediate, short-term earnings. The Company will not restrict its potential candidate target companies to any specific business, industry or geographical location and thus may acquire any type of business. The analysis of new business opportunities will be undertaken by, or under the supervision of, the officers and directors of the Company.

The Company's financial statements have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Management believes that the Company will continue to incur losses for the foreseeable future and will need additional equity or debt financing or will need to complete a Business Combination with a company that has such financing to be able to sustain its operations until it can achieve profitability and positive cash flows, if ever.

Management plans to seek additional debt and/or equity financing for the Company through private or public offerings or through a Business Combination, but it cannot assure that such financing will be available on acceptable terms or at all. These matters raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DENALI SCIENCES, INC.
(A Development Stage Company)

Notes to the Financial Statements
December 31, 2006

Note 2 - Summary of Significant Accounting Policies:

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Fair value of financial instruments:

Financial instruments consist of cash and notes payable. The carrying value of these financial instruments approximates their fair values.

Income taxes:

In accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” deferred tax assets and liabilities are recognized based on temporary differences between the financial statement and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these assets and liabilities are expected to be recovered or settled. The Company provides a valuation allowance when it is more likely than not that some or all of its net deferred tax assets will not be realized. Potential income tax benefits, relating primarily to net operating losses, for the year ended December 31, 2006, the period from August 12, 2005 (inception) to December 31, 2005, and for the period from August 12, 2005 (inception) to December 31, 2006 approximate $15,000, $13,000 and $28,000, respectively, and have been fully offset by a valuation allowance. Net operating loss carryforwards of approximately $70,000 expire through 2026.

Loss per common share:

Basic earnings (loss) per common share excludes dilution and is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings per common share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. There were no potentially dilutive securities outstanding as of December 31, 2006 and 2005.

DENALI SCIENCES, INC.
(A Development Stage Company)

Notes to the Financial Statements
December 31, 2006

Note 3 - Related Party Transactions:

Notes payable:

On August 14, 2005, the Company issued a 5% promissory note payable to Paramount BioCapital Investments, LLC (“Paramount”), an affiliate of a significant stockholder of the Company. This note and all accrued interest matures on August 14, 2008 or earlier if certain events occur. The note payable was issued to Paramount for future expenses that it has since paid on behalf of the Company. As of December 31, 2006 and 2005, the principal balance of this note was $31,310 and $24,331, respectively. On December 31, 2006 this note was assigned to Paramount BioSciences, LLC (“PBS”), an affiliate of a significant stockholder of the Company.

On January 30, 2006, the Company issued a 5% promissory note payable to PBS. This note and all accrued interest matures on January 30, 2009 or earlier if certain events occur. The note payable was issued to PBS for future expenses that it has since paid on behalf of the Company. As of December 31, 2006, the principal balance of this note is $20,614.

Office space and administrative services:

Effective January 1, 2006, the Company began accruing a monthly fee of $1,000 charged by PBS for certain management services.

Note 4 - Stockholders’ Equity:

The Company is authorized to issue 10,000,000 shares of preferred stock. No shares have been issued as of December 31, 2006.

The Company is authorized to issue 75,000,000 shares of common stock. On August 14, 2005, the Company issued 125,000 shares.

Note 5 - Subsequent Events:

On January 30, 2007, the Company entered into an Agreement and Plan of Merger (the “Merger”) with Velcera Pharmaceuticals, Inc. ("Velcera"), a Delaware corporation, pursuant to which a wholly-owned subsidiary of the Company will merge with and into Velcera in a Recapitalization of Velcera, a private company, into Denali, a reporting public corporation with no operations.  Velcera is a privately-held pet pharmaceutical company focused on the development of innovative drug delivery technology. Velcera has not generated any significant revenues as of  December 31, 2006 and, accordingly, it is also in the development stage. For accounting purposes, the Merger will be accounted for as an acquisition of Denali and a recapitalization of Velcera. Velcera will be the surviving company. The historical financial statements presented will be those of Velcera as a combined entity with Denali. The net assets and liabilities will be recorded initially at their book values. No intangibles will be recorded as part of the transaction.

11,071,663 Shares

Common Stock

Velcera, Inc.
______________________

PROSPECTUS
______________________

April 28, 2008

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Under provisions of our amended and restated certificate of incorporation and bylaws, directors and officers will be indemnified for any and all judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys fees, in connection with threatened, pending or completed actions, suits or proceedings, whether civil, or criminal, administrative or investigative (other than an action arising by or in the right of Velcera), if such director or officer has been wholly successful on the merits or otherwise, or is found to have acted in good faith and in a manner he or she reasonably believes to be in or not opposed to the best interests of Velcera, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, directors and officers will be indemnified for reasonable expenses in connection with threatened, pending or completed actions or suits by or in the right of Velcera if such director or officer has been wholly successful on the merits or otherwise, or is found to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Velcera, except in the case of certain findings by a court that such person is liable for negligence or misconduct in his or her duty to Velcera unless such court or the Delaware Court of Chancery also finds that such person is nevertheless fairly and reasonably entitled to indemnity. Our amended and restated certificate of incorporation also eliminates the liability of directors of Velcera for monetary damages to the fullest extent permissible under Delaware law.

Section 145 of the Delaware General Corporation Law states:

(a) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action arising by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper.

On March 14, 2008, we entered into indemnification agreements with our directors and certain of our officers, including Dr. John M. Preston, Dennis F. Steadman, Manya S. Deehr, Joshua A. Kazam, Dr. Jason Stein, Kevin R. Vasquez, Harold L. Zuber, Jr., Matthew C. Hill, Dr. Antonio M. Benitz and Dr. David M. Petrick (the “Indemnitees”). Pursuant to the terms of the agreements, we agreed to indemnify the Indemnitees, so long as they acted in good faith and in our best interests, for claims and proceedings brought against any of them or otherwise involving them in connection with their services to us as officers and directors. The agreements provide that we will pay the reasonable expenses, judgments, penalties fines or amounts otherwise paid that are actually incurred by an Indemnitee in connection with a claim related to his or her service to us as a director or officer.

Item 25. Other Expenses Of Issuance And Distribution.

The following table sets forth the estimated costs and expenses payable by the registrant is connection with the offering described in this registration statement. Most of these expenses were paid in connection with the previous filing of the registration statement.

SEC registration fee	$709
Legal fees and expenses	30,000
Accounting fees and expenses	20,000
Printing and engraving expenses	0
Miscellaneous	1,291

Total	$52,000

Item 26. Recent Sales of Unregistered Securities.

The following summarizes all of our sales of unregistered securities since January 1, 2004.

In 2004, we sold an aggregate of 2,031,634 shares of our common stock at a purchase price of $3.50 per share. In connection with that offering, we issued 202,090 warrants to purchase our common stock to the placement agent at an exercise price equal to $3.85 per share.

Contemporaneously with the Recapitalization, we sold 5,346,699 units, each unit consisting of one share of common stock and a warrant to purchase one-half of a share of common stock at $1.87 per share. The per unit purchase price was $1.87. Each warrant has an exercise price equal to $1.87 per share. Additionally and in connection with the Recapitalization, we issued 12,037,856 shares of Denali common stock to the former holders of Velcera common stock in consideration for their shares of Velcera common stock. See Management’s Discussion and Analysis or Plan of Operation beginning on page 12 for more information on this offering.

The sales of the securities identified above were made pursuant to privately negotiated transactions that did not involve a public offering of securities and, accordingly, we believe that these transactions were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof and rules promulgated thereunder. Each of the above-referenced investors of our common stock represented to us in connection with their investment that they were “accredited investors” (as defined by Rule 501 under the Securities Act) and were acquiring the shares for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The investors received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration.

Item 27. Exhibits.

The following exhibits are filed as part of this registration statement:

Exhibit No.	Description

2.1
Agreement and Plan of Merger dated January 30, 2007, by and among Denali Sciences, Inc., a Delaware corporation, Denali Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Denali Sciences, Inc., and Velcera Pharmaceuticals, Inc., a Delaware corporation (incorporated by reference to Exhibit 10.1 of Denali’s current report on Form 8-K filed on February 2, 2007).

3.1
Certificate of Merger relating to the merger of Denali Acquisition Corp. with and into Velcera Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.1 of our current report on Form 8-K filed on March 5, 2007).

3.2
Certificate of Ownership relating to the merger of Velcera Pharmaceuticals, Inc. with and into Denali Sciences, Inc. (incorporated by reference to Exhibit 3.2 of our current report on Form 8-K filed on August 14, 2007).

3.3	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the registration statement on Form 10-SB/A filed on December 30, 2005).

3.4	Bylaws (incorporated by reference to Exhibit 3.3 to the registration statement on Form 10-SB/A filed on December 30, 2005).

4.1
Form of Warrant for the Purchase of Shares of Common Stock (Series CSW No. 2004—) issued to placement agent in connection with our 2004 private placement offering (incorporated by reference to Exhibit 4.1 of our current report on Form 8-K, as amended, filed on August 14, 2007).

4.2
Form of Warrant for the Purchase of Shares of Common Stock issued to investors in our February 27, 2007 private placement offering (incorporated by reference to Exhibit 4.2 of our current report on Form 8-K, as amended, filed on August 14, 2007).

4.3
Form of Warrant for the Purchase of Shares of Common Stock issued to placement agent for our February 27, 2007 private placement offering (incorporated by reference to Exhibit 4.3 of our current report on Form 8-K, as amended, filed on August 14, 2007).

4.4
Form of Subscription Agreement dated February 27, 2007 entered into with investors in the February 27, 2007 private placement offering (incorporated by reference to Exhibit 4.4 of our Registration Statement on Form SB-2 filed on April 27, 2007).

5.1	Opinion of Maslon Edelman Borman & Brand, LLP dated April 25, 2007 (incorporated by reference to Exhibit 4.4 of our Registration Statement on Form SB-2 filed on April 27, 2007).

10.1
Form of Redemption Agreement dated January 30, 2007 between Denali Sciences, Inc. and various Denali Sciences Inc. stockholders (incorporated by reference to Exhibit 10.1 of our current report on Form 8-K, as amended, filed on August 14, 2007).

10.2
Indemnity Agreement dated as of February 27, 2007, between Denali Sciences, Inc., Velcera Pharmaceuticals, Inc., and Timothy M. Hofer (incorporated by reference to Exhibit 10.2 of our current report on Form 8-K, as amended, filed on August 14, 2007).

10.3	2003 Stock Incentive Plan (incorporated by reference to Exhibit 10.3 of our current report on Form 8-K, as amended, filed on August 14, 2007).

10.4
Restricted Stock Agreement effective as of June 1, 2006 between Velcera Pharmaceuticals, Inc. and David M. Petrick (incorporated by reference to Exhibit 10.5 of our current report on Form 8-K, as amended, filed on August 14, 2007).

10.5
Schedule identifying agreements and materials terms of such agreement similar to Exhibit 10.4 (incorporated by reference to Exhibit 10.6 of our current report on Form 8-K, as amended, filed on August 14, 2007).

10.6	Form of Stock Option Agreement (incorporated by reference to Exhibit 10.7 of our Registration Statement on Form SB-2 filed on April 27, 2007).

10.7	Second Amendment to License and Development Agreement between The Veterinary Company, Inc. and Novadel Pharma, Inc. dated June 22, 2004 (incorporated by reference to Exhibit 10.7 of the registration statement as amended on Form SB-2 filed on October 18, 2007). ***

10.8	Lease Agreement between Velcera, Inc. and Liberty Property Limited Partnership dated April 20, 2007 (incorporated by reference to Exhibit 10.9 of our Registration Statement on Form SB-2 filed on April 27, 2007).

10.9	Employment Letter Agreement between Velcera, Inc. and Matthew Hill dated April 3, 2007 (incorporated by reference to Exhibit 10.1 of our current report on Form 8-K filed on May 14, 2007).

10.10	2007 Stock Inventive Plan (incorporated by reference to Exhibit 10.1 of our current report on Form 8-K filed on May 29, 2007).

10.11	Stock Option Agreement between Velcera, Inc. and Dennis Steadman dated May 25, 2007 (incorporated by reference to Exhibit 10.3 of our current report on Form 8-K filed on May 29, 2007).

10.12	Employment Agreement between Velcera, Inc. and Dennis Steadman dated June 8, 2007 (incorporated by reference to Exhibit 10.1 of our current report on Form 8-K filed on June 14, 2007).

10.13	Form of Director and Management Indemnification Agreement dated March 14, 2008 entered into by and between Velcera, Inc. and each of the following: Dr. John M. Preston, Dennis F. Steadman, Manya S. Deehr, Joshua A. Kazam, Dr. Jason Stein, Kevin R. Vasquez, Harold L. Zuber, Jr., Matthew C. Hill, Dr. Antonio M. Benitz, Dr. David M. Petrick (incorporated by reference to Exhibit 10.11 of the annual report on Form 10-KSB filed on March 26, 2008).

23.1	Consent of J.H. Cohn LLP with respect to Velcera, Inc.’s Report of Independent Registered Public Accounting Firm.

23.2	Consent of J.H. Cohn LLP with respect to Denali Sciences, Inc.’s Report of Independent Registered Public Accounting Firm.

23.3	Consent of Maslon Edelman Borman & Brand, LLP (included in Exhibit 5.1).
____________________

***	Confidential treatment has been requested as to certain portions of this exhibit pursuant to Rule 406 of the Securities Act of 1933, as amended.

Item 28. Undertakings.

(a)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Velcera pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Velcera of expenses incurred or paid by a director, officer or controlling person of Velcera in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Velcera will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)   The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (b)(1)(i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference into the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Yardley, Pennsylvania, on April 28, 2008.

VELCERA, INC.

By:	/s/ Dennis F. Steadman
Name: Dennis F. Steadman
Title: President and Chief Executive Officer

Each person whose signature to this registration statement appears below hereby constitutes and appoints Dennis F. Steadman and Matthew C. Hill, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all future amendments to this registration statement and any and all instruments or documents filed as part of or in connection with this registration statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, the registration statement has been signed as of the dates indicated by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Matthew C. Hill	Chief Financial Officer	April 28, 2008

/s/ Dennis F. Steadman	Director	April 28, 2008

/s/ *	Director	April 28, 2008
Dr. John Preston

/s/ *	Director	April 28, 2008
Dr. Jason Stein

/s/ *	Director	April 28, 2008
Manya S. Deehr

/s/ *	Director	April 28, 2008
Harold L. Zuber, Jr.

/s/ *	Director	April 28, 2008
Joshua Kazam

* By:	/s/ Dennis F. Steadman
Dennis F. Steadman
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

23.1	Consent of J.H. Cohn LLP with respect to Velcera, Inc.’s Report of Independent Registered Public Accounting Firm.

23.2	Consent of J.H. Cohn LLP with respect to Denali Sciences, Inc.’s Report of Independent Registered Public Accounting Firm.